Exhibit T3E.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re:	Chapter 11

BROOKSTONE HOLDINGS CORP., et al.,[1]	Case No. 14-10752 (BLS)

Debtors.	Jointly Administered

DISCLOSURE STATEMENT FOR THE DEBTORS’ REVISED FIRST MODIFIED JOINT CHAPTER 11

PLAN OF REORGANIZATION

Charles A. Dale III

Mackenzie L. Shea

K&L GATES LLP

State Street Financial Center

One Lincoln Street

Boston, Massachusetts 02111

Tel:     (617) 261-3100

Fax:     (617) 261-3175

-and-

Adam G. Landis (No. 3407)

Kerri K. Mumford (No. 4186)

Kimberly A. Brown (No. 5138)

LANDIS RATH & COBB LLP

919 Market Street, Suite 1800

Wilmington, DE 19801

Tel:     (302) 467-4400

Fax:     (302) 467-4450

Counsel to the Debtors

and Debtors in Possession

Dated: May 16, 2014

[1]	The Debtors in these Chapter 11 Cases, along with the last four digits of each Debtor’s federal tax identification number, are Brookstone Holdings Corp. (4638), Brookstone, Inc. (2895), Brookstone Company, Inc. (3478), Brookstone Retail Puerto Rico, Inc. (5552), Brookstone International Holdings, Inc. (8382), Brookstone Purchasing, Inc. (2514), Brookstone Stores, Inc. (2513), Gardeners Eden, Inc. (7793), Brookstone Military Sales, Inc. (2029), Big Blue Audio LLC (N/A), Brookstone Holdings, Inc. (2515), and Brookstone Properties, Inc. (2517). The Debtors’ corporate headquarters and the mailing address for each Debtor is One Innovation Way, Merrimack, NH 03054.

DISCLAIMER

This Disclosure Statement2 contains summaries of certain provisions of the Plan and certain other documents and financial information. The information included in this Disclosure Statement is provided solely for the purpose of soliciting acceptances of the Plan and should not be relied upon for any purpose other than to determine whether and how to vote on the Plan. All holders of Claims entitled to vote are advised and encouraged to read this Disclosure Statement and the Plan in their entirety before voting. The Debtors believe that these summaries are fair and accurate. The summaries of the financial information and the documents that are attached to, or incorporated by reference in, the Disclosure Statement are qualified in their entirety by reference to such information and documents. In the event of any inconsistency or discrepancy between a description in the Disclosure Statement and the terms and provisions of the Plan or the other documents and financial information incorporated in the Disclosure Statement by reference, the Plan or the other documents and financial information, as the case may be, shall govern for all purposes.

Except as otherwise provided in the Plan or in accordance with applicable law, the Debtors are under no duty to update or supplement this Disclosure Statement. The Bankruptcy Court’s approval of this Disclosure Statement shall not constitute or be construed as a guarantee of the accuracy or completeness of the information contained herein or an endorsement of the merits of the Plan by the Bankruptcy Court. The statements and financial information contained in this Disclosure Statement have been made as of the date of the Disclosure Statement unless otherwise specified. Holders of Claims reviewing the Disclosure Statement should not assume at the time of such review that there have been no changes in the facts set forth in the Disclosure Statement since the date of the Disclosure Statement. Each holder of a Claim entitled to vote on the Plan should carefully review the Plan and this Disclosure Statement in their entirety before casting a ballot. No holder of a Claim should rely on any information, representations, or inducements made to obtain an acceptance of the Plan that are other than as set forth, or are inconsistent with, the information contained in this Disclosure Statement, the documents attached to this Disclosure Statement, and the Plan. The Disclosure Statement does not constitute legal, business, financial, or tax advice. Any entities desiring any such advice should consult with their own advisors.

The issuance of the Reorganized HoldCo Notes under the Plan described in this Disclosure Statement will be exempt from the registration requirements of section 5 of the Securities Act pursuant section 1145 of the Bankruptcy Code. This Disclosure Statement has not been approved or disapproved by the United States Securities and Exchange Commission (the “SEC”) or any state securities regulator, nor has the SEC or any state securities regulator commented upon the accuracy or adequacy of the statements contained in this Disclosure Statement.

The financial information contained in or incorporated by reference into this Disclosure Statement has not been audited, except as specifically indicated otherwise. The financial projections attached hereto as Exhibit B, estimated projected recoveries discussed elsewhere in this Disclosure Statement, and Liquidation Analysis attached hereto as Exhibit C have been prepared by the Debtors’ management in consultation with their advisors. The financial projections, estimates, and analyses, while presented with numerical specificity, necessarily were based on a variety of estimates and assumptions that are inherently uncertain and may be beyond the control of the Debtors’ management. Important factors that may affect actual results and cause forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to the Debtors’ (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, the regulatory environment, general business and economic conditions and other factors. The Debtors caution that no representations can be made as to the accuracy of these projections, estimates, or analyses or to the ultimate performance of the Reorganized Debtors and the new holding company (“Reorganized HoldCo”) and any subsidiaries of the foregoing (together, “Reorganized Brookstone”) compared to the information contained in the forecasts or that the forecasted results will be achieved. Therefore, the financial projections, estimates, and Liquidation Analysis may not be relied upon as a guarantee or other assurance that the actual results will occur.

Regarding contested matters, adversary proceedings, and other pending, threatened, or potential litigations or other actions, this Disclosure Statement does not constitute, and may not be construed as, an admission of fact, liability, stipulation, or waiver by the Debtors or any other party, but rather as a statement made in the context of settlement negotiations in accordance with Rule 408 of the Federal Rules of Evidence. As such, this Disclosure Statement shall not be admissible in any non-bankruptcy proceeding involving the Debtors or any other party in interest, nor shall it be construed to be conclusive advice on the tax, securities, financial, or other effects of the Plan to holders of Claims against, or Interests in, the Debtors or any other party in interest. Please see ARTICLE IX of this Disclosure Statement, entitled “Certain Factors to be Considered” for a discussion of certain risk factors that a creditor voting on the Plan should consider.

[2]	Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Debtors’ Revised First Modified Joint Chapter 11 Plan of Reorganization, attached hereto as Exhibit A.

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ARTICLE IX CERTAIN FACTORS TO BE CONSIDERED		42
9.1	General	42
9.2	Risks Related to the Plan and Other Bankruptcy Law Considerations	42
9.3	Business-Specific Risk Factors	46
9.4	Disclosure Statement Disclaimer	55

ARTICLE X IMPORTANT SECURITIES LAW DISCLOSURE		57

ARTICLE XI CONFIRMATION PROCEDURES		58
11.1	The Confirmation Hearing	58
11.2	Confirmation Standards	58
11.3	Best Interests Test/Liquidation Analysis	59
11.4	Feasibility	59
11.5	Confirmation Without Acceptance by All Impaired Classes	59

ARTICLE XII ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN		60

ARTICLE XIII CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES		60
13.1	Introduction	60
13.2	Certain U.S. Federal Income Tax Consequences of the Plan to the Debtors	61
13.3	U.S. Federal Income Tax Treatment of Distribution Trust	62
13.4	Certain U.S. Federal Income Tax Consequences of the Plan to Holders of Allowed Noteholder Claims and Allowed General Unsecured Claims	63
13.5	Certain U.S. Federal Income Tax Consequences of the Plan to Holders of Equity Interests	64

ARTICLE XIV CONCLUSION AND RECOMMENDATION		64

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LIST OF EXHIBITS

Exhibit A	Debtors’ Revised First Modified Joint Chapter 11 Plan of Reorganization

Exhibit B	Financial Projections

Exhibit C	Unaudited Liquidation Analysis of the Debtors

Exhibit D	Corporate Structure Charts

Exhibit E	Reorganized HoldCo Note Terms

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INTRODUCTION

Brookstone Holdings Corp. and its affiliated debtors (collectively, the “Debtors” or “Brookstone”)3 is a highly differentiated, product development company and multi-channel retailer offering an assortment of products that are functional in purpose, distinctive in quality and design, and not widely available from other retailers. Brookstone strives to provide its customers with innovative “must have” products of superior quality that is unmatched in its industry. Since its founding in 1965, Brookstone has developed a fun, interactive in-store shopping experience, combined with the added convenience of shopping by web, catalog, or through strategic partners.

Brookstone entered the economic downturn in 2008 with a highly levered capital structure. Thereafter, Brookstone undertook a number of strategic initiatives to improve its cost structure, as well as a 2010 exchange offer with respect to its Second Lien Notes and a 2011 repurchase of other outstanding notes in an effort to de-lever its balance sheet. Despite these efforts, Brookstone was unable to increase revenue and generate net income in amounts necessary to satisfy looming debt maturities. After disappointing 2013 holiday sales, Brookstone engaged legal and financial advisors and engaged in discussions with its creditors concerning restructuring alternatives.

Brookstone commenced these Chapter 11 Cases with an agreement to sell the common stock of reorganized Brookstone Holdings Corp. (the “New Common Stock”) to SPB Acquisition LLC (“SPB” or the “Plan Sponsor”), an affiliate of Spencer Spirit Holdings, Inc. (“Spencer’s”), pursuant to a stock purchase agreement (the “SPA”) to be implemented under a chapter 11 plan of reorganization, attached hereto as Exhibit A (the “Plan”), subject to higher and better offers. To ensure that the value of the Debtors’ businesses is maximized, the Debtors will hold an auction for the New Common Stock (the “Auction”), with SPB serving as the “stalking horse” bidder, subject to the approval of the Bankruptcy Court. An ad hoc group (the “Ad Hoc Committee”) of holders of the Debtors’ 13.00% Second Lien Senior Secured Notes due 2014 (the “Second Lien Notes”) entered into a restructuring support agreement (the “Support Agreement”) whereby the Ad Hoc Committee agreed to support the SPA and the Plan.4

Additionally, the Official Committee of Unsecured Creditors formed in these Chapter 11 Cases (the “Committee”) supports the SPA and Plan in light of a global settlement among the Debtors, the Ad Hoc Committee, SPB, and the Committee that was reached on or about April 25, 2014. As a result of the global settlement, holders of Allowed General Unsecured Clams shall be entitled to greater recoveries than they otherwise would have in the absence of the global settlement.

In light of the global settlement, the representatives of all of Brookstone’s creditor constituencies support the Plan.

By this Disclosure Statement and the accompanying materials, the Debtors are soliciting the votes of the holders of Noteholder Claims and General Unsecured Claims on the Plan in accordance with sections 1125 and 1126 of the Bankruptcy Code.

This Disclosure Statement provides information regarding the Plan, a copy of which is attached hereto as Exhibit A. The Debtors believe that the Plan is in the best interests of all holders of Claims and Interests. Accordingly, the Debtors urge all such holders entitled to vote on the Plan to vote to accept the Plan.

[3]	To the extent this Disclosure Statement refers to the overall business of Brookstone, such discussions may also be based on certain non-Debtor Affiliates of the Debtors.
[4]	The terms of the Plan currently on file with the Bankruptcy Court reflect the terms and conditions of the SPA. The Debtors have obtained authority to conduct an Auction with respect to the right to serve as Plan Sponsor under the Plan. To that end, the Debtors have obtained further authority to modify the Plan, following the Auction, to conform to the terms and conditions of any Stock Purchase Agreement (if other than the SPA) that represents the Winning Bid.

ARTICLE I

PLAN OVERVIEW

1.1	Plan Sponsorship and Stock Purchase Agreement

The SPA provides for SPB’s purchase of all of the newly issued capital stock of Reorganized HoldCo for aggregate consideration of $146,265,000, consisting of $120,000,000 in cash, $7,500,000 in notes, and the assumption of certain expressly enumerated liabilities (the “Purchase Price”), subject to the terms and conditions contained therein. After extensive good faith and arm’s length negotiations, the Debtors entered into that certain Plan Sponsorship Agreement, dated as of April 3, 2014, by and among the Debtors and SPB (the “Plan Sponsorship Agreement”). Below is a summary of the terms of the Plan Sponsorship Agreement:5

SUMMARY OF PLAN SPONSORSHIP AGREEMENT

Agreements of the Plan Sponsor	Consummate the Stock Purchase Agreement and shall take all other reasonable actions necessary to implement or consummate the Transaction.

Agreements of the Debtors

The Debtors agree to, among other things:

(1) commence the Chapter 11 Cases, prosecute the motion for postpetition financing, the Bidding Procedures Motion and the motion to assume the Support Agreement, file the Plan and the Disclosure Statement with the Bankruptcy Court;

(2) support the Restructuring Transaction; and

The Debtors agree not to:

(1) directly or indirectly, take any action that would reasonably be expected to prevent, interfere with, delay or impede the Restructuring Transaction in any way or otherwise take any action that is not consistent with the Plan Sponsorship Agreement, the Stock Purchase Agreement, or the Term Sheet; and

(2) amend or modify the Transaction agreements, the DIP Facility, the DIP Budget, the Interim DIP Order, the Final DIP Order, the Bidding Procedures, the Plan or any other Plan document filed by the Debtors with the Bankruptcy Court, in whole or in part, that is not consistent with the Transaction agreements or not otherwise acceptable to the Plan Sponsor.

No Shop	From the Petition Date through and including the date on which the Bankruptcy Court enters the Bidding Procedures Order, the Debtors shall not seek any alternative transaction (i.e., a transaction other than the one contemplated by the Plan Sponsorship Agreement). From and after entry of the Bidding Procedures Order by the Bankruptcy Court, the Debtors may actively solicit qualified bids and take such other actions as the Debtors deem reasonable or necessary to achieve a Winning Bid.

Transaction Expenses (Break-Up Fee; Expense Reimbursement)	If, prior to the Effective Date of the Plan or the closing of the Transaction: (a) an alternative transaction occurs; or (b) the Debtors materially breach any of their obligations under the Plan Sponsorship Agreement or the Stock Purchase Agreement and as a result of such breach an order, in form and substance reasonably satisfactory to the Plan Sponsor, confirming the Plan is not entered by the Bankruptcy Court on or before July 8, 2014 (any of the events described in clauses (a) or (b), so long as no such event is caused by a breach of the Plan Sponsorship Agreement by the Plan Sponsor, a “Triggering Event”), then upon the occurrence of such Triggering Event, the Debtors will become obligated to pay to the Plan Sponsor the Break-Up Fee ($3.7 million) and Expense Reimbursement ($500,000).

[5]	This is a summary of the terms only. The reader is referred to the Plan Sponsorship Agreement for a complete recitation of its terms. Capitalized terms used in the summary chart but not defined herein shall have the meanings ascribed to them in the Plan Sponsorship Agreement.

In order to ensure that maximum value for the Debtors’ business and the new capital stock of Reorganized HoldCo is achieved, the right to serve as Plan Sponsor will be “market-tested” through a competitive auction process approved by the Bankruptcy Court. The Debtors are seeking to establish the Bidding Procedures in order to solicit competing offers. Below is a summary of the terms of the Bidding Procedures:6

SUMMARY OF BIDDING PROCEDURES

Participation Requirements

An executed confidentiality agreement in form and substance satisfactory to the Debtors and their advisors.

Written evidence that enables the Debtors and their advisors to reasonably determine, in their sole discretion, whether a potential bidder has the financial, operational, and other ability to close the proposed Transaction and provide adequate assurance of future performance under all contracts and leases to be assumed and assigned in connection therewith.

Due Diligence

The Debtors shall provide the Bidding Procedures, together with a WORD copy of the Stock Purchase Agreement executed by and between the Debtors and SPB.

Potential bidders wishing to conduct due diligence concerning the proposed Transaction shall be granted (i) reasonable access to the Debtors’ management during normal business hours and (ii) access to all relevant information regarding the business of each of the Debtors reasonably necessary to enable a potential bidder to evaluate the proposed Transaction.

Bid Deadline	Any potential bidder interested in the proposed Transaction must submit a Qualified Bid prior to 4:00 p.m. prevailing Eastern Time on May 28, 2014.

Qualified Bids

In order for a Bid to be considered, it must be a “Qualified Bid.” A potential bidder will be deemed to be a “Qualified Bidder” if the Debtors and their advisors (in consultation with the Consultation Parties), in their sole discretion, determine that such potential bidder submitted a Qualified Bid.

The following parties shall automatically be considered Qualified Bidders and shall be entitled to participate in the Auction: (X) the Plan Sponsor; (Y) the agent on behalf of the DIP Lenders; and (Z) the Second Lien Trustee on behalf of the holders of Second Lien Notes, and neither the DIP Lenders nor the Second Lien Trustee shall be required to submit a Deposit; provided, however, that in the event the DIP Lenders and/or the Second Lien Trustee submit a bid (and only for so long as such bid remains open), they shall not have the consultation rights provided for herein, provided, further, however, that each Consenting Noteholder, in its capacity as either a noteholder or DIP Lender (to the extent applicable), shall forbear from exercising its right to “credit bid” its claim and liens as a noteholder, or its loans and liens as a DIP Lender (as applicable) and shall forbear from directing the Second Lien Trustee on behalf of the noteholders or the agent on behalf of the DIP Lenders (as applicable) to exercise any such right to “credit bid,” in each case, only for so long as either (1) the Support Agreement has not been terminated, (2) the Plan Sponsor’s Stock Purchase Agreement has not been terminated, or (3) the Plan Sponsorship Agreement between the Debtors and the Plan Sponsor has not been terminated.

The Plan Sponsor Stock Purchase Agreement and related documents and agreements shall be automatically deemed a Qualified Bid.

Qualified Bid Requirements; Deposit

A Bid will be considered a “Qualified Bid” only if the Bid:

is for the acquisition of 100% of the Shares of Seller’s New Common Stock pursuant to a Stock Purchase Agreement that contains terms no less favorable to the Debtors’ estates than the Plan Sponsor Stock Purchase Agreement;

[6]	This is a summary of the terms only. The reader is referred to the Bidding Procedures for a complete recitation of its terms. Capitalized terms used in the summary chart but not defined herein shall have the meanings ascribed to them in the Bidding Procedures.

is irrevocable until the earlier of (X) the Effective Date of the Plan under the Winning Bid (as defined below) or (Y) July 31, 2014 (the “Bid Expiration Date”);

provides that the total consideration will be a cash amount equal to or greater than (a) the Purchase Price in the Plan Sponsor Stock Purchase Agreement plus (b) the Break-Up Fee and Expense Reimbursement plus (c) $250,000 in cash (the “Initial Overbid Amount”); provided, however, the Debtors shall not agree to any bid that does not provide for the cash payment in full of the Break-Up Fee and Expense Reimbursement to the Plan Sponsor;

provides a “Deposit” by wire transfer of immediately available funds, in the form of cash or a letter of credit, to an escrow agent designated by the Debtors before the Bid Deadline of an earnest money cash deposit of not less than ten percent (10%) of the total value of the purchase price of the Competing Qualified Bid; and

is submitted in the form of a legally binding Stock Purchase Agreement, fully executed by the Qualified Bidder in a clean copy and marked to show the proposed changes to the Plan Sponsor Stock Purchase Agreement in a redlined copy, that further:

Identifies the Qualified Bidder and any members of its investor group, if applicable;

Is not subject to any conditions, representations, or terms that the Debtors determine to be unacceptable;

Describes with specificity the total consideration proposed to be paid for the Shares;

Is not conditioned upon the Bankruptcy Court’s approval of any Bid protections, such as a break-up fee, termination fee, expense reimbursement, working fee or similar type of payment;

Is not conditioned upon tax or other due diligence;

Does not contain any condition to closing of the proposed Transaction relating to the receipt of any third party approvals (excluding required Bankruptcy Court approval and any required governmental and/or regulatory approval or third party consents required under the Plan Sponsor Stock Purchase Agreement); and

Identifies each and every executory contract and unexpired lease that the Qualified Bidder desires the Debtors to assume or reject under the Plan at the closing and provides evidence of such Qualified Bidder’s ability to provide adequate assurance of future performance of such contracts or leases to be assumed (as required by section 365(b)(l)(C) of the Bankruptcy Code) along with the Bid.

Auction

If one or more Qualified Bids has been submitted for the shares in accordance with these Bidding Procedures, the Debtors will conduct an Auction on June 2, 2014, at 10:00 a.m. prevailing Eastern time at the offices of their counsel or such other location as may be announced prior to the Auction to the Auction Participants. The Auction will be recorded by stenographic means by an authorized court reporter.

The first Qualified Bid at the Auction shall be deemed to have been made by the Initial highest bidder in the amount of the initial highest bid. Additional Qualified Bids must be made in higher increments of at least $250,000 in cash.

The Debtors shall determine (in consultation with the Consultation Parties) and subject to final determination by the Bankruptcy Court, whether a Qualified Bid by a Qualified Bidder at the Auction matches or is higher and better than the prior Qualified Bid.

Selection of the Successful Bid	At the conclusion of the Auction, the Debtors shall (in consultation with the Consultation Parties) select the highest and best offer for the shares (the “Winning Bid”) subject only to Bankruptcy Court approval and shall file a notice with the Bankruptcy Court announcing the Winning Bidder and conduct a hearing for approval of same at the Confirmation Hearing, or at an intervening hearing scheduled by the Bankruptcy Court.

1.2	Support Agreement

Simultaneously with negotiations between the Debtors and SPB, the Debtors were engaged in negotiations with the Ad Hoc Committee. In order to support and implement the restructuring contemplated by the Plan Sponsorship Agreement, the Debtors entered into that certain Restructuring Support Agreement, dated as of April 3, 2014, by and among the Debtors and the Consenting Noteholders7 (the “Support Agreement”), pursuant to which the Consenting Noteholders have agreed to support the restructuring contemplated by the Plan Sponsorship Agreement. Below is a summary of the terms of the Support Agreement:8

SUMMARY OF SUPPORT AGREEMENT

Agreements of the Consenting Noteholders

Upon the terms and subject to the conditions of the Support Agreement and the Term Sheet, the Consenting Noteholders and the Equity Sponsors agree that each of the Consenting Noteholders shall:

support, and take all reasonable actions necessary to facilitate the implementation or consummation of the Transaction and the approval by the Bankruptcy Court of the Bidding Process Documents and the Plan documents, including, without limitation, consummation and funding of the DIP Facility, it being understood that except for funding obligations under the DIP Facility, none of the Consenting Noteholders shall be required to incur any material costs, expenses or liabilities in connection therewith;

in its capacity as either a holding of the Second Lien Notes or as lender under the DIP Facility (to the extent applicable) forbear from exercising its right to “credit bid” its Noteholder Claims and liens, or its DIP Facility loans and liens (as applicable) and forebear from directing the indenture trustee for the Second Lien Notes or the DIP Facility agent to exercise any such right to “credit bid,” in each case, only for so long as either (1) the Support Agreement has not been terminated, (2) the Stock Purchase Agreement has not been terminated, or (3) the Plan Sponsorship Agreement has not been terminated;

(A) subject to the receipt by the Consenting Noteholders of a Disclosure Statement approved by the Bankruptcy Court, timely vote or cause to be voted all of its Noteholder Claims against, and not consent to, any alternative transaction; and (B) not take any other action, including but not limited to, initiating or joining in any legal proceedings or enforcing rights as a holder of Second Lien Notes that is inconsistent with the Support Agreement or the Term Sheet, or is reasonably likely to prevent, interfere with, delay or impede the implementation or consummation of the Transaction;

(A) subject to the receipt by the Consenting Noteholders of a Disclosure Statement approved by the Bankruptcy Court, timely vote, or cause to be voted, all of its Noteholder Claims to accept the Plan, and (B) not change, withdraw or revoke such vote; and

[7]	The Consenting Noteholders constitute in excess of 75% of the outstanding Second Lien Notes.
[8]	This is a summary of the terms only. The reader is referred to the Support Agreement for a complete recitation of its terms. Capitalized terms used in the summary chart but not defined herein shall have the meanings ascribed to them in the Support Agreement.

not, from and after the date hereof until the Bankruptcy Court enters the Bidding Procedures Order, solicit or encourage any person, entity or group with respect to any offer or proposal to purchase the shares and restructuring the Debtors pursuant to a plan of reorganization consistent with the Term Sheet (other than SPB or its representatives with respect to the Stock Purchase Agreement); provided that prior to the entry of the Bidding Procedures Order, the Consenting Noteholders may, subject to any confidentiality or non-disclosure agreement with Brookstone, respond to any unsolicited offer or proposal related to an alternative transaction.

Agreements of the Debtors

The Debtors agree to:

(A) commence the Chapter 11 Cases in the Bankruptcy Court, (B) file the motion for postpetition financing, the motion to assume the Support Agreement, and the Bidding Procedures Motion on the Petition Date with the Bankruptcy Court, (C) file the Plan and the Disclosure Statement with the Bankruptcy Court in accordance with the deadlines set forth herein, (D) diligently seek and obtain Bankruptcy Court approval of the motion for postpetition financing, the motion to assume the Support Agreement, and the Bidding Procedures Motion by the deadlines set forth herein, and (E) support the Transaction, and exercise best efforts, to take all actions (1) contemplated by the Term Sheet and the Stock Purchase Agreement, (2) that are necessary to facilitate, effectuate and promptly consummate the Transaction, (3) that are necessary to prepare and complete, as soon as reasonably practicable after the date hereof, all Plan documents, and (4) that are necessary to obtain the approval by the Bankruptcy Court of the Plan and the other Plan documents;

conduct the Marketing Process in a commercially reasonable manner, in accordance with and subject to the Bidding Procedures, provide the Requisite Noteholders regular updates as to such process (and, in any event, upon the reasonable request of any of the Requisite Noteholders), and select the Winning Bid in consultation with the Requisite Noteholders;

comply with all material terms, conditions, provisions and obligations (subject to the expiration of any applicable cure periods) contained in the Stock Purchase Agreement; and

take commercially reasonably efforts to complete the preparation, as soon as reasonably practicable after the date hereof, of all bidding process documents.

The Debtors agree not to:

(A) except as contemplated by the Support Agreement and pursuant to the Bidding procedures, directly or indirectly, through any Entity, seek, solicit, propose, support, assist, engage in negotiations in connection with, enter into any agreement or participate in the formulation of, any alternative transaction, other than the Transaction; or (B) take any action that is materially inconsistent with the Support Agreement, the Stock Purchase Agreement or the Term Sheet;

(A) amend, supplement, modify or waive any condition under, the Plan or any other Plan document, in whole or in part; (B) publicly announce its intention not to pursue the Restructuring Transaction; (C) amend, modify, supplement or waive any condition under the Bidding Procedures or the Stock Purchase Agreement; (D) suspend or revoke the marketing process or the Transaction; or (E) execute, file or agree to file any Plan document (including any modifications or amendments thereof) that, in whole or in part, is not consistent in any respect with the Support Agreement, the Stock Purchase Agreement or the Restructuring Term Sheet or is not otherwise acceptable to Requisite Noteholders; and

except in connection with the Debtors’ selection of the Winning Bidder in accordance with the Bidding Procedures, to the extent the Debtors have any discretionary consent, waiver, amendment or approval right in any of the Plan documents or in any other documents or agreements related to the Transaction over the form and/or substance of any document, instrument, consent, approval, waiver, amendment, modification, supplement, opinion or agreement, or any action or other matter, exercise such consent or approval right without the prior written consent of the Requisite Noteholders, which consent shall not be unreasonably withheld or delayed; provided, however, in the event that within three (3) business days of receipt of written notice by the Requisite Noteholders or the Restructuring Support Advisors of the Debtors’ requested consent or approval, the Requisite Noteholders or the Restructuring Support Advisors do not object or provide their consent or approval to the action proposed to be taken by the Debtors, the Requisite Noteholders shall be deemed to have consented to same.

Noteholder Termination Events

The Requisite Noteholders may terminate the Support Agreement if:

the Debtors shall have breached any obligation contained in the Support Agreement (other than the obligations expressly referenced in the Requisite Noteholder Termination Events contained in the Support Agreement in any material respect and the Requisite Noteholders shall have delivered written notice to the Debtors of any such breach and such breach remains uncured for the period of three (3) business days following such notice;

the Plan Sponsorship Agreement shall have been terminated;

the Stock Purchase Agreement shall have been terminated;

the occurrence of a material adverse effect, or the occurrence of any other event, change, effect, occurrence, development, circumstance or change of fact that could materially impair the ability of the Debtors to perform their obligations under the Support Agreement, the Plan Sponsorship Agreement, or the Stock Purchase Agreement or has a material adverse effect on, or prevents or materially delays the consummation of, the Transaction;

(A) the acceleration of the amounts due and payable under the DIP Facility or the termination of the DIP Facility or, in the case of an event of default under the DIP Facility that has not been waived (without any material conditions) by the requisite lenders under the DIP Facility within five (5) Business Days of the occurrence of such event of default, the sixth (6th) Business Day after such event of default, (B) material modification of the DIP Budget in a manner not reasonably acceptable to the Requisite Noteholders, or (C) the termination or modification of the Interim DIP Order of the Final DIP Order in a manner that is not reasonably acceptable to the Requisite Noteholders;

the Bankruptcy Court enters an order (A) directing the appointment of an examiner or a trustee; (B) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code; (C) dismissing the Chapter 11 Cases; or

the failure to satisfy any of the conditions to effectiveness set forth in the Plan or the Stock Purchase Agreement (as applicable) by the deadlines set forth therein, except as such conditions may be waived by the Debtors and the Requisite Noteholders.

Debtor Termination Events

The Debtors may terminate the Support Agreement if:

the breach of any of the representations, warranties or covenants of the Initial Consenting Noteholders or any Additional Consenting Noteholders set forth in the

Support Agreement that would reasonably be expected to have a material adverse impact on the consummation of the Restructuring Transaction and such breach remains uncured for a period of three (3) business days following such notice;

except at the request of the Debtors, the issuance by any required governmental, regulatory or licensing authority, or court of competent jurisdiction, of any ruling or order enjoining the consummation of a material component or portion of the Restructuring Transaction;

except at the request of the Debtors, the Bankruptcy Court enters an order (A) directing the appointment of an examiner or a trustee; (B) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code; or (C) dismissing the Chapter 11 Cases;

except at the request of the Debtors, the Chapter 11 Cases are involuntarily dismissed; or

the DIP Facility shall not have been consummated, or initial advances contemplated by the DIP Term Sheet shall not have been made within seven (7) days after the Petition Date, in each case, as a result of a material breach by the Consenting Noteholders under the DIP Facility.

Transaction Expenses	Whether or not the transactions contemplated by the Support Agreement are consummated, the Debtors hereby agree to reimburse or indefeasibly pay in full in cash, as the case may be, the reasonable and documented expenses of the Ad Hoc Committee.

Pursuant to an order entered by the Court on April 25, 2014 [Docket No. 243], which order is described in greater detail in Section 7.1 of this Disclosure Statement, the Support Agreement was amended to incorporate the global settlement reached with the Committee, including the enhancements to the treatment of Allowed General Unsecured Claims, as discussed further herein, and the Committee is required to comply with and is bound by all of the operative provisions of the Support Agreement as if the Committee was made a party thereto.

1.3	Liquidation Analysis

The Debtors believe that the Plan provides the same or a greater recovery for holders of Allowed Claims and Interests as would be achieved in a liquidation under chapter 7 of the Bankruptcy Code. This belief is based on a number of considerations, including: (a) the Debtors’ assets would have a substantially reduced value in a chapter 7 liquidation; (b) the Administrative Expense Claims would significantly increase as a result of conversion to a chapter 7 case; and (c) the delays caused by a chapter 7 liquidation.

The Debtors, in consultation with their financial advisors, have prepared an unaudited liquidation analysis, attached hereto as Exhibit C, to assist holders of Claims in evaluating the Plan. The liquidation analysis compares the projected creditor recoveries that would result from the liquidation of the Debtors in a hypothetical case under chapter 7 of the Bankruptcy Code with the estimated distributions to holders of Allowed Claims and Interests under the Plan. The liquidation analysis is based on the value of the Debtors’ assets and liabilities as of a certain date and incorporates various estimates and assumptions, including a hypothetical conversion to a chapter 7 liquidation as of a certain date. Further, the analysis is subject to potentially material changes, including with respect to economic and business conditions and legal rulings. Therefore, the actual liquidation value of the Debtors could vary materially from the estimate provided in the liquidation analysis.

1.4	Market Valuation

The Debtors, with the assistance of Jefferies LLC (“Jefferies”), have pursued a comprehensive, multi-round sale marketing process for substantially all of the Debtors’ business and assets. This extensive process yielded multiple formal offers from potential bidders, and the offer received from SPB represents the highest bid that resulted from this process. A detailed description of the marketing process is set forth in ARTICLE VI of this Disclosure Statement.

The Debtors believe that the offer received from SPB represents the market value of Brookstone, as reorganized, in light of, among other things, the exhaustive nature of the prepetition marketing process and the active bidding which took place therein. However, notwithstanding the extensive prepetition marketing efforts, in order to ensure that the maximum value of the Debtors’ business is in fact realized, the right to serve as Plan Sponsor will be market tested through a competitive auction process to be approved by the Bankruptcy Court, as contemplated by the Bidding Procedures. Accordingly, because the sale process provided under the Plan will produce the maximum value for the Debtors’ business and, in contrast to a liquidation, will allow creditors to continue to do business with Reorganized Brookstone, creditors entitled to vote under the Plan, and particularly trade creditors and landlords who otherwise would not receive a distribution under a plan of liquidation, should vote to accept the Plan.

Nothing herein constitutes an opinion as to the fairness from a financial point of view of the consideration to be received under the Plan or the terms and provisions of the Plan.

1.5	Classified Claims and Interests

(a)	Classified Claims and Interests Summary

The Plan constitutes a separate Plan with respect to each Debtor. Except for DIP Facility Claims, Administrative Expense Claims, Professional Claims, and Priority Tax Claims, all Claims and Interests are classified in the Classes set forth below in accordance with section 1122 of the Bankruptcy Code. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or Interest is also classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

Below is a chart assigning each Class a number for the purpose of identifying each separate Class.

Class	Claim or Interest	Status	Voting Rights	Plan Recovery	Liquidation Recovery
1	Other Secured Claims	Unimpaired	Presumed to Accept	100%	100%
2	Other Priority Claims	Unimpaired	Presumed to Accept	100%	0%
3	Noteholder Claims	Impaired	Entitled to Vote	34.2%[9]	0%
4	General Unsecured Claims	Impaired	Entitled to Vote	11.4% to 30.5%[10]	0%
5A	Holdings Interests	Impaired	Presumed to Reject	0%	0%
5B	Intercompany Interests	Unimpaired	Presumed to Accept	Reinstated	0%
6	Section 510(b) Claims[11]	Impaired	Presumed to Reject	0%	0%

(b)	Treatment of Classes of Claims and Interests

Except to the extent that a holder of an Allowed Claim or Interest, as applicable, agrees to a less favorable treatment, such holder shall receive under the Plan the treatment described below in full and final satisfaction, settlement, release and discharge of and in exchange for such holder’s Allowed Claim against or Interest in each Debtor, as applicable. Unless otherwise indicated, the holder of an Allowed Claim or Interest, as applicable, shall receive such treatment on the Effective Date, or as soon as practicable thereafter.

(1)	Class 1 — Other Secured Claims

A.	Classification: Class 1 consists of any Other Secured Claims against any Debtor.

[9]	This estimate is based on certain assumptions as to the contemplated transaction with SPB which could be subject to material adjustments at the time of the closing. Generally, this estimate represents net cash proceeds after satisfaction of certain estimated Claims and costs (as required under the Plan and/or SPA) plus certain estimated Cash holdings of the Debtors as of closing (including store-level Cash in excess of $850,000) plus the Reorganized HoldCo Notes.
[10]	This estimated range of recoveries is based on certain assumptions related to the total amount available for distribution (i.e., the numerator), including without limitation that overbidding at the auction scheduled for June 2, 2014 will result in the general unsecured creditor class receiving the full amount of the $1.5 million it is entitled to share in pursuant to the global settlement set forth in the order approving the assumption of the Support Agreement. The estimated range of recoveries set forth above is also based on certain assumptions related to the total amount of General Unsecured Claims (i.e., the denominator), including without limitation that General Unsecured Claims will be approximately $9 to 11 million as a result of: (i) the Plan Sponsor electing not to exercise its right under the Stock Purchase Agreement to reject up to 75 leases, or to limit its exercise of that right to only 10 or fewer leases; (ii) the Debtors paying certain vendor claims that qualify for administrative priority status prior to the Effective Date; (iii) the Plan Sponsor assuming a certain amount of Executory Contracts and Unexpired Leases and thereby paying their associated Cure Amounts and limiting Claims for rejection damages that could have been asserted otherwise; and (iv) the Debtors and/or the Reorganized Debtors exercising their rights to set off amounts owed to the Debtors by holders of General Unsecured Claims against the Claims listed on Schedule F of the Schedules. The ultimate recoveries achieved may materially change as a result of a variety of factors, including, without limitation, that the total amount of General Unsecured Claims that are filed (including litigation and other unliquidated Claims) and ultimately allowed may exceed the estimates reflected herein. Further, this range does not account for any objections, substantive or procedural, that may be appropriate related to such Claims.
[11]	The Debtors are unaware of the existence of any Section 510(b) Claims.

B.	Treatment: Each holder of an Allowed Other Secured Claim shall receive, at the option of the Debtors (with the consent of the Plan Sponsor and the Requisite Noteholders) or Distribution Trustee, as applicable, receive one of the following methods of treatment: (a) an amount of Cash equal to the due and unpaid portion of such Allowed Other Secured Claim on the later of (x) the Effective Date or as soon as reasonably practicable thereafter, or (y) the date (i) such Other Secured Claim becomes due and Allowed or otherwise Allowed by the Bankruptcy Court, or (ii) the amount of the Claim is otherwise agreed to by the Debtors (with the consent of the Plan Sponsor and the Requisite Noteholders) or, from and after the Effective Date, the Distribution Trustee and such holder; (b) a return of the holder’s collateral securing such Other Secured Claim; (c) such treatment required under section 1124(2) of the Bankruptcy Code for such Other Secured Claim to be rendered unimpaired; or (d) such other treatment as agreed to by the Debtors (with the consent of the Plan Sponsor and the Requisite Noteholders) or Distribution Trustee, after the Effective Date, and the holder of such Other Secured Claim. To the extent applicable and required by the Stock Purchase Agreement, Cash payments made to holders of Allowed Other Secured Claims shall be paid first from funds on hand in the Closing Cash Payment Reserve, and to the extent that the Closing Cash Payment Reserve is insufficient to pay such amounts in full, then from the Claims and Adjustment Escrow.

C.	Voting: Class 1 is Unimpaired. Holders of Allowed Other Secured Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Holders of Allowed Other Secured Claims are not entitled to vote to accept or reject the Plan.

(2)	Class 2 — Other Priority Claims

A.	Classification: Class 2 consists of any Other Priority Claims against any Debtor.

B.	Treatment: Each holder of an Allowed Other Priority Claim shall receive an amount of Cash equal to the amount of such Allowed Other Priority Claim on the later of (x) the Effective Date or as soon as reasonably practicable thereafter, or (y) the date (i) such Other Priority Claim becomes due and Allowed or otherwise Allowed by the Bankruptcy Court, or (ii) the amount of the Claim is otherwise agreed to by the Debtors (with the consent of the Plan Sponsor and Requisite Noteholders) or, from and after the Effective Date, the Distribution Trustee and such holder. To the extent applicable and required by the Stock Purchase Agreement, Allowed Other Priority Claims shall be paid first from funds on hand in the Closing Cash Payment Reserve, and to the extent that the Closing Cash Payment Reserve is insufficient to pay such Claims in full, then from the Claims and Adjustment Escrow.

C.	Voting: Class 2 is Unimpaired. Holders of Allowed Other Priority Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Holders of Allowed Other Priority Claims are not entitled to vote to accept or reject the Plan.

(3)	Class 3 — Noteholder Claims

A.	Classification: Class 3 consists of any Noteholder Claims.

B.	Allowance: On the Effective Date, Noteholder Claims shall be deemed Allowed Claims in the aggregate amount of $125,612,000, plus all accrued but unpaid interest, fees, costs, charges, or other amounts outstanding as of the Petition Date arising under the Second Lien Indenture or the Second Lien Notes, less the Roll-Up Amount.

C.	Treatment: With respect to such holder’s Allowed Noteholder Claim (after reduction in respect of such holder’s Roll-Up Amount, if applicable), each holder of an Allowed Noteholder Claim shall receive, through the Noteholders Representative, in full and final satisfaction of such Claim, including any unsecured portion of such Claim, and any interest, fees, costs or charges or other amounts outstanding as of the Petition Date:

i.	in the event that the SPA represents the Winning Bid, such holder’s Pro Rata share of the following:

a.	the Old Brookstone Cash as of 12:01 a.m. (eastern daylight time) on the Effective Date less (i) any amounts thereof necessary to cash collateralize the Debtors Other Letters of Credit (as defined in the SPA) pursuant to the SPA and (ii) the Store Cash Retention;

b.	50% of the Effective Date Net Distributable Cash on the Effective Date;

c.	the Reorganized HoldCo Notes on the Effective Date, the principal amount of which is subject to adjustments as provided in the SPA;

d.	upon the date that is the later of ninety (90) days after the Effective Date and the Governmental Bar Date, an amount equal to the lesser of (A) 40% of the amount initially deposited into the Claims and Adjustment Escrow, and (B) the then remaining amount of the Claims and Adjustment Escrow;

e.	upon the date that is one hundred eighty (180) days after the Effective Date, an amount equal to the lesser of (A) 20% of the amount initially deposited into the Claims and Adjustment Escrow, and (B) the then remaining amount of the Claims and Adjustment Escrow;

f.	upon the date that is three hundred sixty five (365) days after the Effective Date, an amount equal to the lesser of (A) 20% of the amount initially deposited into the Claims and Adjustment Escrow, and (B) the then remaining amount of the Claims and Adjustment Escrow; and

g.	upon the date that is five hundred forty five (545) days after the Effective Date, the then remaining amount of the Claims and Adjustment Escrow.

With respect to any release of any portion of the Claims and Adjustment Escrow, the amount remaining available for release from the Claims and Adjustment Escrow shall not include any amount subject to any pending Escrow Disbursement Request (as defined in Section 2.6(c) of the SPA). At such time that any such Claims subject to a pending Escrow Disbursement Request are resolved, the amount that is subject to such Escrow Disbursement Request remaining after payment to SPB shall be released to the Noteholders Representative for distribution pursuant to the Plan and the Second Lien Indenture.

To the extent all Claims and other liabilities for which a particular reserve established as part of the Closing Cash Payment Reserve have been satisfied in accordance with the Plan and SPA, any remaining amount of such reserve shall be transferred as provided in the Distribution Trust Agreement.

or

ii.	in the event the Winning Bid is either the SPA, modified or amended so as to increase the consideration payable thereunder, or the Stock Purchase Agreement, such other treatment as set forth in, or payable pursuant to, the SPA, as so modified or amended, or the Stock Purchase Agreement.

D.	Voting: Class 3 is Impaired. Holders of Allowed Noteholder Claims are entitled to vote to accept or reject the Plan.

(4)	Class 4 — General Unsecured Claims

A.	Classification: Class 4 consists of any General Unsecured Claims against any Debtor.

B.	Treatment:

i.	Each holder of an Allowed General Unsecured Claim, shall receive an amount of Cash equal to such holder’s Pro Rata share of the General Unsecured Claim Fund on the later of (x) the Effective Date or as soon as reasonably practicable thereafter, or (y) the date such General Unsecured Claim becomes due and Allowed; provided, however, that the Pension Plan Underfunding Liability and certain claims for workers compensation and general liabilities (to the extent not discharged as of the Effective Date) shall be satisfied in accordance with the SPA (or the Stock Purchase Agreement to the extent applicable and provided for therein).

and

ii.	In addition, in the event that the Winning Bid is either the SPA, modified or amended so as to increase the consideration payable thereunder, or the Stock Purchase Agreement, each holder of an Allowed General Unsecured Claim, shall also receive:

a.	such holder’s Pro Rata share of the GUC Excess Amount (if any); provided, however, that distributions to holders shall be released at the same times and in the same percentages as amounts deposited in the Claims and Adjustment Escrow are released to holders of Noteholder Claims; and

b.	if and only to the extent that the Allowed Noteholder Claims are paid in full, in Cash, such holder’s Pro Rata share of any additional distribution in a maximum amount not to exceed the amount necessary to pay all Allowed General Unsecured Claims in full.

In the event of any inconsistency related to the treatment proposed in the Plan and the order approving the Support Agreement entered April 25, 2014 [Docket No. 243], the latter shall control.

The Debtors, the Reorganized Debtors, or the Distribution Trustee (as the case may be) shall be responsible for making the distributions provided for in Section 3.2(d)(2) of the Plan.

C.	Voting: Class 4 is Impaired. Holders of Allowed General Unsecured Claims are entitled to vote to accept or reject the Plan.

(5)	Class 5A — Holdings Interests

A.	Classification: Class 5A consists of any Holdings Interests.

B.	Treatment: On the Effective Date, all Holdings Interests shall be fully extinguished and discharged without any further action. Holders of Holdings Interests shall not be entitled to receive or retain any property under the Plan.

C.	Voting: Class 5A is Impaired. Holders of Holdings Interests are conclusively presumed to have rejected the Plan. Holders of Holdings Interests are not entitled to vote to accept or reject the Plan.

(6)	Class 5B — Intercompany Interests

A.	Classification: Class 5B consists of any Intercompany Interests.

B.	Treatment: Each holder of an Allowed Intercompany Interest shall have its Allowed Intercompany Interest reinstated and rendered Unimpaired in accordance with section 1124(2) of the Bankruptcy Code.

C.	Voting: Class 5B is Unimpaired. Holders of Allowed Intercompany Interests are not entitled to vote to accept or reject the Plan.

(7)	Class 6 — Section 510(b) Claims

A.	Classification: Class 6 consists of any Section 510(b) Claims against any Debtor.

B.	Allowance: Notwithstanding anything in the Plan to the contrary, a Section 510(b) Claim (if any) may only become Allowed by Final Order of the Bankruptcy Court.

C.	Treatment: On the Effective Date, all Allowed Section 510(b) Claims shall be fully extinguished and discharged without any further action. Holders of Allowed Section 510(b) Claims shall not be entitled to receive or retain any property under the Plan.

D.	Voting: Class 6 is Impaired. Holders (if any) of Allowed Section 510(b) Claims are conclusively presumed to have rejected the Plan. Holders (if any) of Allowed Section 510(b) Claims are not entitled to vote to accept or reject the Plan.

ARTICLE II

VOTING PROCEDURES AND REQUIREMENTS

2.1	Classes Entitled to Vote on the Plan

Class 3 – Noteholder Claims and Class 4 – General Unsecured Claims are the only Classes entitled to vote to accept or reject the Plan.

2.2	Votes Required for Acceptance by a Class

Under the Bankruptcy Code, acceptance of a plan of reorganization by a Class of Claims or Interests is determined by calculating the amount and, if a Class of Claims, the number of Claims voting to accept, as a percentage of the Allowed Claims or Interests, as applicable, that have voted. Acceptance by a Class of Claims requires an affirmative vote of more than one-half in number of total Allowed Claims that have voted and an affirmative vote of at least two-thirds in dollar amount of the total Allowed Claims that have voted. Acceptance by a Class of Interests requires an affirmative vote of at least two-thirds in amount of the total Allowed Interests that have voted.

2.3	Certain Factors to be Considered Prior to Voting

There are a variety of factors that all holders of Claims entitled to vote on the Plan should consider prior to voting to accept or reject the Plan. These factors may impact recoveries under the Plan and include:

•	unless otherwise specifically indicated, the financial information contained in the Disclosure Statement has not been audited and is based on an analysis of data available at the time of the preparation of the Plan and the Disclosure Statement;

•	although the Debtors believe that the Plan complies with all applicable provisions of the Bankruptcy Code, the Debtors can neither assure such compliance nor that the Bankruptcy Court will confirm the Plan;

•	the Debtors are requesting Confirmation without the acceptance of all Impaired Classes in accordance with section 1129(b) of the Bankruptcy Code; and

•	any delays of either Confirmation or Consummation could result in, among other things, increased Administrative Claims and Professional Claims.

While these factors could affect distributions available to holders of Allowed Claims and Interests under the Plan, the occurrence or impact of such factors will not necessarily affect the validity of the vote of the Impaired Classes entitled to vote to accept or reject the Plan (the “Voting Class”) or necessarily require a re-solicitation of the votes of holders of Claims and Interests in such Voting Class.

For a further discussion of risk factors, please refer to ARTICLE IX of this Disclosure Statement (“Certain Factors to be Considered”).

2.4	Classes Not Entitled to Vote on the Plan

Under the Bankruptcy Code, holders of Claims and Interests are not entitled to vote if their contractual rights are Unimpaired by the Plan or if they will receive no property under the Plan. Accordingly, the following Classes are not entitled to vote to accept or reject the Plan:

Class	Claim or Interest	Status	Voting Rights

1	Other Secured Claims	Unimpaired	Presumed to Accept

2	Other Priority Claims	Unimpaired	Presumed to Accept

5A	Holdings Interests	Impaired	Presumed to Reject

5B	Intercompany Interests	Unimpaired	Presumed to Accept

6	Section 510(b) Claims	Impaired	Presumed to Reject

2.5	Solicitation Procedures

(a)	Claims and Solicitation Agent

The Debtors retained Kurtzman Carson Consultants (“KCC”) to act, among other things, as the Claims and Solicitation Agent in connection with the solicitation of votes to accept or reject the Plan.

(b)	Claim Holder Solicitation Package

The following materials will constitute the solicitation package (the “Solicitation Package”) distributed to holders of Claims entitled to vote to accept or reject the Plan:

•	either (i) the Disclosure Statement Order (with the Solicitation Procedures, which shall be attached as Exhibit 1 thereto) and the approved form of the Disclosure Statement (together with the Plan) in either paper or CD-ROM format with an appropriate form of Ballot and/or Master Ballot and voting instructions with respect thereto, if applicable (with a pre-addressed, postage prepaid return envelope); or (ii) a notice of the holders’ non-voting status;

•	a letter from the Debtors and/or the Debtors’ other significant constituents urging the Holders in each class entitled to vote on the Plan to vote to accept the Plan;

•	the Confirmation Hearing Notice; and

•	such other materials as the Bankruptcy Court may direct.

(c)	Distribution of the Solicitation Package and Plan Supplement

The Debtors, by way of the Claims and Solicitation Agent, intend to distribute the Solicitation Packages to holders of Claims on or before May 19, 2014, and set a voting deadline of 5:00 p.m. Eastern Time on June 16, 2014, as such date may be extended (the “Voting Deadline”).

The Solicitation Package may also be obtained from the Claims and Solicitation Agent by: (1) accessing its website at www.kccllc.net/brookstone; (2) writing to Kurtzman Carson Consultants LLC, Attn: Brookstone Balloting Center, 2335 Alaska Avenue, El Segundo, California 90245; (3) calling (866) 927-7093 within the U.S. or Canada or, outside of the U.S. or Canada, calling (310) 751-2659; or (4) emailing KCC_Brookstone@kccllc.com. You may also obtain copies of any pleadings filed with the Bankruptcy Court and the Solicitation Package via PACER at https://ecf.deb.uscourts.gov.

No later than 10 days prior to the date first scheduled for the Confirmation Hearing or such later dated as may be approved by the Bankruptcy Court on notice to parties in interest, the Debtors intend to file the Plan Supplement, which will include, among other things, documents and forms of documents, agreements, schedules, and exhibits to the Plan (all of which shall be in form and substance satisfactory to the Debtors, Plan Sponsor, and Requisite Noteholders). As the Plan Supplement is updated or otherwise modified, such modified or updated documents will be made available on the Debtors’ restructuring website. The Debtors will not serve paper or CD-ROM copies of the Plan Supplement; however, parties may obtain a copy of the Plan Supplement from the Claims and Solicitation Agent by: (1) accessing its website at www.kccllc.net/brookstone; (2) writing to Kurtzman Carson Consultants LLC, Attn: Brookstone Balloting Center, 2335 Alaska Avenue, El Segundo, California 90245; (3) calling (866) 927-7093 within the U.S. or Canada or, outside of the U.S. or Canada, calling (310) 751-2659; or (4) emailing KCC_Brookstone@kccllc.com.

2.6	Voting Procedures

May 16, 2014, the voting record date, will be the date for determining which holders of Claims are entitled to vote to accept or reject the Plan and receive the Solicitation Package in accordance with the solicitation procedures. Except as otherwise set forth herein, this voting record date and all of the Debtors’ solicitation and voting procedures shall apply to all of the Debtors’ Creditors and other parties in interest.

In order for the holder of a Claim in the Voting Class to have such holder’s Ballot counted as a vote to accept or reject the Plan, such holder’s Ballot must be properly executed, completed, and delivered by using the return envelope provided or by delivery by: (a) first class mail; (b) overnight courier; or (c) personal delivery, so that they are actually received no later than the Voting Deadline by the Claims and Solicitation Agent. Ballots returnable to the Claims and Solicitation Agent should be sent to: Kurtzman Carson Consultants LLC, Attn: Brookstone Balloting Center, 2335 Alaska Avenue, El Segundo, California 90245.

IF A BALLOT IS RECEIVED AFTER THE VOTING DEADLINE, IT WILL NOT BE COUNTED UNLESS THE DEBTORS DETERMINE OTHERWISE IN THEIR SOLE DISCRETION.

ANY BALLOT THAT IS PROPERLY EXECUTED BY THE HOLDER OF A CLAIM BUT THAT (I) DOES NOT CLEARLY INDICATE AN ACCEPTANCE OR REJECTION OF THE PLAN OR (II) INDICATES BOTH AN ACCEPTANCE AND A REJECTION OF THE PLAN WILL NOT BE COUNTED FOR PURPOSES OF ACCEPTING OR REJECTING THE PLAN.

EACH HOLDER OF A CLAIM MUST VOTE ALL OF ITS CLAIMS EITHER TO ACCEPT OR REJECT THE PLAN AND MAY NOT SPLIT SUCH VOTES. BY SIGNING AND RETURNING A BALLOT, EACH HOLDER OF A CLAIM WILL CERTIFY TO THE BANKRUPTCY COURT AND THE DEBTORS THAT NO OTHER BALLOTS WITH RESPECT TO SUCH CLAIM HAVE BEEN CAST OR, IF ANY OTHER BALLOTS HAVE BEEN CAST WITH RESPECT TO SUCH CLASS OF CLAIMS, SUCH OTHER BALLOTS INDICATED THE SAME VOTE TO ACCEPT OR REJECT THE PLAN. IF A HOLDER CASTS MULTIPLE BALLOTS WITH RESPECT TO THE SAME CLASS OF CLAIMS AND THOSE BALLOTS ARE IN CONFLICT WITH EACH OTHER, SUCH BALLOTS WILL NOT BE COUNTED FOR PURPOSES OF ACCEPTING OR REJECTING THE PLAN.

IT IS IMPORTANT THAT THE HOLDER OF A CLAIM ENTITLED TO VOTE FOLLOW THE SPECIFIC INSTRUCTIONS PROVIDED ON OR ACCOMPANYING SUCH HOLDER’S BALLOT.

ARTICLE III

CONFIRMATION

Under section 1128(a) of the Bankruptcy Code, the Bankruptcy Court, after notice, may hold a hearing to confirm a plan of reorganization. The Confirmation Hearing, once set, may be continued from time to time without further notice other than an adjournment announced in open court or a notice of adjournment filed with the Bankruptcy Court and served on those parties who have requested notice under Bankruptcy Rule 2002 and the Entities who have filed an objection to the Plan, if any, without further notice to parties in interest. The Bankruptcy Court, in its discretion and prior to the Confirmation Hearing, may put in place additional procedures governing the Confirmation Hearing. Subject to section 1127 of the Bankruptcy Code, the Plan Sponsorship Agreement, and the Support Agreement, the Plan may be modified, if necessary, prior to, during, or as a result of the Confirmation Hearing, without further notice to parties in interest.

Additionally, section 1128(b) of the Bankruptcy Code provides that any party in interest may object to Confirmation. The Debtors, in the same motion requesting a date for the Confirmation Hearing, will request that the Bankruptcy Court set a date and time for parties in interest to file Plan objections. All objections to the Plan must be filed with the Bankruptcy Court and served on the Debtors and certain other parties in interest in accordance with the applicable order of the Bankruptcy Court so that they are received on or before the deadline to file such objections.

ARTICLE IV

FINANCIAL INFORMATION AND PROJECTIONS

The Bankruptcy Code permits a plan to be confirmed only if confirmation is not likely to be followed by liquidation or the need for further financial reorganization, except as contemplated by the Plan. For purposes of determining whether the Plan meets this requirement, the Debtors prepared financial projections for 2014 through 2016. The projections assume that the Plan will be implemented in accordance with its stated terms.

The projections are based on forecasts of key economic variables and may be significantly impacted by, among other factors, changes in the competitive environment, regulatory changes and/or a variety of other factors, including those factors listed in this Disclosure Statement. Accordingly, the estimates and assumptions underlying the projections are inherently uncertain and are subject to significant business, economic, and competitive uncertainties. Therefore, such projections, estimates, and assumptions are not necessarily indicative of current values or future performance, which may be significantly less or more favorable than set forth herein.

THE PROJECTIONS, INCLUDING THE UNDERLYING ASSUMPTIONS, SHOULD BE CAREFULLY REVIEWED IN EVALUATING THE PLAN. WHILE MANAGEMENT BELIEVES THE ASSUMPTIONS UNDERLYING THE PROJECTIONS, WHEN CONSIDERED ON AN OVERALL BASIS, ARE REASONABLE IN LIGHT OF CURRENT CIRCUMSTANCES AND EXPECTATIONS, NO ASSURANCE CAN BE GIVEN THAT THE PROJECTIONS WILL BE REALIZED. THE DEBTORS MAKE NO REPRESENTATION OR WARRANTY AS TO THE ACCURACY OF THE PROJECTIONS.

The projections should be read in conjunction with the assumptions, qualifications, and explanations set forth in this Disclosure Statement.

The Debtors’ financial projections for 2014 through 2016 are attached hereto as Exhibit B.

ARTICLE V

BUSINESS DESCRIPTIONS

5.1	Corporate Background and Operations

(a)	Overview and History

Brookstone is a highly differentiated, product development company and multi-channel retailer offering an assortment of products that are functional in purpose, distinctive in quality and design, and not widely available from other retailers. Brookstone strives to provide its customers with innovative “must have” products of superior quality that is unmatched in its industry. Since its founding in 1965, Brookstone has developed a fun, interactive in-store shopping experience, combined with the added convenience of shopping by web, catalog, or through strategic partners.

The Brookstone brand was introduced in 1965 by taking out a classified ad in Popular Mechanics Magazine featuring “hard-to-find tools.” In its early days, Brookstone was exclusively a catalog company. In 1973, Brookstone expanded its business by opening its first retail store in Peterborough, New Hampshire. The Debtors remain headquartered in nearby Merrimack, New Hampshire. Brookstone was an early adopter of the internet as a sales and marketing vehicle and in 1996 introduced its website, www.brookstone.com, where it offers thousands of products to consumers, many of which are not available in stores. Through a combination of Brookstone’s (i) selection of unique, trend-right products, (ii) employment of a proprietary, in-house design and engineering team that consistently delivers new product assortments, and (iii) a broad attraction to customer demographic, Brookstone has evolved into one of today’s most recognized retail brands, and that brand is one of the Debtors’ most valuable assets.

As of February 1, 2014, Brookstone operated 242 retail stores across 40 states and Puerto Rico. Of those stores, 195 are generally located near “center court” in America’s top retail centers and 47 are located in airports. Certain airport stores are operated as a joint venture between Brookstone Stores, Inc. and one or more third parties. Joint ventures are organized as limited liability companies. Depending on the particular market, mall stores vary in size from approximately 2,500 to 3,500 square feet and they carry approximately 700 active stock keeping units (or “SKUs”). In addition to full-year stores, Brookstone operates seasonal stores, which are typically open during the winter holiday selling season and are designed to carry a limited line of the most popular, gift-oriented merchandise. Typically, seasonal stores carry between 100 and 175 SKUs. During the 2013 holiday season, Brookstone operated 63 seasonal stores.

For Fiscal 2013, net sales decreased 7.4% to $481.3 million and comp sales decreased 2.8%, while Adjusted EBITDA decreased 42.2% to $10.7 million (compared to Fiscal 2012). For the fourth quarter ended December 28, 2013, net sales decreased 8.5% to $213.0 million, comp sales decreased 3.6% and Adjusted EBITDA decreased 14.1% to $30.4 million (compared to the fourth quarter of 2012). Overall, liquidity decreased in Fiscal 2013 as cash on hand at the end of the year decreased $28.7 million, leaving Brookstone with a balance of $3.3 million outstanding under its revolving credit loan facility. By contrast, Brookstone had fully paid down its revolving loan balance at the end of Fiscal 2012. Inventories decreased $2.3 million at the end of Fiscal 2013 as compared to Fiscal 2012, and accounts payable decreased $9.0 million as compared to the end of Fiscal 2012.

(b)	Product Channels and Categories

Brookstone offers its products through a distribution platform consisting of three main channels: (i) retail stores; (ii) website, catalog and e-Commerce affiliates; and (iii) wholesale and licensing partners. Brookstone’s traditional retail stores comprise the Retail segment; its website and catalog comprise the e-Commerce segment; and wholesale and licensing comprise the Alternative Distribution segment.

Brookstone sells its products within four main categories: (i) Technology, which includes audio, mobile solutions, headphones, and digital media; (ii) Wellness, which includes massagers, eComfort, massage chairs, and sleep solutions; (iii) Travel, which includes in-flight comfort, travel lifestyle, and mobile accessories; and (iv) Home, which includes home lifestyle, outdoor, entertainment, and holiday/seasonal. Brookstone’s e-Commerce segment offers all of these product categories, whereas the mall portion of the Retail segment focuses on Technology and Wellness. The airport portion of Brookstone’s Retail segment focuses on Travel and Technology.

Retail Segment. In the Retail channel, for Fiscal 2013, net sales decreased $36.9 million, or 9.9%, to $335.6 million and same-store sales decreased 4.7% as compared to Fiscal 2012. For the fourth quarter ended December 28, 2013, net sales in the Retail channel decreased $17.6 million, or 10.9%, to $144.4 million and same-store sales decreased 3.2% as compared to the fourth quarter of 2012.

In Fiscal 2013, Brookstone’s Retail segment accounted for approximately 69.7% of net sales, as compared to 71.7% and 75.1% in Fiscal 2012 and 2011 respectively. The decrease in Retail segment net sales as a percentage of total net sales was driven by the same store sales decrease and by increasing sales in the e-Commerce segment.

Excluding certain overhead allocations, 52% of Fiscal 2013 store profitability was generated from the mall based retail stores and 48% from airport locations. Wellness and Technology were the principal drivers at mall based retail locations, accounting for 43% and 40% of sales respectively. Brookstone management believes that retail store EBITDA can be improved an incremental $15 million by the end of Fiscal 2016.

Technology and Travel dominate sales in Brookstone’s airport locations, 65% and 27% of sales respectively. These high-traffic locations, with consistent store traffic patterns and limited seasonality, provide consistent profitability. Expansion in airports from the current 47 stores to 85 by the end of Fiscal 2016 and the potential of ultimately operating over 200 airport locations represents a substantial opportunity for sales and profitability growth. In order to capitalize on the strong airport market and expand its ability to successfully bid on additional airport locations, Brookstone intends to launch a new airport format focused on lifestyle essentials for the business and leisure traveler. This new branding concept will be implemented over time; projected initially for 2 stores in Fiscal 2014, 8 in Fiscal 2015 and 15 in Fiscal 2016.

E-Commerce Segment. Since 1996, Brookstone has operated an interactive website at www.brookstone.com. In addition to offering products available in retail stores and the Brookstone catalog, the website contains thousands of additional items designed to broaden and deepen Brookstone’s presence in key product categories. The “web-only” assortment accounted for approximately 30% of Brookstone’s e-Commerce sales for Fiscal 2013. Brookstone is continuously adding new SKUs to its website, and had over 58,000 SKUs available for customers to purchase as of December 29, 2012, and 72,000 SKUs as of December 28, 2013. Brookstone has also increased its web presence and interactivity through marketing initiatives and promotions on Facebook, Twitter, Pinterest, FourSquare, and through other viral marketing strategies. In Fiscal 2012, Brookstone launched its first “tablet” website t.brookstone.com, and re-launched its mobile website m.brookstone.com. In the future, Brookstone anticipates that its e-Commerce strategies will serve an increasingly important role in its integrated multi-channel strategy.

The Brookstone catalog offers a highly focused selection of merchandise available in Brookstone’s retail stores and website. The largest mailings of the Brookstone catalog occur immediately before Father’s Day and during the November and December holiday season, which coincide with Brookstone’s two busiest selling periods. The catalog is mailed to people with demographic profiles matching those of Brookstone’s traditional customers.

Indeed, the Brookstone catalog and website, www.brookstone.com, are the primary drivers for e-Commerce sales. Each of the catalog and website not only serves as a marketing vehicle for online sales, but also in-store sales. A review of the financial impact of the catalog reveals that it is a profitable multi-channel advertising and sale generation vehicle. Circulation cuts since Fiscal 2008 have significantly impacted sales, by approximately $20 million in Fiscal 2013. Return on investment in catalog spending is realized in a matter of weeks and positively impacts purchase frequency. Additional demand and margin driven by catalog mailings offsets the expense of production, mailing and fulfillment. Significant growth opportunities to scale the catalog’s impact and drive increased sales exist within Brookstone’s household database and externally from customer prospects who Brookstone has identified through demographic research.

In Fiscal 2013, on-line demand, from Brookstone’s tablet and mobile device optimized website increased 22%. Thirty percent (30%) of Brookstone’s e-Commerce sales delivered in drop shipments eliminating the need to handle and store that merchandise. Fiscal 2014 January catalog statistics indicate that with increased circulation over the same period in Fiscal 2013, demand is up 46% and variable profit is up 125%. These improvements can be attributed to the greater volume of catalogs mailed, enhanced customer modeling, refined customer segmentation and selection, improved merchandising mix and increased page density. The catalog is critical to driving visits to the Brookstone website homepage where approximately 5.2% of visitors made a purchase in Fiscal 2013, compared to only 0.6% of mobile visitors. The Debtors believe that Fiscal 2013 catalog reductions led to a 12% decrease in visits to the Brookstone.com homepage.

In addition to catalog driven sales, online marketing fuels e-Commerce growth. Brookstone’s continued strategic investment in online marketing is necessary to continue the growth in web traffic and demand with increased speed and efficiency. This process is complex and data-driven. Core competencies in the four major sources of e-Commerce: Search, Affiliates, Third Party Marketplaces and e-Mail are critical to success.

Overall, net sales in the e-Commerce channel increased $3.5 million or 3.3% to $108.9 million for Fiscal 2013, as compared to Fiscal 2012. For the fourth quarter ended December 28, 2013, net sales in the e-Commerce channel decreased $1.0 million, or 1.6%, to $59.1 million as compared to the fourth quarter of fiscal 2012. In Fiscal 2013, Brookstone’s e-Commerce segment accounted for approximately 22.6% of net sales, as compared to 20.3% and 19.7% in Fiscal 2012 and 2011 respectively. The increase in e-Commerce segment net sales as a percentage of total net sales was primarily the result of continuing growth of online marketing, search engine optimization, and partnership programs.

Alternative Distribution Segment. Since 2007, Brookstone has sought to capitalize on wholesale partnerships in its Alternative Distribution segment. Brookstone’s Alternative Distribution segment primarily includes sales of products to select resellers and corporate partners.

The Debtors believe that their unique product offerings, price stability and limited distribution entice retailers to partner with Brookstone and carry Brookstone products. As a result, these partnerships have led to growing marketshare, positive EBITDA contribution and increased brand awareness without detracting from Brookstone’s other segments. During the period between Fiscal 2009 and Fiscal 2013, the Debtors have realized a 51.4% compound annual growth rate in this segment. Of the $36.5 million in sales in Fiscal 2013, pillows and bedding (31%), comfort and massage (17%) and audio and technology (17%) were the principal drivers in this segment. Wine and food (11%) and mobile technology (10%) were significant contributors as well.

This external presence increases awareness of the Brookstone brand and its products. As awareness grows and strengthens, demand for Brookstone’s products from wholesale partners increases. This expanding awareness also drives consumers to the Brookstone website and stores.

Significant opportunity for growth, including through licensing the Brookstone trademarks, exists in the Alternative Distribution segment. In order to capitalize on these opportunities, however, substantial capital investment in the Brookstone platform and operations will be required. The Debtors anticipate that licensing arrangements, leveraging external resources to finance inventory, sales and logistics and refocusing internal resources will be key avenues to achieving success in the Alternative Distribution segment. Attention to Brookstone’s operating assets and procedures will be required to support all improvement initiatives.

For Fiscal 2013, net sales in the Alternative Distribution channel, which includes the wholesale business, decreased $4.8 million or 11.6% to $36.8 million as compared to Fiscal 2012. For the fourth quarter ended December 28, 2013, net sales in the Alternative Distribution channel decreased $1.2 million or 11.5% to $9.5 million as compared to the fourth quarter of Fiscal 2012. In Fiscal 2013, Brookstone’s Alternative Distribution segment accounted for approximately 7.7% of net sales, as compared to 8.0% and 5.5% in Fiscal 2012 and 2011 respectively. The decrease in the Alternative Distribution segment net sales as a percentage of total net sales for Fiscal 2013 as compared to Fiscal 2012 was primarily the result of the Company’s focus on profitable go forward wholesale customers.

(c)	Marketing

Brookstone has a multi-channel marketing strategy that maximizes synergies among its distribution channels and cost-effectively presents a unified brand to customers. For product launches, Brookstone creates a multi-channel marketing strategy that combines best practices in interactive store demonstrations, a content-rich www.brookstone.com website, search marketing, social media events, limited traditional advertising, viral marketing, catalogs, and wholesale distribution.

(d)	Product Sourcing

A significant portion of the Debtors’ sales are generated from Brookstone-branded products that are developed in New Hampshire and sourced internationally through a network of third-party manufacturers and vendors. Approximately two-thirds of the products sold are proprietary Brookstone products. The other one-third is sourced from third parties.

Brookstone’s sourcing capabilities are diverse and flexible with a vendor network of over 1,000 partners, of which approximately 170 are in Asia. Brookstone’s largest partner is comprised of a network of over 150 factories. This partner also manages product development, sourcing and quality assurance functions. No one factory in this partner’s consortium represents more than 4% of total purchases. The top 25 factories in this vendor group represent approximately 30% of Brookstone purchases. These sourcing resources respond to Brookstone’s centralized merchandising and planning function that allocates purchases between third party and proprietary goods.

Brookstone employs merchandise professionals who pursue new products that differentiate it in the marketplace and that meet Brookstone’s quality and profitability standards. These professionals also travel worldwide visiting trade shows, manufacturers, and inventors in search of new and innovative products. Brookstone’s merchandise directors develop relationships with third party manufacturers and coordinate with sourcing and quality control teams in Asia.

Brookstone’s sourcing network allows it to monitor and maintain quality standards throughout the development and manufacturing process and provides it with the flexibility to match manufacturing capacity with demand. Brookstone Labs, Brookstone’s in-house engineering and design group, based at its corporate headquarters in Merrimack, New Hampshire, helps translate the strategies of Brookstone’s merchandising professionals into a consistent and unique design esthetic. Through these efforts, Brookstone has obtained numerous utility and design patents and owns the manufacturing molds for most Brookstone-branded products. The Debtors believe that selling Brookstone-branded products reinforces its franchise value and generates and strengthens customer loyalty. The patents and trademarks for these proprietary products are an important asset of Brookstone.

Although Brookstone will need to invest in additional distribution assets to carry out its improvement plan, Brookstone’s current distribution and customer care center contains sophisticated material handling equipment facilitating the shipment of up to 60,000 packages daily. This capacity supplements the e-Commerce drop ships mentioned previously. The customer care center includes a 130 seat call center that handles customer service needs for all of Brookstone’s channels.

(e)	Corporate Headquarters and Distribution Center

Brookstone owns its corporate headquarters located in Merrimack, New Hampshire. Brookstone also operates a single distribution center in Mexico, Missouri (the “Distribution Center”) that is approximately 400,000 square feet and, as needed, leases additional warehouse offsite space at locations throughout the country. Brookstone receives and distributes nearly all its inventory through its Distribution Center, which supports the Retail, e-Commerce, and Alternative Distribution segments. Brookstone seeks to maintain an inventor of products in its Distribution Center that ensures a sufficient supply for sale to customers. Distributions to retail stores are made, at a minimum, on a weekly basis predominantly through United Parcel Service (“UPS”) shipments. Distributions to e-Commerce customers are made daily, predominantly through UPS. Additionally, a number of products are “drop-shipped” or shipped directly to customers by vendors.

Under the operating agreements governing airport store joint ventures, the Debtors retain title to the inventory located in each store. Members enjoy a percentage interest in the profits generated by operation of each joint venture location.

5.2	Organizational Structure

Brookstone Holdings Corp. and Brookstone, Inc. are both incorporated in Delaware and are holding companies, the principal asset of which is the capital stock of Brookstone Company, Inc., a New Hampshire corporation that, along with its direct and indirect subsidiaries, operates the Debtors’ businesses. Brookstone is a privately held, indirect wholly-owned subsidiary of OSIM Brookstone Holdings, L.P. (“OBH LP”), the general partner of which is OSIM Brookstone Holdings, Inc., (“OBH GP”). OBH LP’s limited partners include OSIM International, Ltd. (“OSIM”), affiliates of J.W. Childs Equity Partners III, L.P. (“JWC”), and Century Private Equity Holdings (S) Pte Ltd. (“Temasek”). A chart detailing the Debtors’ corporate structure is attached hereto as Exhibit D.

5.3	Management and Employees

The 20 members of Brookstone’s executive management team have extensive experience in the premium retail industry. Most members of Brookstone’s most senior executive management team, including President and Chief Executive Officer Jim Speltz (16 years), Vice President and Chief Financial Officer Tom Moynihan (20 years), Vice President Steven Schwartz (15 years), Vice President and General Counsel Stephen Gould (4 years), and Operational Vice President John Lucey (11 years), have significant tenures with Brookstone.

Brookstone employs approximately 3,200 employees, of which approximately 2,800 are hourly wage earners and 400 are salaried personnel. Brookstone also employs approximately 2,100 seasonal employees during the peak holiday season, and supplements its business needs and workforce at its corporate headquarters with approximately 5 independent contractors. Brookstone believes that relations with its employees are generally good.

5.4	Reorganized Brookstone’s Directors, Officers and Management

Except as otherwise provided herein or in the Plan Supplement, the existing officers and directors of Brookstone shall serve in their current capacities in Reorganized Brookstone. From and after the Effective Date, each director or officer of Reorganized Brookstone shall serve pursuant to the terms of their respective charters and bylaws or other constituent documents, and applicable state corporation law. Additionally, in accordance with section 1129(a)(5) of the Bankruptcy Code, the identities and affiliations of the members of the boards of directors of Reorganized Brookstone and any Person proposed to serve as an officer of Reorganized Brookstone shall be disclosed in the Plan Supplement.

5.5	Prepetition Capital Structure

The chart below sets forth the Debtors’ funded debt obligations as of the Petition Date:

Debt Obligation	Original Amount	Approximate Amount Outstanding as of Petition Date	Maturity	Security Status
Senior Secured Prepetition Credit Facility	$110.0 million (Revolver) $12.3 million (Term Loan)	$34.1 million (Revolver) $12.3 million (Term Loan) $4.7 million (Letters of Credit)	12/30/2016 or 105 days before maturity of Second Lien Note	Secured
Second Lien Notes	$126.5 million	$137.3 million	10/15/2014	Secured

(a)	Senior Secured Prepetition Credit Facility

Brookstone Company, Inc., as lead borrower, and Wells Fargo Bank, National Association, as administrative agent, collateral agent, and term loan agent (the “Credit Facility Agent”), and certain lenders are parties to an Amended and Restated Credit Agreement, dated as of August 13, 2013 (as amended, modified, supplemented, or restated from time to time, the “Senior Secured Credit Facility”). Each of the other Debtors guaranteed the obligations under the Senior Secured Credit Facility. The Senior Secured Credit Facility is comprised of a $110.0 million revolving credit facility and a term loan with the original value of $20.0 million.

The Senior Secured Credit Facility obligations are secured by first priority liens on substantially all of the Debtors’ assets, including receivables, inventory, general intangibles, intellectual property, documents, deposit accounts, equipment, fixtures, inventory, and intellectual property, all as set forth in the Security Agreement, dated as of December 30, 2011, by and among the Debtors and the Credit Facility Agent. The Senior Secured Credit Facility is further secured by a first mortgage on the Debtors’ corporate headquarters property in Merrimack, New Hampshire.

(b)	Second Lien Notes

Brookstone Company, Inc. issued the Second Lien Notes pursuant to the Indenture, dated as of October 26, 2010, by and among the Debtors and Wilmington Trust, National Association, as successor to Wells Fargo Bank, National Association, indenture trustee. The other Debtors guaranteed the Second Lien Notes. As of the Petition Date, $137.3 million of Second Lien Notes is outstanding. The Second Lien Notes are secured by second priority liens on substantially the same assets as the Senior Secured Credit Facility, however, the collateral securing the Second Lien Notes does not include the Debtors’ interests in owned or leased real estate.

(c)	Unsecured Debt

As of the Petition Date, the Debtors estimate that their unsecured debt is between $75 to $85 million, consisting of accounts payable (approximately $5.6 million) to vendors, accrued but unpaid expenses (approximately $5.5 million), and the Second Lien Notes’ deficiency claim which is in the range of 70-80% of the total unsecured debt.

(d)	Equity

Brookstone Holdings Corp. is owned by OBH LP, a Cayman Islands limited partnership, the general partner of which is OBH GP. The limited partners of OBH LP consist of OSIM, JWC, Temasek and numerous current and former Brookstone employees.

ARTICLE VI

EVENTS LEADING TO THE CHAPTER 11 CASES

In 2005, Brookstone was acquired by a consortium of investors including JWC, OSIM and Temasek. At its peak in 2007, Brookstone generated net sales of $563 million and adjusted EBITDA of $59 million, representing an adjusted EBITDA margin of 11%. The tepid pace of economic recovery following the Great Recession, however, has hampered the Debtors’ efforts to restore its performance to pre-recession levels. In Fiscal 2013, the Debtors’ adjusted EBITDA was $ 10.7 million. The chart below shows the Debtors’ historical financial performance:

Brookstone entered the economic downturn with a highly levered capital structure, and in an attempt to navigate the challenging environment, undertook a number of strategic initiatives to improve its cost structure, aimed primarily at boosting short-term performance and liquidity. This effort included, eliminating unprofitable stores, reducing overhead, streamlining product development, and cutting investment into marketing/customer acquisition. These cuts in investment included a 50% cut in catalog circulation, which negatively impacted revenues in a significant way. When combined with a 60% decrease in capital spending, Brookstone’s stores became dated, a void was created in new merchandising, and its customer base was weakened. In addition, Brookstone has employed seven different Chief Executive Officers and four different Chairmen over the past seven years, resulting in inconsistent leadership and lack of a long-term strategic plan.

In 2010, the Debtor sought to de-lever its balance sheet through an exchange of its Second Lien Notes. Under the 2010 exchange, holders of second lien notes issued in 2005 were offered a combination of cash (invested by Brookstone shareholders) and new Second Lien Notes. As a result of the 2010 exchange, and Brookstone’s subsequent repurchase of outstanding 2012 second lien notes in 2011, the outstanding principal amount of Brookstone’s noteholder debt decreased from approximately $170,000,000 to $126,500,000; however, the interest rate payable on Brookstone’s Second Lien Notes increased from 12% to 13% annually.

More recently, in Fiscal 2013, the Debtors implemented several cost cutting programs in an effort to save approximately $25.8 million in annual expenses. For example, the Debtors eliminated 121 staff positions saving approximately $11.5 million, and reduced additional overhead through store closings. The Debtors also began re-establishing long-term growth initiatives by investing in store productivity training and modestly increasing catalog circulation. Despite these and other efforts, Brookstone was unable to increase revenues and generate net income in amounts necessary to satisfy looming debt maturities.

By the end of December 2013, it became clear to the Debtors that holiday sales would be substantially less than expected and that EBITDA would also be disappointing. Faced with a looming interest payment on the Second Lien Notes (i.e., January 15, 2014), and the maturity of the Second Lien Notes in October 2014, the Debtors engaged legal and financial advisors and began restructuring discussions with their creditors. More specifically, the Debtors (a) retained Jefferies as their investment banker and Deloitte Transactions and Business Analytics LLP (“Deloitte”) as their financial advisor, and (b) formed a three member sub-committee of the Debtors’ board of directors (the “Sub-Committee”) to evaluate, monitor and oversee the Debtors’ efforts to restructure or reorganize.

Following approval by the full board of directors on January 9, 2014, Brookstone embarked on a “dual track” strategy whereby they would pursue a traditional effort to market Brookstone’s businesses for sale, while simultaneously engaging in discussions with holders of Second Lien Notes concerning the possibility of a balance sheet restructuring (either in or outside of bankruptcy). Led by a team of investment bankers from Jefferies, Brookstone embarked on a comprehensive marketing process for the sale of the Debtors’ business or financial restructuring of the Debtors. The Debtors and their Senior Secured Lender, Wells Fargo subsequently entered into a written Forbearance Agreement, whereby the Bank agreed to forebear from taking collection action or exercising its rights in the Debtors’ assets through March 15, 2014, affording the Debtors a short but meaningful amount of time to evaluate their restructuring alternatives. That agreement was thereafter extended through April 2, 2014.

During the sale marketing process, Jefferies contacted a total of 158 parties, of which 65 were strategic and 93 were financial prospects. Of those contacted, 53 signed confidentiality agreements and were granted access to an electronic dataroom containing approximately 1,871 documents (representing 42,090 pages) regarding the business and financial condition of the Debtors, including certain material non-public information. The initial marketing process ended on February 10, by which time Brookstone had received eight (8) non-binding initial indications of interest ranging in value from $75 to $110 million. Interested parties included a mix of strategic and financial buyers that proposed varying deal concepts and structures. The Debtors invited four (4) of the eight (8) bidders to continue into a second round of the sale process during which they were asked to complete their diligence and to make a formal purchase offer by March 5, 2014. Ultimately, the Debtors received formal offers from three (3) of the four (4) potential bidders. These second round bids were received from strategic and financial bidders alike and proposed varying deal structures, with estimated values ranging from a low of $83 million to a high of $123 million, subject to various adjustments.

Simultaneously with the sale process, Brookstone began negotiating with the Ad Hoc Committee. Discussions between the Debtors and the Ad Hoc Committee began in January, continued through February, and intensified in March. The Ad Hoc Committee also began exploring the possibility of acquiring Brookstone through either a debt to equity exchange in a plan of reorganization or through a credit bid for all assets in a sale under section 363 of the Bankruptcy Code.

The Ad Hoc Committee proposed a comprehensive restructuring whereby Wells Fargo Credit Facility would be refinanced through (i) a debtor-in-possession loan to be made by a group of the holders of the Second Lien Notes and (ii) the conversion of all Second Lien Notes into 100% of Brookstone’s equity under a Chapter 11 plan of reorganization. After thoroughly evaluating each of the four alternative proposals, the Debtors’ board of directors concluded that the proposal made by the Ad Hoc Committee represented the highest and best offer to acquire the companies. Following a meeting of the Debtors’ board of directors, management and the Debtors’ professionals were authorized to commence negotiations with representatives of the Ad Hoc Committee with the objective of finalizing definitive agreements, pleadings and other documents by March 15, or as soon thereafter as was practicable.

During the course of the Debtors’ negotiations with the Ad Hoc Committee SPB substantially improved its March 5 offer, but conditioned its new proposal on its ability to complete further due diligence. After consulting with the Ad Hoc Committee, Brookstone agreed to allow SPB to conclude its additional diligence, even while the Ad Hoc Committee and the Debtors continued their efforts to finalize agreements concerning a chapter 11 plan and financing therefor.

After further extensive and good faith negotiations among the Debtors, SPB, and the Ad Hoc Committee, the parties reached agreement on the terms of a chapter 11 plan of reorganization. In summary, SPB has agreed to sponsor a chapter 11 plan whereby SPB will acquire 100% of the newly issued shares of stock of Reorganized HoldCo in exchange for the Purchase Price, subject to the terms and conditions set forth in the SPA. The Prepetition Noteholders support the SPA and the transactions contemplated therein and in the Plan. To ensure that maximum value for the shares is achieved, notwithstanding the extensive pre-petition marketing efforts, the right to serve as plan sponsor will be market tested through a competitive auction process to be approved by the Court. To induce SPB to serve as a stalking horse for a plan sponsorship auction, the Debtors have agreed, subject to this Court’s approval of certain “bidder protections,” including a break-up fee of $3.7 million and an expense reimbursement of $500,000.

The proposal made by SPB, an affiliate of Spencer’s, is the highest and best offer received by the Debtors. Spencer’s, together with its affiliates, is a highly reputable, experienced and financially sound specialty retailer focused on providing a fun and engaging retail experience through two principal formats Spencer’s and Spirit. Spencer’s is a mall-based specialty retailer targeting the 18 to 24 year old demographic, with a distinctive and fun mix of products offered in over 640 stores in the U.S. and Canada. Spirit is a seasonal, “category killer,” Halloween retailer with over 1,000 stores in the U.S. and Canada. Spencer’s has an over 65-year history of bringing distinctive and exciting products to its customers, and continues to be a pioneer in the retail industry.

The sale of the shares to SPB, who will operate the Brookstone chain as a going concern, will preserve jobs for most of Brookstone’s full and part time employees. This acquisition will also preserve relationships with landlords and vendors and will rejuvenate the Debtors both financially and operationally.

ARTICLE VII

THE CHAPTER 11 CASES

7.1	Motion to Assume the Support Agreement

On April 3, 2014, the Debtors filed a motion to assume the Support Agreement [Docket No. 57], and the Bankruptcy Court held a hearing on that motion on April 25, 2014. Although the Committee initially filed an objection to the motion, the Committee’s objection was resolved prior to the April 25, 2014 hearing through a global settlement among the Debtors, the Ad Hoc Committee, SPB, and the Committee. An order granting the Debtors’ motion to assume the Support Agreement, as modified, was entered on the Court docket on April 25, 2014 [Docket No. 243], which incorporated the terms of the global settlement and revised the Support Agreement in the following manner:12

•	The amount of the General Unsecured Claim Fund was increased from $1,000,000 to $1,250,000.

•	Each holder of an Allowed General Unsecured Claim became entitled to receive, in addition to his or her Pro Rata share of the General Unsecured Claim Fund, a Pro Rata share of fifteen percent (15%) of any increase in the Effective Date Net Distributable Cash as a result of the Winning Bid, after provision for the payment of the Break-Up Fee and Expense Reimbursement (in each case, as defined in the Bidding Procedures) exceeding the SPA, and only to the extent such aggregate value of the consideration of the Winning Bid less the Break-Up Fee and Expense Reimbursement exceeds the Purchase Price; provided, however, that the aggregate amount of distributions to holders of Allowed General Unsecured Claims shall not exceed $1,500,000 in excess of the amount of the General Unsecured Claim Fund.

•	No portion of Noteholder Claims shall participate as Allowed General Unsecured Claims in Class 4 (i.e., Noteholder Claims shall only receive the treatment specifically afforded to Class 3 and no “deficiency” amount shall participate in Class 4).

•	The Reorganized Debtors now covenant not to pursue any Avoidance Actions against non-Insiders.[13]

•	The Committee is required to comply with and is bound by all operative provisions of the Support Agreement as if the Committee were a party thereto.

7.2	Motion to Assume the Plan Sponsorship Agreement

On April 3, 2014, the Debtors filed a motion to (a) authorize the Debtors to assume the Plan Sponsorship Agreement, (b) approve the Bidding Procedures, (c) approve certain stalking horse protections, and (d) authorize and schedule an auction pursuant to the Bidding Procedures [Docket No. 58]. The Bankruptcy Court held a hearing on that motion on April 25, 2014. Although the Committee initially filed a limited objection to the motion, the Committee’s objection was resolved prior to the April 25, 2014 hearing through the global settlement. An order granting this motion was entered on the Court docket on April 25, 2014 [Docket No. 241].

[12]	In the event of any inconsistency in this Section 7.1 and the order approving the Support Agreement, the latter shall control.
[13]	Separately, pursuant to Article IX of the Plan, all Claims and Causes of Action (including Avoidance Actions) against Insiders are also being released. Therefore, no Avoidance Actions will be pursued following the Effective Date of the Plan.

7.3	DIP Credit Facility

On April 3, 2014, the Debtors filed a motion to (a) authorize the Debtors to obtain postpetition financing and grant senior liens and superpriority claims, (b) authorize the use of cash collateral, (c) grant liens and provide superpriority claims, (d) grant adequate protection, (e) modify the automatic stay, (f) schedule a final hearing, and (g) grant related relief. As part of the overall Transaction, certain Second Lien Noteholders agreed to provide postpetition financing in order to provide working capital for the Debtors’ operations until the closing of the contemplated Transaction and to provide for general corporate purposes, including (a) to repay all amounts outstanding under the pre-petition Wells Fargo revolver and term loan facility as of the Petition Date and to cash collateralize any letters of credit issued and outstanding thereunder and (b) to roll-up a portion of the prepetition notes. Among the principal terms of the DIP Credit Agreement include the provision of a first lien, superpriority, multiple draw term loan facility providing for the borrowing of term loans in an aggregate principal amount not to exceed $96,250,000, which consists of (a) a $60,000,000 principal amount delayed-draw term loan facility, up to $43,419,755.24 of which was used to repay the Wells Fargo revolver and term loan facility, and (b) a $36,250,000 principal amount term loan facility consisting of (i) $6,250,000 principal amount of new money term loans and (ii) $30,000,000 principal amount of deemed term loans that roll-up prepetition notes held by certain DIP Lenders in the same principal amount.

After overruling certain objections to approval of the DIP Facility, the Bankruptcy Court entered the Interim DIP Order on April 4, 2014 [Docket No. 85].

Although the Committee initially filed an objection to final approval of the DIP Facility, the Committee’s objection was resolved prior to the commencement of the April 25, 2014 hearing through the global settlement. Certain holders of Second Lien Notes, including John Childs, Adam Suttin, William Watts, and David Fiorentino, filed an objection to final approval of the DIP Facility. After an evidentiary hearing, the Bankruptcy Court overruled the objection and entered the Final DIP Order [Docket No. 245].

7.4	Summary of Other Significant Motions

The following summarizes other significant motions filed by the Debtors in the Chapter 11 Cases. You may obtain copies of these motions, in addition to other pleadings, via PACER at https://ecf.deb.uscourts.gov. Copies of these motions, in addition to other pleadings may also be obtained from the Claims and Solicitation Agent by: (a) accessing its website at www.kccllc.net/brookstone; (b) writing to Kurtzman Carson Consultants LLC, Attn: Brookstone Balloting Center, 2335 Alaska Avenue, El Segundo, California 90245; (c) calling (866) 927-7093 within the U.S. or Canada or, outside of the U.S. or Canada, calling (310) 751-2659; or (d) emailing KCC_Brookstone@kccllc.com.

(a)	Applications for Retention of Debtors’ Professionals

The Debtors filed applications for the retention of certain professionals to represent and assist the Debtors in connection with the Chapter 11 Cases. These professionals include, among others:

•	K&L Gates LLP, as general bankruptcy counsel to the Debtors, order entered on April 23, 2014 [Docket No. 209];

•	Landis Rath & Cobb LLP, as Delaware and conflicts counsel to the Debtors, order entered on April 23, 2014 [Docket No. 211];

•	Kurtzman Carson Consultants, LLC, as claims and noticing agent to the Debtors, order entered on April 4, 2014 [Docket No. 75];

•	Kurtzman Carson Consultants, LLC, as administrative agent to the Debtors, order entered on April 23, 2014 [Docket No. 212];

•	Jefferies LLC, as investment banker to the Debtors, order entered on April 23, 2014 [Docket No. 213]; and

•	Deloitte Transactions and Business Analytics LLP, as financial advisor to the Debtors. The Debtors’ application to employ and retain Deloitte Transactions and Business Analytics LLP as financial advisor to the Debtors, which was filed on April 21, 2014 [Docket No. 185], is pending before the Bankruptcy Court.

(b)	Motion for Joint Administration of Related Chapter 11 Cases

The Debtors filed a motion seeking to consolidate the Debtors’ Chapter 11 Cases for joint administration and consolidation for procedural purposes only. The Debtors’ Chapter 11 Cases are currently administered under a single case name and number: In re Brookstone, Inc., et al., Case No. 14-10752 (BLS), jointly administered. An order granting this motion was entered on the Court docket on April 4, 2014 [Docket No. 74].

(c)	Motion to Pay Employee Wages and Associated Benefits

The Debtors believe that their employees are a valuable asset and that any delay in paying prepetition compensation or benefits to their employees could severely disrupt the Debtors’ relationship with their employees and irreparably impair their employees’ morale at the very time that their dedication, confidence, and cooperation are most critical. The Debtors filed a motion requesting that the Bankruptcy Court authorize the Debtors to (i) pay and/or perform, as applicable, prepetition obligations to current employees and independent contractors, (ii) maintain and continue to honor their practices, programs, and policies for their employees that were in effect as of the Petition Date, (iii) reimburse employees for prepetition expenses incurred on behalf of the Debtors in the ordinary course of business, (iv) continue to pay and/or contest in good faith all amounts related to worker’s compensation claims that arose prepetition, and (v) pay all related prepetition withholdings and payroll-related taxes. An order granting this motion was entered on the Court docket on April 4, 2014 [Docket No. 79].

(d)	Insurance Policies Motion

The Debtors filed a motion requesting that the Bankruptcy Court authorize the Debtors to (i) pay any unpaid prepetition premiums associated with prepetition insurance policies to the extent the Debtors might discover and determine, in their discretion, that such payment is necessary to avoid cancellation, default, alteration, assignment, attachment, lapse, or any form of impairment to the coverage, benefits, or proceeds provided under such policies and (ii) maintain their relationship with their insurance broker. An order granting this motion was entered on the Court docket on April 4, 2014 [Docket No. 80].

(e)	Customer Programs Motion

The Debtors filed a motion requesting that the Bankruptcy Court authorize the Debtors to (i) maintain and administer their customer-related programs, including warranties, gift cards/certificates, promotional discount programs offered though Groupon® and Living Social® , private label credit cards, returns, refunds, and adjustments and (ii) make payments to customers or otherwise honor accrued prepetition obligations incurred by the Debtors under such customer programs. An order granting this motion was entered on the Court docket on April 4, 2014 [Docket No. 81].

(f)	Motion to Authorize Debtors to Pay Prepetition Customs, Shipper, Warehousemen, and Common Carrier Obligations

The Debtors filed a motion requesting that the Bankruptcy Court authorize the Debtors to pay, in the exercise of their sole discretion, (i) certain customs duties and fees to brokers who process such customs duties and (ii) certain fees incurred for shipping and storing goods as necessary or appropriate to obtain the release of goods in the possession of such parties and to satisfy the liens, if any, regarding amounts owed to such parties. An order granting this motion was entered on the Court docket on April 4, 2014 [Docket No. 83]. A supplemental motion to authorize the Debtors to pay up to an additional $260,000 on account of customs duties, brokers fees, and shipping and warehousing charges, for an aggregate total of $680,000, was filed on April 16, 2014 [Docket No. 156], and an order granting that supplemental motion was entered on the Court docket on April 25, 2014 [Docket No. 242].

(g)	Motion to Employ Ordinary Course Professionals

The Debtors retain the services of various professionals in the ordinary course of their business operations. The Debtors filed a motion to (i) authorize the Debtors to (a) employ and retain professionals that have or will represent the Debtors in the ordinary course of their business without the submission of separate retention applications and issuance of separate orders approving the retention of each individual and professional and (b) pay each ordinary course professional in accordance with the terms of that motion, and (ii) grant retention of such professionals nunc pro tunc to the Petition Date. An order granting this motion was entered on the Court docket on April 23, 2014 [Docket No. 214].

(h)	Utilities Procedures Motion

The Debtors believe that uninterrupted utility services are essential to ongoing operations. The Debtors filed a motion requesting entry of an order (i) determining that the Debtors’ utility providers have been provided with adequate assurance of payment, (ii) approving the Debtors’ proposed adequate assurance, (iii) prohibiting the Debtors’ utility providers from altering, refusing, or discontinuing service on account of amounts outstanding or on account of any perceived inadequacy of the Debtors’ proposed adequate assurance, and (iv) determining that the Debtors are not required to provide any additional adequate assurance. A final order granting this motion was entered on April 25, 2014 [Docket No. 240].

(i)	Cash Management Motion

To avoid paying debts incurred postpetition and to ensure as smooth a transition into chapter 11 as possible, the Debtors filed a motion seeking authority to (i) continue using their existing cash management system, (ii) maintain their bank accounts, (iii) continue using their existing business forms and checks, and (iv), if necessary, open or close new bank accounts in their discretion. An order granting this motion was entered on the Court docket on April 4, 2014 [Docket No. 77].

(j)	Motion for Authority to Implement the Key Employee Retention Plan

The Debtors believe that the retention of certain key employees at this critical juncture of the Chapter 11 Cases will greatly increase the likelihood of maintaining the value of the Debtors’ estates during the proposed sale process, thus maximizing their creditors’ recovery. The Debtors filed a motion requesting that the Bankruptcy Court authorize the Debtors to implement a key employee incentive and a key employee retention plan. The United States Trustee filed an objection to the Debtors’ motion on April 18, 2014 [Docket No. 178]. The Debtors’ motion requesting that the Bankruptcy Court authorize the Debtors to implement a key employee incentive and a key employee retention plan is pending before the Bankruptcy Court and will be heard at a hearing scheduled for May 12, 2014.

(k)	Motion to Authorize Debtors to Pay Certain Prepetition Taxes and Obligations

In the ordinary course of business, the Debtors incur various sales, use, income, trust fund, transfer, franchise, real property, and personal property taxes, as well as certain local taxes on gross receipts, business license fees, and other taxes and similar obligations (the “Taxes”) to certain taxing authorities (the “Taxing Authorities”). The Debtors believe that some, if not all, of the Taxing Authorities will cause the Debtors to be audited if the Taxes are not paid forthwith. Such audits will unnecessarily divert the Debtors’ attention away from the Chapter 11 Cases. The Debtors filed a motion seeking authority to pay any unpaid prepetition Taxes owed to the Taxing Authorities. An order granting this motion was entered on the Court docket on April 4, 2014 [Docket No. 78].

(l)	Claims Bar Date Motion

In order to efficiently proceed towards confirmation of the Plan in a relatively short period of time, the Debtors believe it is essential to ascertain, as soon as possible, the full nature, extent, and scope of all Claims asserted against the Debtors and their respective estates. The Debtors filed a motion seeking to establish (i) June 16, 2014 as the bar date for all non-governmental persons or entities to file Claims that arose (or are deemed to have arisen) before the Petition Date, including all Administrative Expense Claims arising under section 503(b)(9) of the Bankruptcy Code, all Priority Claims (other than those owed to Governmental Units), and all other unsecured non-Priority Claims, (ii) June 16, 2014 as the bar date for all holders of Administrative Expense Claims arising from the Petition Date through May 31, 2014, and (iii) September 30, 2014 as the bar date by which all Governmental Units holding Claims (whether secured, unsecured priority, or unsecured non-priority) that arose (or are deemed to have arisen) before the Petition Date must file proofs of claim. The motion further proposes that any person or entity that is required to file a proof of claim or administrative expense in these Chapter 11 Cases but fails to do so in a timely manner shall, except as otherwise authorized by order of the Bankruptcy Court, be forever barred, estopped, and enjoined from (i) asserting such Claim or Administrative Expense Claim against the Debtors (or filing a proof of claim with respect thereto) and that the Debtors shall be forever discharged from any and all indebtedness or liability with respect to or arising from such Claim or Administrative Expense Claim and (ii) participating in any distribution on account of such Claim or Administrative Expense Claim or receiving further notices regarding such Claim or Administrative Expense Claim. An order granting this motion was entered on the Court docket on April 23, 2014 [Docket No. 215].

7.5	Appointment of Committee and Selection of Professionals

On April 11, 2014, the Office of the United States Trustee appointed a statutory committee of unsecured creditors for the Debtors’ Chapter 11 Cases. On April 17, 2014, the United States Trustee filed a first amended notice of the appointment of a committee of unsecured creditors for the Debtors’ Chapter 11 Cases. As of the time of filing this Disclosure Statement, the Committee currently consists of the following parties: (i) Pilot Air Freight Corp.; (ii) Tempur Sealy International, Inc.; (iii) Back to Nature Home & Garden; (iv) GGP Limited Partnership; and (v) Simon Property Group, Inc.

Shortly after its formation, the Committee retained Cooley LLP as lead counsel, Gibbons P.C. as its co-counsel, and Capstone Advisory Group, LLC and Capstone Valuation Services, LLC as financial advisors. The Committee’s application to employ and retain Cooley LLP as lead Counsel, which was filed on April 24, 2014 [Docket No. 232], is scheduled for hearing on May 19, 2014. The Committee’s application to employ and retain Gibbons P.C. as co-counsel, which was filed on April 28, 2014 [Docket No. 250], is scheduled for hearing on May 19, 2014. The Committee’s application to employ and retain Capstone Advisory Group, LLC and Capstone Valuation Services, LLC as financial advisors, which was filed on May 1, 2014 [Docket No. 266], is scheduled for hearing on May 21, 2014.

ARTICLE VIII

OTHER KEY ASPECTS OF THE PLAN

8.1	Reorganized HoldCo Notes

In addition to the cash consideration set forth in the SPA, holders of Noteholder Claims shall receive a Pro Rata share of the Reorganized HoldCo Notes, the terms of which are set forth on Exhibit E attached hereto.

8.2	Offering and Issuance of Securities Pursuant to Section 1145

The offering, issuance, distribution, and exercise (as applicable) of the Reorganized HoldCo Notes, pursuant to the Plan shall be exempt from the registration requirements of section 5 of the Securities Act pursuant to section 1145 of the Bankruptcy Code. In addition, under section 1145 of the Bankruptcy Code, the Reorganized HoldCo Notes will be freely transferable under the Securities Act by the recipients thereof, subject to: (1) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, and compliance with any applicable state or foreign securities laws, if any, and the rules and regulations of the United States Securities and Exchange Commission, if any, applicable at the time of any future transfer of Reorganized HoldCo Notes; (2) the restrictions, if any, on the transferability of Reorganized HoldCo Notes; and (3) any other applicable regulatory approval. All Reorganized HoldCo Notes issued and distributed pursuant to the Plan shall be duly authorized, validly issued, fully paid and non-assessable.

On an after the Effective Date, subject to the terms of the New Governance Documents, the Reorganized Debtors will be a “private” company that is not required to register any Securities pursuant to the Securities Exchange Act of 1934.

8.3	Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Plan or in any agreement, instrument or other document incorporated in the Plan, on the Effective Date, all property and assets (excluding the Distribution Trust Assets) of each Estate, including all Causes of Action, and any other assets or property acquired by any of the Debtors during the Chapter 11 Cases or under or in connection with the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and use, acquire, or dispose of property, and compromise or settle any Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

8.4	Preservation of Causes of Action

Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or by a Final Order, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, and the Reorganized Debtors’ rights to commence, prosecute or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. For the avoidance of doubt, any and all Causes of Action against the Second Lien Trustee or the Consenting Noteholders, including without limitation, any Causes of Action with respect to the liens, claims or security interests arising under the Second Lien Notes and the Second Lien Indenture shall be deemed to have been released, waived and discharged in full as of the Effective Date. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or the Reorganized Debtors will not pursue any and all available Causes of Action against them. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan. Notwithstanding the foregoing or any other provision of the Plan, neither the Reorganized Debtors nor any other Person acting in their name or on their behalf shall prosecute or pursue any Avoidance Actions against any Person. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Bankruptcy Court order, the Reorganized Debtors expressly reserve all Causes of Action for later adjudication and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

The Reorganized Debtors reserve and shall retain Causes of Action notwithstanding the rejection of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with sections 1123(b)(3) and 1141(b) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action, or to decline to do any of the foregoing, without the consent or approval of any third party or any further notice to, or action, order or approval of, the Bankruptcy Court.

8.5	Employee and Retiree Benefits

From and after the Effective Date, the Reorganized Debtors shall continue to honor the Debtors’ obligations under and in accordance with the Brookstone Company, Inc. Comprehensive Medical Benefits Retiree Plan. On the Effective Date, the continuing employees of the Reorganized Debtors shall receive healthcare insurance and other benefits provided by the Plan Sponsor’s Affiliates to similarly situated employees.

In accordance with the SPA (or the Stock Purchase Agreement, to the extent applicable and provided therein), (a) the Reorganized Debtors shall cause the termination of the Debtors Defined Benefit Pension Plan, (b) all costs, expenses, claims, and liabilities (other than the Pension Plan Underfunding Liability) associated with such termination shall be paid from the Wind Down Costs Reserve, and (c) the Pension Plan Underfunding Liability shall be paid from the Closing Cash Payment Reserve and, to the extent that the Closing Cash Payment Reserve is insufficient to pay such amount in full, then from the Claims and Adjustment Escrow.

Brookstone Company, Inc. a debtor in this jointly administered proceeding, is the sponsor of the Brookstone Company, Inc. Pension Plan (the “Pension Plan”). The Pension Plan is a single-employer defined benefit pension plan covered by Title IV of the Employment Retirement Income Security Act of 1974 (“ERISA”), as amended, 29 U.S.C. §§ 1301 – 1461 (2012), which created the federal pension plan termination insurance program. The Pension Benefit Guaranty Corporation (“PBGC”) is a wholly owned United States Government corporation and agency of the United States created under Title IV of ERISA to administer the federal pension insurance program and enforce compliance with the provisions of Title IV. PBGC guarantees the payment of certain benefits upon termination of a pension plan covered by Title IV of ERISA.

PBGC asserts that under ERISA, the contributing sponsor of a pension plan covered by Title IV of ERISA and each member of the sponsor’s “controlled group” are jointly and severally liable for certain obligations relating to such plan. PBGC asserts that, for purposes of ERISA, a “controlled group” is determined according to 29 U.S.C. § 1301(a)(14). PBGC asserts that a pension plan may be terminated only if the statutory requirements of either 29 U.S.C. § 1341 or 29 U.S.C. § 1342 are met, and that the Pension Plan may not be rejected as an executory contract under the Bankruptcy Code.

PBGC has filed or will file proofs of claim against the Debtors for the Pension Plan’s unfunded benefit liabilities, statutorily required minimum funding contributions, and statutory insurance premiums (collectively, the “Pension Claims”).

Under the Plan, the Debtors intend to terminate the Pension Plan in accordance with ERISA and all costs, expenses, and liabilities associated with such termination shall be paid from the Purchase Price in accordance with the Stock Purchase Agreement. Following the Auction, it is possible that the Winning Bidder will choose to assume and continue the Pension Plan, in which case the Reorganized Debtors will remain liable for all obligations arising in connection with the ongoing administration of the Pension Plan, which PBGC asserts include the obligations to satisfy the Pension Plan’s minimum funding standards under 26 U.S.C. § 412 and 29 U.S.C. § 1082, and administering the Pension Plan in accordance with its terms and the provisions of ERISA. The Plan currently contemplates, however, that following the Effective Date, the Pension Plan will be terminated in accordance with ERISA under circumstances where all vested benefits will be paid in full.

PBGC asserts that if, after the Effective Date of the Plan, the Pension Plan is terminated under 29 U.S.C. § 1341(c) or § 1342, the contributing sponsor of the Plan, and all members of its controlled group, shall be jointly and severally liable for, among other liabilities, the unfunded benefit liabilities of the Plan. See 29 U.S.C. § 1362(a). PBGC asserts that it and the Pension Plan shall not be enjoined or precluded from enforcing any liability with respect to the Pension Plan under ERISA, the Internal Revenue Code, or any other law, government policy or regulatory provision against the Debtors, or their reorganized forms, or any entity in the Debtors’ controlled group, or any such parties’ officers, directors, or other representatives, or any other person or entity as a result of the Disclosure Statement, any Confirmation Order, or any provision of the Plan, including its provisions for satisfaction, release, and discharge of claims.

8.6	Treatment of Executory Contracts and Unexpired Leases

(a)	Assumption of Executory Contracts and Unexpired Leases

As soon as reasonably practicable after the Auction, the Debtors shall file a notice identifying the Winning Bidder along with the Assumption/Rejection Schedule, and shall serve the foregoing on the non-Debtor counterparties to the Executory Contracts and Unexpired Leases. The Confirmation Order will constitute an order of the Bankruptcy Court approving the following as of the Effective Date pursuant to sections 365(a) and 1123 of the Bankruptcy Code: (i) the assumption or rejection of the Executory Contracts and Unexpired Leases as so set forth on the Assumption/Rejection Schedule; (ii) the assumption of each limited liability company agreement, operating agreement, or similar agreement among any Debtor and any direct or indirect subsidiary of any Debtors (whether or not wholly owned); and (iii) the rejection of any other Executory Contracts or Unexpired Leases that are not addressed in (i) or (ii). The assumption of Executory Contracts and Unexpired Leases hereunder may include the assignment of certain of such contracts to Affiliates. The Reorganized Debtors shall retain the ability to reinstate any Intercompany Contracts without further notice or approval of the Bankruptcy Court notwithstanding any rejection under the Plan, so long as there is not material adverse impact on the Distribution Trust Beneficiaries, the Distribution Trust, or the Claims and Adjustment Escrow.

Except as otherwise provided in the Plan or agreed to by the Debtors with the applicable counterparty, each assumed Executory Contract or Unexpired Lease shall include all modifications, amendments, supplements, restatements or other agreements related thereto, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated hereunder. Modifications, amendments, supplements and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease or the validity, priority, or amount of any Claims that may arise in connection therewith.

(b)	Cure of Defaults and Objections to Assumption

Any objection to the assumption of an Executory Contract or Unexpired Lease pursuant to the Plan, including any objection to the proposed Cure Amount set forth on the Cure Notice, must be filed with the Bankruptcy Court by June 10, 2014, or such other date as may be established by the Bankruptcy Court and noticed to counterparties. Any such objection, if not resolved, will be heard by the Bankruptcy Court at the Confirmation Hearing. Any counterparty to an Executory Contract or Unexpired Lease that fails to timely object to the proposed assumption of any Executory Contract or Unexpired Lease will be deemed to have consented to such assumption and to the Cure Amount set forth on the Cure Notice. The Debtors, with the consent of the Plan Sponsor, and the Reorganized Debtor, as applicable, may settle any such objections without any further notice to, or action, order or approval of, the Bankruptcy Court.

Payment of the Cure Amounts shall be made in accordance with the terms of the Stock Purchase Agreement. If there is an objection to a Cure Amount, then payment of the Cure Amount (in accordance with the terms of the Stock Purchase Agreement) shall occur as soon as practicable after entry of a Final Order resolving such dispute or as may be agreed upon by the Debtors or Reorganized Debtors, as applicable, and the counterparty to the Executory Contract or Unexpired Lease. To the extent that any objection to a Cure Amount is not resolved to the satisfaction of the Plan Sponsor, the Plan Sponsor shall have the right to direct the rejection of such Executory Contract or Unexpired Lease.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full and final release and satisfaction of any Cure Amounts, Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the Effective Date. Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Confirmation Order, shall be deemed disallowed and expunged as of the Effective Date without the need for any objection thereto or any further notice to, or action, order or approval of, the Bankruptcy Court.

(c)	Pre-existing Payment and Other Obligations

Rejection of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of pre-existing obligations owed to the Debtors or Reorganized Debtors, as applicable, under such contract or lease. In particular, to the extent permissible under applicable nonbankruptcy law, the Reorganized Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide (a) payment to the contracting Debtors or Reorganized Debtors, as applicable, of outstanding and future amounts owing thereto under or in connection with rejected Executory Contracts or Unexpired Leases or (b) maintenance of, or to repair or replace, goods previously purchased by the contracting Debtors or Reorganized Debtors, as applicable.

(d)	Rejection Damages Claims and Objections to Rejection

Pursuant to section 502(g) of the Bankruptcy Code, counterparties to Executory Contracts or Unexpired Leases that are rejected, if any, shall have the right to assert Claims, if any, on account of the rejection of such contracts and leases. Unless otherwise provided by a Bankruptcy Court order, any Proofs of Claim asserting Claims arising from the rejection of Executory Contracts and Unexpired Leases pursuant to the Plan must be filed with the Claims and Solicitation Agent no later than thirty (30) days after the Effective Date. Any rejection damages Claim represented by an untimely Proof of Claim shall: (i) be disallowed without the need for any further notice to, or action, order, or approval of, the Bankruptcy Court; (ii) be forever barred, estopped, and enjoined from assertion; (iii) not be enforceable against any Reorganized Debtor or the Distribution Trustee; and (iv) be deemed fully satisfied, released, and discharged notwithstanding anything in a Proof of Claim to the contrary. All Allowed Claims arising from the rejection of Executory Contracts and Unexpired Leases shall be classified as Class 4 - General Unsecured Claims against the applicable Debtor counterparty thereto.

(e)	Contracts and Leases Entered into After the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor and any Executory Contracts and Unexpired Leases assumed by any Debtors may be performed by the applicable Reorganized Debtor in the ordinary course of business.

(f)	Reservation of Rights

Neither the exclusion nor inclusion of any contract or lease in the Assumption/Rejection Schedule, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or Reorganized Debtors, as applicable, with the consent of the Distribution Trustee, shall have ninety (90) days following the Effective Date to alter their treatment of such contract or lease, or to request appropriate relief from the Bankruptcy Court.

8.7	Provisions Governing Distributions

(a)	Disputed Claims Reserve

The Distribution Trustee shall establish and maintain a reserve from the applicable components of the Closing Cash Payment Reserve (or similar reserve, if any, established pursuant to the Stock Purchase Agreement) and the General Unsecured Claims Fund equal to the aggregate amount that would have been distributed to holders of Disputed Claims in connection with interim distributions.

(b)	Special Rules for Distributions to Holders of Disputed Claims

Notwithstanding any provision otherwise in the Plan and except as otherwise agreed by the relevant parties, (a) no partial payments and no partial distributions shall be made with respect to a Disputed Claim until all such disputes in connection with such Disputed Claim have been resolved by settlement or Final Order, and (b) any Entity that holds both an Allowed Claim and a Disputed Claim shall not receive any distribution on the Allowed Claim unless and until all objections to the Disputed Claim have been resolved by settlement or Final Order or the Claims have been Allowed or expunged. Any dividends or other distributions arising from property distributed to holders of Allowed Claims, as applicable, in a Class and paid to such holders under the Plan shall be paid also, in the applicable amounts, to any holder of a Disputed Claim, as applicable, in such Class that becomes an Allowed Claim after the date or dates that such dividends or other distributions were earlier paid to holders of Allowed Claims in such Class.

(c)	Delivery of Distributions

(1)	Accrual of Dividends and Other Rights

For purposes of determining the accrual of dividends or other rights after the Effective Date, the New Common Stock issued under the Plan shall be deemed distributed as of the Effective Date regardless of the date on which it is actually issued, dated, authenticated or distributed.

(2)	Compliance Matters

In connection with the Plan, to the extent applicable, the Reorganized Debtors and the Distribution Trustee shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Distribution Trustee shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding a portion of distributions pending receipt of information to the extent necessary to facilitate such distributions or establishing any other mechanisms that are reasonable and appropriate. The Reorganized Debtors and the Distribution Trustee reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support and other spousal awards, liens, and encumbrances. All Persons holding Claims shall be required to provide any information necessary to affect information reporting and the withholding of such taxes. Notwithstanding any other provision of the Plan to the contrary, (a) each holder of an Allowed Claim shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any Governmental Unit, including income, withholding and other tax obligations, on account of such distribution, and (b) no distribution shall be made to or on behalf of a holder of an Allowed Claim pursuant to the Plan unless and until such holder has provided the Distribution Trust with any information that applicable law requires the Distribution Trustee to obtain in connection with making distributions to Distribution Trust Beneficiaries, including a completed IRS Form W9. Notwithstanding the foregoing, holders of Allowed Noteholder Claims shall not be required to provide any completed IRS forms in order to receive a distribution unless otherwise required under the Distribution Trust Agreement or applicable law.

(3)	Foreign Currency Exchange Rate

Except as otherwise provided in a Bankruptcy Court order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal, National Edition, on the Effective Date.

(4)	Fractional, De Minimis, Undeliverable, and Unclaimed Distributions

A.	No Fractional or De Minimis Distribution. Notwithstanding anything contained herein to the contrary, payments of fractional dollars will not be made (whether payment is to be made in Cash or Reorganized HoldCo Notes to the extent provided in the Stock Purchase Agreement). Whenever any payment of a fraction of a dollar under the Plan would otherwise be called for, the actual payment made will reflect a rounding down of such fractions. The Distribution Trustee shall not be required to make any payment of less than $20.00 on any distribution.

B.	Undeliverable Distributions. If any distribution to a holder of an Allowed Claim is returned to a Distribution Trustee as undeliverable, no further distributions shall be made to such holder unless and until such Distribution Trustee is notified in writing of such holder’s then-current address or other necessary information for delivery, at which time all currently due missed distributions shall be made to such holder as soon as practicable. Undeliverable distributions shall remain in the possession of the Distribution Trustee until such time as a distribution becomes deliverable, or is otherwise distributed pursuant to the terms of the Distribution Trust Agreement, and shall not be supplemented with any interest, dividends or other accruals of any kind.

C.	Withholding Requirements. If the holder of an Allowed Claim fails to provide the information necessary to comply with any withholding requirements of any Governmental Unit, as required under the Plan, within six months of the date of the first notification to the holder of the need for such information (or for the Cash necessary to comply with any applicable withholding requirements), then such holder’s distribution shall be treated as an Unclaimed Distribution.

D.	Reversion. Any distribution under the Plan that is an Unclaimed Distribution for a period of six months after distribution shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and such Unclaimed Distribution shall revest in the Distribution Trust pursuant to the terms of the Distribution Trust Agreement; provided, however, that, to the extent provided by the Stock Purchase Agreement, and such Unclaimed Distribution is Reorganized HoldCo Notes, such Reorganized HoldCo Notes shall be redistributed Pro Rata (it being understood that, for purposes of this particular Section of the Plan that “Pro Rata” shall be determined as if the Claim underlying such unclaimed distribution had been disallowed) to the holders of Allowed Noteholder Claims without the need for a further order by the Bankruptcy Court. Upon such revesting, the Claim of any holder or its successors with respect to such property shall be cancelled, discharged, and forever barred notwithstanding any applicable federal or state escheat, abandoned or unclaimed property laws, or any provisions in any document governing the distribution that is an Unclaimed Distribution, to the contrary. Notwithstanding any provision herein to the contrary, Unclaimed Distributions to holders of General Unsecured Claims shall be distributed Pro Rata to the remaining holders of Allowed General Unsecured Claims, which distribution shall be effectuated through the subsequent distributions provided for under this Plan, it being understood that for purposes of this sentence, “Pro Rata” shall be determined as if the Claims underlying such Unclaimed Distributions had been disallowed.

(5)	Surrender of Cancelled Instruments or Securities

On the Effective Date or as soon as practicable thereafter, each holder of a Certificate (other than holders of Second Lien Notes) shall surrender such Certificate to the Distribution Trustee. Such Certificate shall be cancelled solely with respect to the Debtors, and such cancellation shall not alter the obligations or rights of any non-Debtor third parties vis-à-vis one another with respect to such Certificate. No distribution of property pursuant to the Plan shall be made to or on behalf of any such holder unless and until such Certificate is received by the Distribution Trustee or the unavailability of such Certificate is reasonably established to the satisfaction of the Distribution Trustee pursuant to the provisions of this particular Section of the Plan. Any holder who fails to surrender or cause to be surrendered such Certificate or fails to execute and deliver an affidavit of loss and indemnity acceptable to the Distribution Trustee prior to the first anniversary of the Effective Date shall have its Claim or Interest discharged with no further action, be forever barred from asserting any such Claim or Interest against the relevant Reorganized Debtor or its property, be deemed to have forfeited all rights, and Claims and Interests with respect to such Certificate, and not participate in any distribution under the Plan; furthermore, all property with respect to such forfeited distributions, including any dividends or interest attributable thereto, shall revert to the Reorganized Debtors notwithstanding any federal or state escheat, abandoned or unclaimed property law to the contrary.

(6)	Lost, Stolen, Mutilated, or Destroyed Securities

Any holder of Allowed Claims or Interests evidenced by a Certificate that has been lost, stolen, mutilated or destroyed shall, in lieu of surrendering such Certificate, deliver to the Distribution Trustee an affidavit of loss acceptable to the Distribution Trustee setting forth the unavailability of the Certificate and such additional indemnity as may be required reasonably by the Distribution Trustee to hold the Distribution Trustee harmless from any damages, liabilities or costs incurred in treating such holder as a holder of an Allowed Claim or Interest. Upon compliance with this procedure by a holder of an Allowed Claim or Interest evidenced by such a lost, stolen, mutilated or destroyed Certificate, such holder shall, for all purposes pursuant to the Plan, be deemed to have surrendered such Certificate.

(d)	Claims Paid or Payable by Third Parties

A Claim shall be reduced in full and such Claim shall be disallowed without a Claims objection having to be filed and without any further notice to, or action, order or approval of, the Bankruptcy Court, to the extent that the holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or Reorganized Debtor. To the extent a holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such holder shall repay, return or deliver any distribution held by or transferred to the holder to the applicable Reorganized Debtor to the extent the holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan.

8.8	Procedures for Resolving Disputed Claims

(a)	Disputed Claims Process

Except as otherwise provided for in the Plan, if a party files a Proof of Claim and the Distribution Trustee has not determined in its sole discretion (subject to the terms of the Distribution Trust Agreement), and without the need for notice to, or action, order or approval of, the Bankruptcy Court, that the Claim subject to such Proof of Claim is Allowed, such Claim shall be deemed Disputed unless and until Allowed, resolved by agreement of the parties, or disallowed by a Final Order.

Except as otherwise provided in the Plan, all Proofs of Claim filed after the Effective Date shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor or the Distribution Trustee, without the need for any objection by the Reorganized Debtors or Distribution Trustee or any further notice to, or action, order or approval of, the Bankruptcy Court. For the avoidance of doubt, on and after the Effective Date, the Distribution Trustee may, subject to the terms of the Distribution Trust Agreement, negotiate and settle any Claims, including Claims for which a Proof of Claim has been filed, without further notice to or approval of the Bankruptcy Court, the Claims and Solicitation Agent or any other party.

(b)	Prosecution of Objections to Claims

Any objections to Claims shall be served and filed on or before the 120th day after the Effective Date or by such later date as ordered by the Bankruptcy Court. Notwithstanding anything to the contrary herein, subject to the terms and conditions set forth in the Distribution Trust Agreement and the rights of the Oversight Board thereunder, and notwithstanding any requirements that may be imposed pursuant to Bankruptcy Rule 9019, except insofar as a Claim is Allowed under the Plan on and after the Effective Date, the Distribution Trust shall have the authority to: (1) file, withdraw or litigate to judgment objections to and requests for estimation of Claims; (2) settle or compromise any Disputed Claim without any further notice to or action, order or approval by the Bankruptcy Court; and (3) administer and adjust the Claims register to reflect any such settlements or compromises without any further notice to or action, order or approval by the Bankruptcy Court. The Distribution Trustee shall succeed to any pending objections to Claims filed by the Debtors prior to the Effective Date, and shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Disputed Claim, including the Causes of Action retained under the Plan. The Reorganized Debtors shall provide commercially reasonably assistance and cooperation to the Distribution Trustee in connection with the Distributions Trustee’s prosecution of objections to Claims, including, without limitation, access to the Debtors or the Reorganized Debtors (as the case may be) books and records and other information reasonably requested by the Distribution Trustee to enable the Distribution Trustee to perform its obligations under the Distribution Trust Agreement; provided that all reasonable and documented fees and costs the Reorganized Debtors might incur in connection with such assistance and cooperation shall be paid promptly from the Wind Down Costs Reserve.

(c)	No Interest

Unless otherwise specifically provided for in the Plan or by order of the Bankruptcy Court, postpetition interest shall not accrue or be paid on Claims, and no holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim or right. Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

8.9	Subordination

The allowance, classification, and treatment of all Claims and Interests under the Plan shall conform to and with the respective contractual, legal, and equitable subordination rights of such Claims and Interests, and the Plan shall recognize and implement any such rights. Pursuant to section 510 of the Bankruptcy Code, except where otherwise provided in the Plan, the Reorganized Debtors reserve the right, after notice and a hearing, to re-classify any Allowed Claim or Interest (other than an Allowed Noteholder Claim, which shall not be subject to re-classification in any event) in accordance with any contractual, legal or equitable subordination relating thereto.

8.10	Effect of Confirmation of the Plan

(a)	Discharge of Claims

Except as otherwise provided for in the Plan and effective as of the Effective Date: (a) the rights afforded in the Plan and the treatment of all Claims and Interests shall be in exchange for and in complete satisfaction, discharge, and release of all Claims and Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtors or any of their assets, property or Estates; (b) the Plan shall bind all holders of Claims and Interests, notwithstanding whether any such holders failed to vote to accept or reject the Plan or voted to reject the Plan; (c) all Claims and Interests shall be satisfied, discharged, and released in full, and the Debtors’ liability with respect thereto shall be extinguished completely, including any liability of the kind specified under section 502(g) of the Bankruptcy Code; and (d) all Entities shall be precluded from asserting against the Debtors, the Debtors’ Estates, the Reorganized Debtors, their successors and assigns and their assets and properties any other Claims or Interests based upon any documents, instruments, or any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date.

(b)	Certain Releases by the Debtors

Notwithstanding anything contained herein to the contrary, as of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Released Parties are deemed released and discharged by the Debtors, the Reorganized Debtors, the Estates, and any person or entity seeking to exercise the rights of the Debtors’ Estates (including the Distribution Trustee) from any and all Claims, obligations, suits, judgments, damages, demands, debts, remedies, Causes of Action (including Avoidance Actions), rights of setoff, other rights, and liabilities whatsoever, whether for tort, contract, violations of federal or state securities laws, Avoidance Actions, including any derivative Claims, asserted or that could possibly have been asserted directly or indirectly on behalf of the Debtors, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity, or otherwise, and any and all Causes of Action asserted or that could possibly have been asserted on behalf of the Debtors, that the Debtors, the Reorganized Debtors, the Estates, or Affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Entity, based on or in any way relating to, or in any manner arising from, in whole or in part, the Debtors or their Affiliates, the conduct of the debtors’ businesses, the in-court or out-of-court efforts to implement the Transaction, the SPA, the Stock Purchase Agreement (if other than the SPA), the Support Agreement, or the Plan Sponsorship Agreement; the formulation, preparation, solicitation, dissemination, negotiation, or filing of the Disclosure Statement or Plan or any contract, instrument, release, or other agreement or document created or entered into in connection with or pursuant to the Support Agreement, the Plan Sponsorship Agreement, the Disclosure Statement, or the Plan; the filing and prosecution of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, prepetition contracts and agreements with one or more Debtors, or any other act or omission, transaction, agreement, event, or other occurrence taking place before the Effective Date; provided that to the extent that a Claim or Cause of Action is determined by a Final Order to have constituted fraud, gross negligence or willful misconduct, such Claim or Cause of Action shall not be so released.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the release set forth in Section 9.2 of the Plan, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that such release is: (a) in exchange for the good and valuable consideration provided by the Released Parties; (b) a good faith settlement and compromise of the Claims released by Section 9.2 of the Plan; (c) in the best interests of the Debtors and all holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any of the Debtors asserting any Claim or Cause of Action released by Section 9.2 of the Plan.

(c)	Certain Releases by Holders of Claims

Notwithstanding anything contained herein to the contrary, as of the Effective Date, (x) the Releasing Parties and (y) the holders of Claims against and Interests in the Debtors and the Reorganized Debtors who: (1) are presumed to have voted for the Plan under section 1126(f) of the Bankruptcy Code, (2) are entitled to vote to accept or reject the Plan and abstain from voting, or (3) are entitled to vote to accept or reject the Plan and do not mark their ballots to indicate their refusal to grant the releases provided in this Section of the Plan, shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever, released and discharged the Released Parties from any and all Claims, Interests, obligations, rights, liabilities, actions, causes of action, choses in action, suits, debts, damages, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, remedies, rights of set-off, third-party claims, subrogation claims, contribution claims, reimbursement claims, indemnity claims, counterclaims, and crossclaims (including all claims and actions against any Entities under the Bankruptcy Code) whatsoever, whether for tort, contract, violations of federal or state securities laws, Avoidance Actions, including any derivative Claims, asserted or that could be asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity, or otherwise, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or in any way relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ restructuring, the Support Agreement, or the

Plan Sponsorship Agreement; the formulation, preparation, solicitation, dissemination, negotiation, or filing of the Disclosure Statement or Plan or any contract, instrument, release, or other agreement or document created or entered into in connection with or pursuant to the SPA, the Stock Purchase Agreement (if other than the SPA), the Support Agreement, the Plan Sponsorship Agreement, the Disclosure Statement, or the Plan; the filing and prosecution of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, prepetition contracts and agreements with one or more Debtors, or any other act or omission, transaction, agreement, event, or other occurrence taking place before the Effective Date; provided that to the extent that a Claim or Cause of Action is determined by a Final Order to have constituted fraud, gross negligence or willful misconduct, such Claim or Cause of Action shall not be so released. Notwithstanding anything to the contrary in the foregoing, the release set forth above does not release any obligations arising on or after the Effective Date of any party under the Plan, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the release set forth in Section 9.3 of the Plan, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that such release is: (a) in exchange for the good and valuable consideration provided by the Released Parties; (b) a good faith settlement and compromise of the Claims released by Section 9.3 of the Plan; (c) in the best interests of the Debtors and all holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any Entity granting a release under Section 9.3 of the Plan from asserting any Claim or Cause of Action released by Section 9.3 of the Plan.

(d)	Exculpation

Effective as of the Effective Date, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from, any Exculpated Claim or any obligation, Cause of Action, or liability for any Exculpated Claim; provided, however, that the foregoing “exculpation” shall have no effect on the liability of any Entity that results from any act or omission that is determined in a Final Order to have constituted actual fraud, gross negligence or willful misconduct. The Exculpated Parties have, and upon Confirmation shall be deemed to have, participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation of acceptances and rejections of the Plan and the making of distributions pursuant to the Plan and, therefore, are not and shall not be liable at any time for the violation of any applicable, law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

(e)	INJUNCTION

Except as otherwise provided herein or in the Confirmation Order, from and after the Effective Date, all Entities are, to the fullest extent provided under section 524 and other applicable provisions of the Bankruptcy Code, permanently enjoined from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Released Parties, or the Exculpated Parties (collectively, the “Section 9.5 Parties”): (a) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any Claims or Interests; (b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against the Section 9.5 Parties or their respective property and assets on account of or in connection with or with respect to any such Claims or Interests; (c) creating, perfecting, or enforcing any encumbrance of any kind against the Section 9.5 Parties or their respective property and assets on account of or in connection with or with respect to any such Claims or Interests; (d) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from the Section 9.5 Parties or their respective property and assets on account of or in connection with or with respect to any such Claims or Interests unless such holder has filed a motion requesting the right to perform such setoff on or before the Confirmation Date; and (e) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released, exculpated or settled pursuant to the Plan.

(f)	Release of Liens

Except as otherwise provided for in the Plan or in any contract, instrument, release or other agreement or document created pursuant to the Plan, on the Effective Date, all mortgages, deeds of trust, Liens, pledges or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title and interest of any holder of such mortgages, deeds of trust, Liens, pledges or other security interests shall revert to the Reorganized Debtors or the Distribution Trustee, as applicable.

8.11	Conditions Precedent to the Effective Date

(a)	Conditions Precedent to Confirmation

It shall be a condition to Confirmation that the following conditions shall have been satisfied or waived pursuant to Section 10.3 of the Plan:

(1) the Confirmation Order shall have been entered by the Bankruptcy Court in form and substance acceptable to the Debtors, the Plan Sponsor, and the Requisite Noteholders, and reasonably acceptable to the Committee; and

(2) entry of an order, which may be the Confirmation Order, approving the Stock Purchase Agreement and authorizing the Debtors to enter into and perform under the Stock Purchase Agreement.

(b)	Conditions Precedent to the Effective Date

It shall be a condition to the Effective Date that the following conditions shall have been satisfied or waived pursuant to Section 10.3 of the Plan:

(1) the Plan, the Plan Supplement, and all other documents related to the Transaction shall each be in form and substance consistent with the Term Sheet and otherwise acceptable in all respects to the Debtors, the Plan Sponsor, and the Requisite Noteholders, and reasonably acceptable to the Committee, and shall be in full force and effect;

(2) the Confirmation Order shall have been entered and such order shall be in form and substance consistent with the Term Sheet and otherwise acceptable in all respects to the Debtors, the Plan Sponsor, and the Requisite Noteholders, and reasonably acceptable to the Committee;

(3) the Confirmation Order shall have become a Final Order;

(4) the Plan Sponsorship Agreement (unless terminated in accordance with the Bidding Procedures) and Support Agreement shall be in full force and effect and shall not have been terminated;

(5) any unpaid Transaction Expenses shall have been paid;

(6) all governmental approvals and consents that are legally required for the consummation of the Plan, as applicable, shall have been obtained, not subject to unfulfilled conditions, and be in full force and effect;

(7) the conditions to the effectiveness of the Stock Purchase Agreement, including all conditions precedent of the Stock Purchase Agreement, shall have been satisfied or waived in accordance with its terms and all deliverables thereunder have been provided, and the issuance of the New Common Stock shall have been consummated and the Purchase Price paid or delivered;

(8) on the Effective Date, all amounts outstanding under the DIP Facility shall be indefeasibly paid-in-full in Cash;

(9) in the event that the SPA represents the Winning Bid, or to the extent provided in the Stock Purchase Agreement: (A) the Distribution Trust shall have been established, the Distribution Trustee shall have been appointed, the Distribution Trust Agreement shall have been executed, and the Closing Cash Payment Reserve shall have been transferred to the Distribution Trust; (B) the Claims and Adjustment Escrow shall have been established, the Claims and Adjustment Escrow Agent shall have been appointed, the Claims and Adjustment Escrow Agreement shall have been executed, and 50% of the Effective Date Net Distributable Cash shall have been transferred to the Claims and Adjustment Escrow; (C) the other 50% of the Effective Date Net Distributable Cash shall have been transferred to the Noteholders Representative; (D) the Noteholders Representative, the Requisite Noteholders Representative, and the Independent Accounting Firm (as may be defined and referenced in the Stock Purchase Agreement) shall have been appointed and assumed their respective rights and responsibilities; (E) the Reorganized HoldCo Notes shall have been issued and all documentation related thereto shall have been executed and delivered; and (F) the Buyer Exit Credit Facility (including all documentation related thereto) shall have been consummated.

(c)	Waiver of Conditions Precedent

The Debtors may, with the written consent of the Plan Sponsor and Requisite Noteholders, waive any of the conditions set forth in Sections 10.1 and 10.2 of the Plan without any notice to any other parties in interest and without any further notice to, or action, order or approval of, the Bankruptcy Court, and without any formal action other than proceeding to confirm or consummate the Plan.

8.12	Confirmation of the Plan

The Debtors request Confirmation of the Plan under section 1129(b) of the Bankruptcy Code with respect to any Impaired Class that does not accept the Plan pursuant to section 1126 of the Bankruptcy Code. Subject to the terms of the Support Agreement and the Plan Sponsorship Agreement, the Debtors reserve the right to amend the Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.

ARTICLE IX

CERTAIN FACTORS TO BE CONSIDERED

PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN, ALL HOLDERS OF CLAIMS THAT ARE IMPAIRED SHOULD READ AND CAREFULLY CONSIDER THE FACTORS SET FORTH HEREIN, AS WELL AS ALL OTHER INFORMATION SET FORTH OR OTHERWISE REFERENCED IN THIS DISCLOSURE STATEMENT.

ALTHOUGH THESE RISK FACTORS ARE MANY, THESE FACTORS SHOULD NOT BE REGARDED AS CONSTITUTING THE ONLY RISKS PRESENT IN CONNECTION WITH THE DEBTORS’ BUSINESSES OR THE PLAN AND ITS IMPLEMENTATION.

9.1	General

The following provides a summary of various important considerations and risk factors associated with the Plan.

9.2	Risks Related to the Plan and Other Bankruptcy Law Considerations

(a)	A Claim or Interest Holder May Object to, and the Bankruptcy Court May Disagree with, the Debtors’ Classification of Claims and Interests.

Section 1122 of the Bankruptcy Code provides that a plan may place a claim or an equity interest in a particular class only if such claim or equity interest is substantially similar to the other claims or equity interests in such class. The Debtors believe that the classification of Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code because the Debtors created 7 Classes of Claims and Interests, each encompassing Claims or Interests, as applicable, that are substantially similar to the other Claims and Interests in each such Class. However, a Claim or Interest holder could challenge the Debtors’ classification. In such an event, the cost of the Chapter 11 Cases and the time needed to confirm the Plan may increase, and there can be no assurance that the Bankruptcy Court will agree with the Debtors’ classification. If the Bankruptcy Court concludes that either or both of the classifications of Claims and Interests under the Plan do not comply with the requirements of the Bankruptcy Code, the Debtors may need to modify the Plan. Such modification could require re-solicitation of votes on the Plan. The Plan may not be confirmed if the Bankruptcy Court determines that the Debtors’ classification of Claims and Interests is not appropriate.

(b)	The Debtors May Not Be Able to Satisfy the Voting Requirements for Confirmation of the Plan.

If votes are received in number and amount sufficient to enable the Bankruptcy Court to confirm the Plan, the Debtors may seek, as promptly as practicable thereafter, Confirmation. If the Plan is not accepted by at least one Class of Claims that is impaired under the Plan, the Debtors may elect to amend the Plan, seek to sell their assets pursuant to section 363 of the Bankruptcy Code, or proceed with liquidation.

(c)	The Bankruptcy Court May Not Confirm the Plan.

The Debtors cannot assure you that the Plan will be confirmed by the Bankruptcy Court. Section 1129 of the Bankruptcy Code, which sets forth the requirements for confirmation of a plan of reorganization, requires, among other things, a finding by the Bankruptcy Court that the plan of reorganization is “feasible,” that all claims and interests have been classified in compliance with the provisions of section 1122 of the Bankruptcy Code, and that, under the plan of reorganization, each holder of a claim or interest within each impaired class either accepts the plan of reorganization or receives or retains cash or property of a value, as of the date the plan of reorganization becomes effective, that is not less than the value such holder would receive or retain if the debtor were liquidated under chapter 7 of the Bankruptcy Code. There can be no assurance that the Bankruptcy Court will conclude that the feasibility test and other requirements of section 1129 of the Bankruptcy Code have been met with respect to the Plan.

If the Plan is not confirmed, the Chapter 11 Cases may be converted into cases under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed or elected to liquidate the Debtors’ assets for distribution in accordance with the priorities established by the Bankruptcy Code. A discussion of the effects that a chapter 7 liquidation would have on the recoveries of holders of claims and interests and the Debtors’ liquidation analysis are set forth under the unaudited Liquidation Analysis, attached hereto as Exhibit C. As set forth in the Liquidation Analysis, the Debtors believe that liquidation under chapter 7 of the Bankruptcy Code would result in, among other things, smaller distributions being made to creditors than those provided for in the Plan.

(d)	The Debtors May Object to the Amount or Classification of a Claim or Interest.

Except as otherwise provided in the Plan, the Debtors reserve the right to object to the amount or classification of any Claim or Interest under the Plan. The estimates set forth in this Disclosure Statement cannot be relied on by any holder of a Claim or Interest where such Claim or Interest is subject to an objection. Any holder of a Claim or Interest that is subject to an objection thus may not receive its expected share of the estimated distributions described in this Disclosure Statement.

(e)	Even if the Debtors Receive All Necessary Acceptances for the Plan to Become Effective, the Debtors May Fail to Meet All Conditions Precedent to Effectiveness of the Plan.

Although the Debtors believe that the Effective Date would occur very shortly after the Confirmation Date, there can be no assurance as to such timing.

The Confirmation and effectiveness of the Plan are subject to certain conditions that may or may not be satisfied. The Debtors cannot assure you that all requirements for Confirmation and effectiveness required under the Plan will be satisfied.

(f)	Contingencies May Affect Distributions to Holders of Allowed Claims and Interests.

The distributions available to holders of Allowed Claims and Interests under the Plan can be affected by a variety of contingencies, including, whether the Bankruptcy Court orders certain Allowed Claims to be subordinated to other Allowed Claims. The occurrence of any and all such contingencies could affect distributions under the Plan.

(g)	The Debtors May Seek to Amend, Waive, Modify or Withdraw the Plan at Any Time Prior to Confirmation.

The Debtors reserve the right, prior to the Confirmation of the Plan or substantial Consummation thereof, subject to the provisions of section 1127 of the Bankruptcy Code, applicable law, the Support Agreement, and the Plan Sponsorship Agreement to amend the terms of the Plan or waive any conditions thereto if and to the extent such amendments or waivers are necessary or desirable to consummate the Plan. The potential impact of any such amendment or waiver on the holders of Claims and Interests cannot presently be foreseen but may include a change in the economic impact of the Plan on some or all of the proposed Classes or a change in the relative rights of such Classes. All holders of Claims and Interests will receive notice of such amendments or waivers to the extent required by applicable law or the Bankruptcy Court. If, after receiving sufficient acceptances, but prior to Confirmation of the Plan, the Debtors seek to modify the Plan, the previously solicited acceptances will be valid only if (1) all classes of adversely affected creditors and interest holders accept the modification in writing, or (2) the Bankruptcy Court determines, after notice to designated parties, that such modification was de minimis or purely technical or otherwise did not adversely change the treatment of holders of accepting Claims and Interests or is otherwise permitted by the Bankruptcy Code.

(h)	The Plan May Have a Material Adverse Effects on the Debtors’ Operations.

The solicitation of acceptances of the Plan and commencement of the Chapter 11 Cases could adversely affect the relationships between the Debtors and their respective customers, employees, partners, and others. There is a risk, due to uncertainty about the Debtors’ future, that, among other things:

•	the Debtors’ customers’ and advertisers’ confidence in the abilities of the Debtors to produce and deliver their products and services could erode, resulting in a significant decline in the Debtors’ revenues, profitability, and cash flow;

•	it may become more difficult to retain, attract, or replace key employees;

•	employees could be distracted from performance of their duties or more easily attracted to other career opportunities; and

•	the Debtors’ suppliers, vendors, and service providers could terminate their relationships with the Debtors or require financial assurances or enhanced performance, subject to the Debtors’ assertions in the Bankruptcy Court of certain protections under the Bankruptcy Code.

(i)	The Debtors Cannot Predict the Amount of Time Spent in Bankruptcy for the Purpose of Implementing the Plan, and a Lengthy Bankruptcy Proceeding Could Disrupt the Debtors’ Businesses, as well as Impair the Prospect for Reorganization on the Terms Contained in the Plan.

The Debtors estimate that the process of obtaining Confirmation of the Plan by the Bankruptcy Court will last approximately 75 to 90 days from the Petition Date, but it could last considerably longer if, for example, Confirmation is contested or the conditions to Confirmation or Consummation are not satisfied or waived.

While the Debtors expect that the Chapter 11 Cases would be of short duration and would not be unduly disruptive to the Debtors’ businesses, the Debtors cannot be certain that this necessarily would be the case. Although the Plan is designed to minimize the length of the bankruptcy proceedings, it is impossible to predict with certainty the amount of time that the Debtors may spend in bankruptcy, and the Debtors cannot be certain that the Plan would be confirmed. Even if confirmed on a timely basis, a bankruptcy proceeding to confirm the Plan could itself have an adverse effect on the Debtors’ businesses. There is a risk, due to uncertainty about the Debtors’ futures, that, among other things:

•	customers and advertisers could move to the Debtors’ competitors, including competitors that have comparatively greater financial resources and that are in comparatively less financial distress;

•	employees could be distracted from performance of their duties or more easily attracted to other career opportunities; and

•	business partners could terminate their relationship with the Debtors or demand financial assurances or enhanced performance, any of which could impair the Debtors’ prospects.

A lengthy bankruptcy proceeding also would involve additional expenses and divert the attention of management from the operation of the Debtors’ businesses, as well as create concerns for employees, suppliers and customers.

The disruption that the bankruptcy process would have on the Debtors’ businesses could increase with the length of time it takes to complete the Chapter 11 Cases. If the Debtors are unable to obtain Confirmation of the Plan on a timely basis, because of a challenge to the Plan or otherwise, the Debtors may be forced to operate in bankruptcy for an extended period of time while they try to develop a different reorganization plan that can be confirmed. A protracted bankruptcy case could increase both the probability and the magnitude of the adverse effects described above.

(j)	Other Parties in Interest Might Be Permitted to Propose Alternative Plans of Reorganization that May Be Less Favorable to Certain of the Debtors’ Constituencies than the Plan.

Other parties in interest could seek authority from the Bankruptcy Court to propose an alternative plan of reorganization to the Plan. Under the Bankruptcy Code, a debtor in possession initially has the exclusive right to propose and solicit acceptances of a plan of reorganization for a period of 120 days from filing. However, such exclusivity period can be reduced or terminated upon order of the Bankruptcy Court. If such an order were to be entered, other parties in interest would then have the opportunity to propose alternative plans of reorganization.

If other parties in interest were to propose an alternative plan of reorganization following expiration or termination of the Debtors’ exclusivity period, such a plan may be less favorable to existing holders of Claims and Interests and may seek to exclude these holders from receiving the distributions completed by the Plan. Alternative plans of reorganization also may treat less favorably the Claims of a number of other constituencies, including the Debtors’ employees, and the Debtors’ trading partners and customers. The Debtors consider maintaining relationships with their Creditors (as defined in section 101(10) of the Bankruptcy Code), employees, trading partners, and customers as critical to maintaining the value of Reorganized Brookstone following the Effective Date, and have sought to treat those constituencies accordingly. However, proponents of alternative plans of reorganization may not share the Debtors’ assessments and may seek to impair the Claims of such constituencies to a greater degree. If there were competing plans of reorganization, the Chapter 11 Cases likely would become longer, more complicated, and much more expensive. If this were to occur, or if the Debtors’ employees or other constituencies important to the Debtors’ business reacted adversely to an alternative plan of reorganization, the adverse consequences discussed in the foregoing Section 9.2(i) also could occur.

(k)	The Debtors’ Business May Be Negatively Affected if the Debtors Are Unable to Assume Their Executory Contracts.

An executory contract is a contract on which performance remains due to some extent by both parties to the contract. The Plan provides for the assumption of all Executory Contracts and Unexpired Leases, unless designated on a schedule of rejected contracts or subject of a separate motion to reject filed with the Bankruptcy Court. The Debtors intend to preserve as much of the benefit of their existing contracts and leases as possible. However, with respect to some limited classes of Executory Contracts the Debtors may need to obtain the consent of the counterparty to maintain the benefit of the contract. There is no guarantee that such consent either would be forthcoming or that conditions would not be attached to any such consent that makes assuming the contracts unattractive. The Debtors then would be required to either forego the benefits offered by such contracts or to find alternative arrangements to replace them.

(l)	The Support and Plan Sponsorship Agreements Could Terminate Prior to the Effective Date.

The Support and Plan Sponsorship Agreements could terminate prior to the Effective Date, and the Debtors may be unable to reorganize in the absence of such agreements.

(m)	The Debtors’ Ability to Reorganize May Be Jeopardized Due to a Potential Liquidity Shortfall.

If the Transaction contemplated by the Plan does not close by July 8, 2014, the Debtors’ ability to reorganize may be jeopardized in light of a potential lack of liquidity.

9.3	Business-Specific Risk Factors

Risk Factors Relating to the Reorganized Brookstone’s Business

(a)	The business of Reorganized Brookstone will be dependent on the overall economic environment and consumer spending patterns.

The sales of Reorganized Brookstone will be primarily dependent upon discretionary consumer spending, which is affected by the overall economic environment, consumer confidence, and other factors that may be beyond the control of Reorganized Brookstone. In addition, the sales of Reorganized Brookstone will be dependent in part on the strength of new products which may be controlled by its vendors and third party manufacturers. The economic downturn over the years preceding these Chapter 11 Cases led to declines in consumer traffic and spending patterns, and the effect of the economic downturn on other retailers in shopping malls in which the stores of Reorganized Brookstone will be located also may adversely affect Reorganized Brookstone.

In addition, disruptions in the capital and credit markets, could adversely affect the ability of Reorganized Brookstone to draw on Buyer Exit Credit Facility. Reorganized Brookstone’s access to funds under its Buyer Exit Credit Facility will be dependent on the ability of the bank(s) that will be parties to the facility to meet their funding commitments. Those bank(s) may not be able to meet their funding commitments to Reorganized Brookstone if they experience shortages of capital and liquidity or if they experience excessive volumes of borrowing requests from Reorganized Brookstone and other borrowers within a short period of time. Longer-term disruptions in the capital and credit markets as a result of uncertainty, changing or increased regulation, reduced alternatives or failures of significant financial institutions could adversely affect Reorganized Brookstone’s access to liquidity needed for its business. Any disruption could require Reorganized Brookstone to take measures to conserve cash until the markets stabilize or until alternative credit arrangements or other funding for its business needs can be arranged. Such disruptions may also impact the capital needs of its vendors and third party manufacturers, which, in turn, could adversely affect Reorganized Brookstone’s results of operations, cash flows and financial condition.

(b)	Reorganized Brookstone’s ability to introduce innovative merchandise and updated products may impact its sales and profitability.

Successful implementation of its merchandising strategy will depend on Reorganized Brookstone’s ability to introduce in a timely manner new or updated products, which are affordable, functional in purpose, distinctive in quality and design and not widely available from other retailers. Reorganized Brookstone expects that the popularity of a product or group of related products of the type it typically will offer will be limited in time due to the continual changing nature of consumer preferences. In addition, if Reorganized Brookstone’s products or substitutes for such products become widely available from other retailers (including mass-retailers, department stores or discount retailers), demand for these products from Reorganized Brookstone may decline or Reorganized Brookstone may be required to reduce its retail prices. If one of its competitors were to offer for sale new and innovative products that Reorganized Brookstone did not offer for sale, customer demand for Reorganized Brookstone’s goods could decline. Even with innovative merchandising, there remains a risk that Reorganized Brookstone’s new products will not sell at planned levels.

(c)	The business of Reorganized Brookstone will be seasonal.

The business of the Reorganized Brookstone, like that of many retailers, will be seasonal. A high percentage of its annual sales and substantially all of its annual income from operations will be attributable to the winter holiday selling season. In addition, sales in the second fiscal quarter of Reorganized Brookstone should be generally higher than sales during the first and third fiscal quarters as a result of sales in connection with Father’s Day. Like many retailers, Reorganized Brookstone will make merchandising and inventory decisions for the winter holiday selling season and the Father’s Day selling season well in advance of actual sales. Accordingly, any adverse sales trends during these seasons due, for example, to unfavorable economic conditions, weather conditions or deviations from projected demand for products, could have a material adverse effect on the results of operations of Reorganized Brookstone for the entire fiscal year. Reorganized Brookstone expects that its annual results of operations will be dependent on its performance during these seasons.

(d)	Reorganized Brookstone will face the risk of disruption of its vendor relationships and its supply chain.

Reorganized Brookstone will depend on a core group of significant vendors. Because Reorganized Brookstone will strive to sell primarily unique merchandise, adequate substitutes for certain key products may not be widely available in the marketplace. There can be no assurance that vendor manufacturing or distribution problems, or the loss of any exclusive rights to distribute important products, will not have a material adverse effect on the performance of Reorganized Brookstone.

(e)	Reorganized Brookstone will depend on a limited number of wholesale customers for retail distribution of certain of its products, and the business of Reorganized Brookstone would be harmed if it loses any of its significant wholesale customers.

Reorganized Brookstone anticipates that its wholesale customers will include some of the nation’s leading retailers, such as Staples, Target and Bed Bath and Beyond. The loss of any of these wholesale partners or a material reduction in their anticipated purchases could harm the business, financial condition, or results of operations of Reorganized Brookstone.

(f)	If Reorganized Brookstone is unable to identify and analyze factors affecting its business, anticipate changing consumer preferences and buying trends, and manage its inventory commensurate with customer demand, the anticipated sales levels and profit margin of Reorganized Brookstone will decline.

The success of Reorganized Brookstone will depend, in large part, upon its ability to identify and analyze factors affecting its business and to anticipate and respond in a timely manner to changing merchandise trends and customer demands. Consumer preferences cannot be predicted with certainty and may change between selling seasons. Changes in customer preferences and buying trends may also affect the product categories of Reorganized Brookstone differently. Reorganized Brookstone must be able to stay current with preferences and trends in its product categories and address the customer tastes for each of its target customer demographics. Reorganized Brookstone must also be able to identify and adjust the customer offerings in its product categories to cater to customer demands. For example, within its technology product category, a change in customer preferences for its audio products may not correlate to a similar change in buying trends for its mobile solutions. If Reorganized Brookstone misjudges either the market for its merchandise or its customers’ purchasing habits, its sales may decline significantly, and Reorganized Brookstone may be required to mark down certain products to sell the resulting excess inventory, which would negatively impact its business and operating results.

In addition, Reorganized Brookstone must manage its inventory effectively and commensurate with customer demand. Much of its inventory will be sourced from vendors located outside of the United States. Thus, Reorganized Brookstone will usually order merchandise, and enter into contracts for the purchase and manufacture of such merchandise well in advance of the applicable selling season and frequently before trends are known. Extended lead times for its purchases may make it difficult for Reorganized Brookstone to respond rapidly to new or changing trends. The vendors of Reorganized Brookstone also may not have the capacity to handle the demands of Reorganized Brookstone or may go out of business in times of economic crisis. In addition, the seasonal nature of the business of Reorganized Brookstone will require it to carry a significant amount of inventory prior to peak selling season. As a result, Reorganized Brookstone will be vulnerable to demand and pricing shifts and to misjudgments in the selection and timing of merchandise purchases. If Reorganized Brookstone does not accurately predict its customers’ preferences and acceptance levels of its products, its inventory levels will not be appropriate, and its business and operating results may be negatively impacted.

(g)	If its leases terminate or are not renewed upon expiration, Reorganized Brookstone may not be able to find comparable locations.

All of the retail stores of Reorganized Brookstone will be leased. There can be no assurance that, upon termination or expiration of these leases, Reorganized Brookstone will be able to renew them on acceptable terms, or at all. If Reorganized Brookstone is unable to identify and secure attractive replacement store locations in these cases, the results of operations, cash flows, and financial condition of Reorganized Brookstone could be adversely affected.

(h)	The failure of Reorganized Brookstone to successfully manage its order-taking and fulfillment operations could have a negative impact on its business and operating results.

The success of its e-Commerce segment will depend, in part, on the ability of Reorganized Brookstone to maintain efficient and uninterrupted order taking and fulfillment operations in its customer care centers and on its website. Disruptions or slowdowns in these areas could result from disruptions in telephone service or power outages, inadequate system capacity, system issues, computer viruses, security breaches, human error, changes in programming, union organizing activity, disruptions in its third party labor contracts, natural disasters, or adverse weather conditions. Industries that are particularly seasonal, such as that of Reorganized Brookstone, face a higher risk of harm from operational disruptions during peak sales seasons. These problems could result in a reduction in sales as well as increased selling, general, and administrative expenses. In addition, Reorganized Brookstone will face the risk that it cannot hire enough qualified employees to support its operations, or that there will be a disruption in its labor force, especially during its peak season. The need to operate with fewer employees could negatively impact the customer service levels of Reorganized Brookstone and its operations.

(i)	The success of Reorganized Brookstone will be substantially dependent on positive perceptions of the Brookstone brand.

Reorganized Brookstone will have a well-recognized brand that has been built over many years, and Reorganized Brookstone believes consumers associate the brand with quality merchandise and a high level of customer service. To be successful in the future, Reorganized Brookstone must continue to preserve, grow, and leverage the value of this brand. Brand value is based in large part on perceptions of subjective qualities, and even isolated incidents that erode trust and confidence, particularly if they result in adverse publicity, governmental investigations, or litigation, can have an adverse impact on these perceptions and lead to tangible adverse effects on the business of Reorganized Brookstone, including consumer boycotts, loss of new store development opportunities, or employee recruiting difficulties. Any significant damage to the brand could negatively impact sales, reduce employee morale and productivity, and diminish customer trust, any of which would harm the business of Reorganized Brookstone.

(j)	The success of the business of Reorganized Brookstone will be dependent on its ability to open new stores and temporary locations.

The core business of Reorganized Brookstone will be the operation of retail stores across the United States. Its ability to open new stores, including airport locations, and to operate its temporary location program successfully depends upon, among other things, the capital resources and ability of Reorganized Brookstone to locate suitable sites, negotiate favorable rents and other lease terms, and implement its operational strategy. When Reorganized Brookstone opens new stores in markets where it already has a presence, the existing locations may experience a decline in sales as a result, and when it opens stores in new markets, Reorganized Brookstone may encounter difficulties in attracting customers due to a lack of customer familiarity with the brand, Reorganized Brookstone’s lack of familiarity with local customer preferences, and seasonal differences in the market.

In addition, because the store designs of Reorganized Brookstone must evolve over time so that it may effectively compete for customers in top malls, airports, and other retail locations, actual store-related capital expenditures may vary from expected levels due to such factors as the scope of remodeling projects, general increases in the costs of labor and materials, and unusual product display requirements. Furthermore, any consolidation and/or mergers involving any of the larger landlords or mall operators in which Reorganized Brookstone may have a retail location may negatively impact its bargaining position when negotiating new leases due to decreased competition among landlords and mall operators.

(k)	Declines in the comparable store sales of Reorganized Brookstone may harm its operating results.

Comparable store sales are impacted by the overall economic and general retail sales environment, consumer preferences and buying trends, changes in sales mix among distribution channels, the ability of Reorganized Brookstone to efficiently source and distribute products, changes in the merchandise mix of Reorganized Brookstone, competition (including competitive promotional activity and discount retailers), current local and global economic conditions, the timing of releases of new merchandise and promotional events of Reorganized Brookstone, the success of marketing programs, the cannibalization of store sales, future changes in catalog circulation and in the e-Commerce segment of Reorganized Brookstone, and fluctuations in foreign exchange rates. Among other things, weather conditions can affect comparable store sales because inclement weather can alter consumer behavior or may require Reorganized Brookstone to close certain stores temporarily and thus reduce store traffic. Even if stores are not closed, many customers may decide to avoid going to stores in bad weather. These factors may cause comparable store sales results to differ materially from anticipates sales, and Reorganized Brookstone expects that comparable store sales will fluctuate in the future. The ability of Reorganized Brookstone to improve its comparable store sales results will depend, in large part, on maintaining and improving its forecasting of customer demand and buying trends, selecting effective marketing techniques, effectively driving traffic to its stores through marketing and various promotional events, providing an appropriate mix of merchandise for its broad and diverse customer base, and using effective pricing strategies.

(l)	If it is unable to manage successfully the complexities associated with a multi-channel and multi-brand business, Reorganized Brookstone may suffer declines in its business and its ability to attract new business.

With the expansion of its e-Commerce business, the overall business of Reorganized Brookstone will become substantially more complex. The changes in its business will force Reorganized Brookstone to develop new expertise and face new challenges, risks, and uncertainties. For example, Reorganized Brookstone will face the risk that its e-Commerce or wholesale businesses might cannibalize a significant portion of its retail and catalog businesses, and Reorganized Brookstone will face the risk of catalog circulation cannibalizing its retail sales. While Reorganized Brookstone recognizes that its e-Commerce and wholesale sales cannot be entirely incremental to sales through its retail and catalog channels, Reorganized Brookstone will seek to attract as many new customers as possible to its e-Commerce websites. Reorganized Brookstone will continually analyze the business results of its channels and the relationships among its channels in an effort to find opportunities to build incremental sales.

(m)	Its dependence on foreign vendors will subject Reorganized Brookstone to certain risks inherent to foreign operations.

Reorganized Brookstone will purchase a significant portion of its merchandise from foreign vendors, including vendors located in Asia. Although Reorganized Brookstone expects this strategy to increase its profit margins for these products, its reliance on such vendors will subject it to associated legal, social, political, and economic risks, including import, licensing, and trade restrictions. In particular, trade policy and relations between the United States and China have become the subject of vigorous political debate, and changes in national trade policy or practices, including currency convertibility and exchange rates, tariffs, taxes, or other retaliatory action, could have a material adverse impact on future operations and results.

Additionally, Reorganized Brookstone will be highly dependent upon steamship lines and air cargo companies to transport its merchandise from overseas to the United States and, as such, Reorganized Brookstone will remain vulnerable to equipment shortages and labor stoppage, as well as terror alerts and acts of terrorism, both at the ports and countries of origins and in the United States. In such situations, Reorganized Brookstone could face inventory shortages, increased transportation costs, and increased interest expense as a result of moving inventory receipts forward.

Finally, although Reorganized Brookstone will take steps to evaluate the operations of its foreign manufacturing partners, Reorganized Brookstone will be subject to the risk that these manufacturers may employ labor practices that are not consistent with acceptable practices in the United States. In any such event, Reorganized Brookstone could be hurt by negative publicity with respect to those practices and, in some cases, face liability for those practices.

(n)	Reorganized Brookstone will operate in an intensely competitive business environment.

The U.S. retail industry is highly competitive. Reorganized Brookstone will compete against large international and national players, as well as many regional competitors. Some of its principal competitors may be less highly leveraged than Reorganized Brookstone and have greater financial, marketing, and distribution resources than Reorganized Brookstone will have. Accordingly, these competitors may be better able to withstand changes in conditions within the industries in which Reorganized Brookstone will operate, and may have significantly greater operating and financial flexibility than Reorganized Brookstone will have. Competition may also intensify as its competitors enter into business combinations or other alliances or as established companies in other market segments expand into the segments in which Reorganized Brookstone will operate.

As a result of this competitive environment, Reorganized Brookstone will face pressure on the sales prices of its products from competitors. As a result of these pricing pressures, Reorganized Brookstone may in the future experience reductions in its profit margins, revenues, or sales. In addition, Reorganized Brookstone will need to invest continuously in customer service and support, marketing, and its sales force. Reorganized Brookstone cannot assure you as to the anticipated market share its products or its price and operating margins in the future.

(o)	Computer systems or telephone services failures could have a material adverse effect on Reorganized Brookstone.

The success of Reorganized Brookstone will be dependent upon its computer hardware and software systems and its telecommunications systems. The internet portion of its e-Commerce segment will rely heavily on the proper operation of these systems, as well as on the continued operation of the external components of the internet, to market goods and to receive and process orders. The Retail segment of Reorganized Brookstone will utilize point of sale computers located in its stores. The headquarters and distribution center of Reorganized Brookstone will rely on a wide variety of applications to carry on its business. These systems will be subject to damage from natural disasters, power failures, hardware and software failures, security breaches, including breaches involving customer credit card information, network failures, computer viruses, and operator negligence. Should one of these systems fail or be inadequate to support its future growth, the results of Reorganized Brookstone could be materially and adversely impacted. Reorganized Brookstone will also depend on certain vendors for its key information systems. Should these vendors experience financial difficulties, the support of these key systems could be negatively impacted and adequate replacement systems may not be available on a cost effective or timely basis, or at all, which could cause the business of Reorganized Brookstone to suffer.

(p)	Reorganized Brookstone will face data security risks with respect to personal information.

The business of Reorganized Brookstone will involve the receipt and storage of personal information about customers and employees. The use of personal information by Reorganized Brookstone will be regulated at the international, federal, and state levels. Privacy and information security laws and regulations change from time to time, and compliance with them may result in cost increases due to necessary systems changes and the development of new processes. If Reorganized Brookstone fails to comply with these laws and regulations, Reorganized Brookstone could be subjected to legal risk. In addition, even if Reorganized Brookstone fully complies with all laws and regulations and even though Reorganized Brookstone will take significant steps to protect personal information, Reorganized Brookstone could experience a data security breach and its reputation could be damaged, possibly resulting in lost future sales or decreased usage of credit and debit card products to purchase its products. If third parties are able to penetrate the network security of Reorganized Brookstone or otherwise misappropriate the personal information or credit card information of its customers or if third parties gain unauthorized and improper access to such information, Reorganized Brookstone could be subject to liability, including claims for unauthorized purchases with credit card information, impersonation, or other similar fraud claims. Liability for misappropriation of this information could be significant.

(q)	The success of the catalog operation of Reorganized Brookstone will be dependent on various factors, including the receipt of adequate customer response to mailings and rising paper and postal rates.

The success of the catalog operation of Reorganized Brookstone will hinge on the achievement of adequate response rates to mailings, merchandising, and catalog presentation that appeal to mail order customers and the expansion of the potential customer base in a cost-effective manner. Lack of consumer response to particular catalog mailings could increase the costs and decrease the anticipated profitability of the e-Commerce segment of Reorganized Brookstone. Rising paper, printing, and postal rates may negatively impact the catalog operation of Reorganized Brookstone, and the failure to accurately predict consumer response or to achieve the optimum cost-effective level of catalog circulation could adversely affect revenues and growth of its e-Commerce business.

(r)	The expansion of the business of Reorganized Brookstone into international markets would expose it to certain risks.

Reorganized Brookstone will conduct business in Canada and may in the future expand its business into certain other international markets. International operations entail significant risks and uncertainties, including, without limitation:

•	political, economic and social instability in any particular country or region;

•	inconsistent product regulation by foreign agencies or governments;

•	imposition of product tariffs and burdens;

•	changes in restrictions on imports and exports;

•	high inflation and foreign currency fluctuations;

•	changes in government restrictions on converting currencies or repatriating funds;

•	changes in foreign laws and regulations or in trade, monetary, or fiscal policies;

•	changes in government tax policy;

•	potentially adverse tax consequences of operating in multiple jurisdictions;

•	difficulties in hiring, training, and retaining qualified personnel, particularly finance and accounting personnel with U.S. GAAP expertise;

•	inability to obtain access to fair and equitable political, regulatory, administrative, and legal systems;

•	difficulties in enforcing contractual rights or enforcing judgments or obtaining a just result in foreign jurisdictions, including with respect to enforcement of intellectual property rights; and

•	language and other cultural barriers.

Reorganized Brookstone currently does not plan to acquire political risk insurance in the countries in which it will conduct business. While Reorganized Brookstone will carefully consider the risks in countries where it will evaluate investment opportunities, Reorganized Brookstone cannot assure you that it will not be materially adversely affected as a result of such risks, or that such future international operations will be successful.

(s)	The inability of Reorganized Brookstone to obtain commercial insurance at acceptable rates or its failure to adequately reserve for self-insured exposures might increase the expenses of and have a negative impact on the business of Reorganized Brookstone.

Insurance costs may increase substantially in the future and may be affected by natural catastrophes, fear of terrorism, financial irregularities, and other fraud at publicly-traded companies, intervention by the government, and a decrease in the number of insurance carriers. In addition, the carriers with which Reorganized Brookstone will hold policies may go out of business, or may be otherwise unable to fulfill their contractual obligations. In addition, for certain types or levels of risk, such as risks associated with earthquakes, hurricanes, or terrorist attacks, Reorganized Brookstone may determine that it cannot obtain commercial insurance at acceptable rates, if at all. Therefore, Reorganized Brookstone may choose to forego or limit its purchase of relevant commercial insurance, choosing instead to self-insure one or more types or levels of risks. If Reorganized Brookstone suffers a substantial loss that is not covered by insurance, the loss and related expenses could harm its business and operating results. In addition, exposures may exist for which no insurance may be available and for which Reorganized Brookstone may have not reserved.

(t)	The business of Reorganized Brookstone will rely on certain key personnel.

The success of the business of Reorganized Brookstone will be materially dependent upon the skills, experience, and efforts of its executive officers and certain other members of its senior management. The loss of one or more members of these senior officers could have a material adverse effect on its business, operating results, or financial condition. Reorganized Brookstone does not plan to maintain “key man” life insurance on any of its officers.

The business of Reorganized Brookstone also will depend on its ability to continue to recruit, train, and retain skilled employees, particularly highly-skilled and motivated, full-time and temporary associates with appropriate retail experience to work in management and in its stores and temporary locations. Furthermore, because of the limited time periods during which temporary locations will open each year, the availability of suitable associates for such locations will be limited and the market for these resources will be highly competitive. The loss of the services of its skilled employees, or its inability to hire new personnel with requisite skills, could impair the ability of Reorganized Brookstone to develop new products or enhance existing products, sell products to its customers, or manage its business effectively.

(u)	Reorganized Brookstone may be exposed to product liability claims and intellectual property infringement claims.

Although Reorganized Brookstone will seek to maintain quality standards at a high level, its products may have defects that could result in high rates of return, recalls, or product liability claims. Such returns, recalls, or claims could adversely affect the profitability of Reorganized Brookstone. Third parties may assert claims for patent or trademark infringement, or violation of other proprietary rights. If successful, such claims could result in the inability to sell a particular product or, in the case of a settlement or royalty, adversely impact the profitability of the product and could have a material adverse effect on the results of operations of Reorganized Brookstone. Importantly, even if they are ultimately resolved in favor of Reorganized Brookstone, Reorganized Brookstone could incur significant legal expenses defending such claims.

(v)	The ability of Reorganized Brookstone to protect its proprietary technology is uncertain and its inability to protect these rights could impair its competitive advantage and cause it to incur substantial expense to enforce its rights.

Reorganized Brookstone will actively pursue and protect, domestically and internationally, its corporate trademarks and other intellectual property rights to ensure that the quality of its brand and the value of its proprietary rights will be maintained. Reorganized Brookstone will seek patents to establish and protect its proprietary rights relating to the technologies and products that it may develop in the future. Reorganized Brookstone will, in the future, take steps to broaden and enhance its patent protection for its proprietary products.

Reorganized Brookstone cannot assure you that a third party will not infringe upon or design around any patent issued or licensed to Reorganized Brookstone, or that these patents will otherwise be commercially viable. Litigation to establish the validity of patents, to defend against patent infringement claims of others, and to assert patent infringement claims against others can be expensive and time-consuming even if the outcome is favorable to Reorganized Brookstone. If the outcome is unfavorable to Reorganized Brookstone, it may be required to pay damages, stop production and sales of infringing products, or be subject to increased competition from similar products. Reorganized Brookstone may, in the future, take steps to enhance its patent protection, but it cannot assure you that these steps will be successful or that, if unsuccessful, its patent protection will be adequate.

Reorganized Brookstone will also rely upon trade secrets, know-how, continuing technological innovations, and licensing opportunities to develop and maintain its competitive position. Reorganized Brookstone will attempt to protect its proprietary technology in large part by confidentiality agreements with its employees, consultants, and other contractors. Reorganized Brookstone cannot assure you, however, that these agreements will not be breached, that it will have adequate remedies for any breach, or that competitors will not know of or independently discover its trade secrets.

(w)	Existing or future governmental regulations and legal uncertainties, including those relating to consumer protection, could have a material impact on the business of Reorganized Brookstone or the results of its operations.

The business of Reorganized Brookstone will be subject to numerous laws, regulations, and governmental policies and procedures on the international, federal, state, and local levels, including, but not limited to, laws, regulations, policies, procedures, rulings, interpretations, or other governmental or quasi-governmental practices, regarding corporate governance, commerce, customs, international trade, labor and employment, importation tax, securities, accounting, and other laws and regulations which are, or are found to be, applicable to Reorganized Brookstone. Changes to this legal and regulatory framework, or to any individual law or regulation, or governmental policy or procedure to which Reorganized is now, or is determined to be in the future, subject, could, among other things, require Reorganized Brookstone to increase its expenditures and hire additional personnel and outside legal, accounting, and advisory services to ensure compliance, which could have a material adverse impact on its business or results of operations.

In addition, Reorganized Brookstone will be subject to federal, state, local, and foreign consumer protection laws and regulations, including laws prohibiting unfair and deceptive trade practices. The violation of these laws may result in actions by governmental agencies or give rise to private rights of action, including class action lawsuits. If any of these claims are successful, the business of Reorganized Brookstone could be materially adversely affected. In addition, any amendments to these regulations may force Reorganized Brookstone to change certain aspects of its business, which may materially adversely affect its results of operations.

(x)	Disruptions at the distribution center of Reorganized Brookstone could significantly increase its distribution costs and therefore adversely affect its financial performance.

Reorganized Brookstone will conduct the majority of its distribution operations and a significant portion of its e-Commerce processing functions from its facility in Mexico, Missouri. A disruption in operations at its distribution center may significantly increase its distribution costs and prevent goods from flowing to stores and customers. In addition, Reorganized Brookstone will use third-party carriers for its product shipments from its distribution center and, therefore, the flow of its products will be vulnerable to disruption from employee strikes and labor unrest, particularly potential strikes by UPS employees and longshoremen, which could increase the distribution costs of Reorganized Brookstone and impede or restrict the movement of its products.

(y)	Interruptions in deliveries of raw materials or increased prices for raw materials could adversely affect the profitability, margins, and revenues of Reorganized Brookstone.

The raw materials that will be used to manufacture the products that Reorganized Brookstone will sell are subject to availability constraints and price volatility caused by high demand for such products and their components, currency fluctuations, factory capacity, competition for suppliers and factories, weather, supply conditions, government regulations, economic climate, and other unpredictable factors, which could result in increased costs to Reorganized Brookstone. In addition, transportation and labor costs are subject to price volatility caused by the price of oil, supply of labor, governmental regulations, economic climate, currency fluctuations, and other unpredictable factors. Increases in demand for, or the price of, raw materials, distribution services, and labor could have a material adverse effect on the business, financial condition, and results of operations of Reorganized Brookstone. Since Reorganized Brookstone will rely significantly on foreign sources of raw materials and production, Reorganized Brookstone will be at risk from a variety of factors that could leave it with inadequate or excess inventories, resulting in decreased profits.

(z)	The profitability of Reorganized Brookstone could be adversely affected by high petroleum prices.

The profitability of the business of Reorganized Brookstone will depend to a certain degree upon the price of petroleum products, both as a component of the transportation costs for delivery of inventory from its vendors to its stores and as a raw material used in the production of its merchandise. Reorganized Brookstone is unable to predict what the price of crude oil and the resulting petroleum products will be in the future. Reorganized Brookstone may be unable to pass along to its customers the increased costs that would result from higher petroleum prices. Therefore, any such increase could have a material adverse impact on its business and profitability.

(aa)	Health epidemics, terror alerts, terrorist attacks, and other acts of violence or war may adversely affect the sales of Reorganized Brookstone.

The U.S. federal government terror alerts have a negative effect on retail sales as they cause a disruption of consumer shopping patterns. The stores of Reorganized Brookstone will be located predominantly in large public areas such as malls and airports, which experience a significant decrease in traffic during periods of high alert. The stores of Reorganized Brookstone will be dependent on pedestrian traffic for sales volume. Terror alerts and acts of terrorism that affect such traffic could have a materially adverse impact on sales. Terror alerts related to acts of terrorism perpetrated via the U.S. mail could also have a material adverse impact on the catalog business of Reorganized Brookstone.

A significant portion of the sales of Reorganized Brookstone will be generated at its airport store locations. Additionally, Reorganized Brookstone will market a wide range of products attractive to the traveling public. A decrease in air travel due to war, terrorism, or health epidemics, and the consequent reduction of flights and available destinations could negatively affect the volume of business at the airport store locations of Reorganized Brookstone and could depress sales of its travel-related merchandise.

The outbreak of unexpected disease threats such as influenza, and insect-borne diseases such as encephalitis and the West Nile virus could negatively impact the sales of Reorganized Brookstone. Travel restrictions to certain parts of the world could impair the activities of Reorganized Brookstone with some of its vendors that could result in product shortages and could slow new product development. Fear of contagion could cause a drop in traffic at all of the store locations of Reorganized Brookstone with a consequent drop in sales.

(bb)	Extreme weather conditions may negatively impact the business, financial condition, and results of operations of Reorganized Brookstone.

Extreme weather conditions in regions in which Reorganized Brookstone will source its products or the areas in which its stores will be located, or in Mexico, Missouri where its distribution center will be located, could have a material adverse effect on the business, financial condition, and results of operations of Reorganized Brookstone. Major natural catastrophes such as tsunamis, hurricanes, tornadoes, and earthquakes could adversely affect the business of Reorganized Brookstone in a number of ways, including but not limited to, store closures, the closure or disruption of its distribution center, reduced sales, performance delays, product shortages, and increased costs, all of which are beyond the control of Reorganized Brookstone. In addition, heavy snowfall or other extreme weather conditions over a prolonged period might make it difficult for customers to travel and may also affect internet access, which would impair the ability of the customers of Reorganized Brookstone to purchase its products online. The business of Reorganized Brookstone will also be susceptible to unseasonable weather conditions. For example, extended periods of unseasonably warm temperatures during the winter season or cool weather during the summer season could render a portion of its inventory incompatible with those unseasonable conditions and, in turn, adversely affect the business, financial condition, and results of operations of Reorganized Brookston.

(cc)	To service its indebtedness, Reorganized Brookstone will require a significant amount of cash, the availability of which depends on many factors beyond its control.

The ability of Reorganized Brookstone to make payments on and to refinance its indebtedness and to fund planned capital expenditures and research and development efforts will depend on its ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory, and other factors that are beyond the control of Reorganized Brookstone. Reorganized Brookstone cannot assure you that its business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule, or that future borrowings will be available in an amount sufficient to enable Reorganized Brookstone to pay its indebtedness or to fund its other liquidity needs. If the cash flows and capital resources of Reorganized Brookstone are insufficient to fund its debt service obligations, Reorganized Brookstone may be forced to reduce or delay capital expenditures, sell assets, seek additional capital, or restructure or refinance its indebtedness. These alternative measures may not be successful and may not permit Reorganized Brookstone to meet its scheduled debt service obligations. Reorganized Brookstone’s Buyer Exit Credit Facility may restrict its ability to dispose of assets and use the proceeds from such dispositions. Reorganized Brookstone may not be able to consummate those dispositions, dispose of its assets at prices that it believe are fair, or use the proceeds from asset sales to make payments on the notes, and these proceeds may not be adequate to meet any debt service obligations then due.

(dd)	Despite current anticipated indebtedness levels and restrictive covenants, Reorganized Brookstone may incur additional indebtedness in the future.

Despite its current anticipated level of indebtedness, Reorganized Brookstone may be able to incur substantial additional indebtedness in the future, including additional secured indebtedness. Although the terms of the Buyer Exit Credit Facility may and Reorganized HoldCo Notes restrict Reorganized Brookstone from incurring additional indebtedness, these restrictions are subject to important exceptions and qualifications. If Reorganized Brookstone incurs additional indebtedness, the risks that it will face as a result of its leverage could intensify.

Risks Relating to the Reorganized HoldCo Notes to be Issued Under the Plan

(a)	No public market for the Reorganized HoldCo Notes is currently present, and lack of the development of a public market could result in the Reorganized HoldCo Notes being difficult or impossible to trade. Other uncontrollable market factors could also negatively affect the value of the Reorganized HoldCo Notes.

The Reorganized HoldCo Notes to be issued pursuant to the Plan are securities for which there is currently no market, and there can be no assurance as to the development or liquidity of any market for the Reorganized HoldCo Notes. If a trading market does not develop or is not maintained, holders of the Reorganized HoldCo Notes may experience difficulty in reselling such securities or may be unable to sell them at all. Even if such a market were to exist, such securities could trade at prices higher or lower than the estimated value set forth in this Disclosure Statement depending upon many factors, including, without limitation, prevailing interest rates, markets for similar securities, industry conditions and the performance of, and investor expectations for, Reorganized Brookstone.

Furthermore, Persons to whom the Reorganized HoldCo Notes are issued pursuant to the Plan may prefer to liquidate their investments rather than hold such securities on a long-term basis. Accordingly, any market that does develop for such securities may be volatile.

9.4	Disclosure Statement Disclaimer

(a)	Information Contained Herein is for Soliciting Votes

The information contained in this Disclosure Statement is for the purpose of soliciting acceptances of the Plan and may not be relied upon for any other purpose.

(b)	Disclosure Statement Was Not Approved by the SEC

This Disclosure Statement was not filed with the SEC. The SEC, like any party in interest, will be given an opportunity to object to the adequacy of this Disclosure Statement before the Bankruptcy Court approves it. Neither the SEC nor any state regulatory authority has passed upon the accuracy or adequacy of this Disclosure Statement, or the Exhibits or the statements contained herein, and any representation to the contrary is unlawful.

(c)	Disclosure Statement May Contain Forward Looking Statements

This Disclosure Statement may contain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward looking terminology such as “may,” “expect,” “anticipate,” “estimate,” or “continue,” the negative thereof, or other variations thereon or comparable terminology.

The Debtors consider all statements regarding anticipated or future matters, including the following, to be forward-looking statements:

• any future effects as a result of the filing or pendency of the Chapter 11 Cases;	• growth opportunities for existing products and services;

• financing plans;	• results of litigation;

• competitive position;	• disruption of operations;

• business strategy;	• contractual obligations;

• budgets;	• projected general market conditions;

• projected cost reductions;	• plans and objectives of management for future operations; and

• projected and estimated liability costs, including tort, and environmental costs and costs of environmental remediation;	• the Debtors’ expected future financial costs position, liquidity, results of operations, profitability, and cash flows.

Statements concerning these and other matters are not guarantees of the Debtors’ future performance. The reader is cautioned that all forward-looking statements are necessarily speculative. The valuation analysis, the liquidation analysis, the recovery projections and other information contained herein and attached hereto are estimates only, and the timing and amount of actual distributions to holders of Allowed Claims may be affected by many factors that cannot be predicted. Forward-looking statements represent the Debtors’ estimates and assumptions only as of the date such statements were made. There are risks, uncertainties, and other important factors that could cause the Debtors’ actual performance or achievements to be materially different from those they may project, and the Debtors undertake no obligation to update any such statement.

(d)	No Legal or Tax Advice Is Provided to You by This Disclosure Statement

THIS DISCLOSURE STATEMENT IS NOT LEGAL ADVICE TO YOU. The contents of this Disclosure Statement should not be construed as legal, business, or tax advice. Each holder of a Claim should consult his or her own legal counsel and accountant with regard to any legal, tax, and other matters concerning his or her Claim. This Disclosure Statement may not be relied upon for any purpose other than to determine how to vote on the Plan or object to Confirmation.

(e)	No Admissions Made

The information and statements contained in this Disclosure Statement will neither (1) constitute an admission of any fact or liability by any entity (including the Debtors) nor (2) be deemed evidence of the tax or other legal effects of the Plan on the Debtors, holders of Allowed Claims or Interests, or any other parties-in-interest.

(f)	Failure to Identify Litigation Claims or Projected Objections

No reliance should be placed on the fact that a particular litigation Claim or projected objection to a particular Claim or Interest is, or is not, identified in this Disclosure Statement. The Debtors reserve the right to continue to investigate Claims and Interests and file and prosecute objections to Claims and Interests.

(g)	No Waiver of Right to Object or Right to Recover Transfers and Assets

The vote by a holder of an Allowed Claim or Interest for or against the Plan does not constitute a waiver or release of any Claims or rights of the Debtors to object to that holder’s Allowed Claim or Interest, or to bring Causes of Action or recover any preferential, fraudulent, or other voidable transfer of assets, regardless of whether any Claims or Causes of Action of the Debtors or their respective Estates are specifically or generally identified herein.

(h)	Information Was Provided by the Debtors and Was Relied Upon by the Debtors’ Advisors

Counsel to and other advisors retained by the Debtors have relied upon information provided by the Debtors in connection with the preparation of this Disclosure Statement. Although counsel to and other advisors retained by the Debtors have performed certain limited due diligence in connection with the preparation of this Disclosure Statement, they have not independently verified the information contained herein.

(i)	Potential Exists for Inaccuracies and the Debtors Have No Duty to Update

The Debtors make the statements contained in this Disclosure Statement as of the date hereof, unless otherwise specified herein, and the delivery of this Disclosure Statement after that date does not imply that there has not been a change in the information set forth herein since such date. Although the Debtors have used their reasonable business judgment to ensure the accuracy of all of the information provided in this Disclosure Statement and in the Plan, the

Debtors nonetheless cannot, and do not, confirm the current accuracy of all statements appearing in this Disclosure Statement. Further, although the Debtors may subsequently update the information in this Disclosure Statement, the Debtors have no affirmative duty to do so unless ordered by the Bankruptcy Court.

(j)	No Representations Outside of the Disclosure Statement Are Authorized

No representations concerning or relating to the Debtors, the Chapter 11 Cases, or the Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in this Disclosure Statement and associated documents. In deciding whether to vote to accept or reject the Plan, you should not rely upon any representations or inducements made to secure your acceptance or rejection of the Plan that are other than as contained in, or included with, this Disclosure Statement, unless otherwise indicated herein. You should promptly report unauthorized representations or inducements to the counsel to the Debtors and the U.S. Trustee.

ARTICLE X

IMPORTANT SECURITIES LAW DISCLOSURE

Under the Plan, the Reorganized Debtors will issue, upon the Effective Date, shares of New Common Stock and the Reorganized HoldCo Notes, which will be duly authorized, validly issued, fully paid, and non-assessable.

The shares of New Common Stock will be offered only to Qualified Bidders who must qualify as “accredited investors” as defined in Regulation D promulgated under the Securities Act. Section 4(2) of the Securities Act exempts from registration transactions by an issuer not involving a public offering. Shares issued pursuant to an exemption from registration pursuant to section 4(2) or Regulation D will be deemed “restricted securities” and may not be resold without registration under the Securities Act or pursuant to an exemption therefrom.

The offering, issuance, and distribution of the Reorganized HoldCo Notes will be exempt from the registration requirements of section 5 of the Securities Act pursuant to section 1145 of the Bankruptcy Code. Accordingly, recipients will be able to resell Reorganized HoldCo Notes without registration under the Securities Act or other federal securities laws, unless the recipient is an “underwriter” with respect to the Reorganized HoldCo Notes, within the meaning of section 1145(b)(1) of the Bankruptcy Code or similar federal, state, local, or foreign laws. In addition, under section 1145 of the Bankruptcy Code, the Reorganized HoldCo Notes will be freely transferable under the Securities Act by the recipients thereof, subject to: (1) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an “underwriter” in section 2(a)(11) of the Securities Act, and in compliance with any applicable state or foreign securities laws, if any, and the rules and regulations of the SEC, if any, applicable at the time of any future transfer of the Reorganized HoldCo Notes; (2) the restrictions, if any, on the transferability of the Reorganized HoldCo Notes; and (3) any other applicable regulatory approval.

Section 1145(b)(1) of the Bankruptcy Code defines an “underwriter” as any person who: (1) purchases a claim against, an interest in, or a claim for an administrative expense in the case concerning, the debtor, if that purchase is with a view to distributing any Security received in exchange for such a claim or interest; (2) offers to sell Securities offered under a plan of reorganization for the holders of those Securities; (3) offers to buy those Securities from the holders of the Securities, if the offer to buy is (a) with a view to distributing those Securities and (b) under an agreement made in connection with the plan of reorganization, or with the offer or sale of Securities under the plan of reorganization; or (4) is an “issuer” with respect to the Securities, as the term “issuer” is defined in section 2(a)(11) of the Securities Act.

To the extent that Entities who receive Reorganized HoldCo Notes under the Plan are deemed to be “underwriters,” resales by such Entities may not be exempted from registration under the Securities Act or other applicable law by section 1145 of the Bankruptcy Code. Those Entities may, however, be permitted to sell Reorganized HoldCo Notes without registration, subject to the provisions of Rule 144 under the Securities Act, which permit the public sale of securities received pursuant to a plan of reorganization by “underwriters,” subject to the availability to the public of current information regarding the issuer, volume limitations and certain other conditions. Whether or not any Entity would be deemed to be an “underwriter” with respect to the Reorganized HoldCo Notes would depend upon various facts and circumstances applicable to that Entity. Accordingly, the Debtors express no view as to whether any Entity would be an “underwriter” with respect to the Reorganized HoldCo Notes. YOU SHOULD CONFER WITH YOUR OWN LEGAL ADVISORS TO HELP DETERMINE WHETHER OR NOT YOU ARE AN “UNDERWRITER”.

ARTICLE XI

CONFIRMATION PROCEDURES

The following is a brief summary of the Confirmation process. Holders of Claims are encouraged to review the relevant provisions of the Bankruptcy Code and to consult with their own advisors.

11.1	The Confirmation Hearing

Section 1128(a) of the Bankruptcy Code provides that the Bankruptcy Court, after notice, may conduct the Confirmation Hearing to consider Confirmation. Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to Confirmation.

11.2	Confirmation Standards

Among the requirements for the Confirmation are that the Plan is accepted by all Impaired Classes of Claims and Interests, or if rejected by an Impaired Class, that the Plan “does not discriminate unfairly” and is “fair and equitable” as to such Class, is feasible, and is in the “best interests” of holders of Claims and Interests that are Impaired under the Plan. The following requirements must be satisfied pursuant to section 1129(a) of the Bankruptcy Code before the Bankruptcy Court may confirm a plan of reorganization. The Plan fully complies with the statutory requirements for Confirmation listed below.

•	The proponents of the Plan have complied with the applicable provisions of the Bankruptcy Code.

•	The Plan has been proposed in good faith and not by any means forbidden by law.

•	Any payment made or to be made by the Debtors (or any other proponent of the Plan) or by a Person issuing Securities or acquiring property under the Plan, for services or for costs and expenses in or in connection with the Chapter 11 Cases, in connection with the Plan and incident to the Chapter 11 Cases is subject to the approval of the Bankruptcy Court as reasonable.

•	The Debtors (or any other proponent of the Plan) have disclosed the identity and affiliations of any individual proposed to serve, after Confirmation, as a director, officer, or voting trustee of Brookstone, the Reorganized Debtors, any Affiliate of the Debtors reorganized under the Plan, or any successor to the Debtors under the Plan, and the appointment to, or continuance in, such office of such individual is consistent with the interests of Creditors and holders of Interests and with public policies.

•	The proponent of the Plan has disclosed the identity of any Insider that will be employed or retained by Brookstone or the Reorganized Debtors and the nature of any compensation for such Insider.

•	With respect to each holder within an Impaired Class of Claims or Interests, each such holder (a) has accepted the Plan or (b) will receive or retain under the Plan on account of such Claim or Interest property of a value, as of the Effective Date, that is not less than the amount that such holder would so receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on such date.

•	With respect to each Class of Claims or Interests, such Class (a) has accepted the Plan or (b) is Unimpaired under the Plan (subject to the “cram-down” provisions discussed below).

•	The Plan provides for treatment of Claims, as applicable, in accordance with the provisions of section 507(a) of the Bankruptcy Code.

•	If a Class of Claims is Impaired under the Plan, at least one Class of Claims that is Impaired under the Plan has accepted the Plan, determined without including any acceptance of the Plan by any Insider.

•	Confirmation is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Reorganized Debtors unless such liquidation or reorganization is proposed in the Plan.

•	All fees payable under 28 U.S.C. § 1930 have been paid or the Plan provides for the payment of all such fees on the Effective Date.

11.3	Best Interests Test/Liquidation Analysis

As described above, section 1129(a)(7) of the Bankruptcy Code requires that each holder of an Impaired Claim or Interest either (a) accept the Plan or (b) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code. Based on the Debtors’ liquidation analysis, the Debtors believe that the value of any distributions if the Debtors’ Chapter 11 Cases were converted to cases under chapter 7 of the Bankruptcy Code would be no greater than the value of distributions under the Plan. As a result, the Debtors believe holders of Claims and Interests in all Impaired Classes will recover at least as much as a result of Confirmation as they would recover through a hypothetical chapter 7 liquidation.

11.4	Feasibility

The Bankruptcy Code requires that a debtor demonstrate that confirmation of a plan of reorganization is not likely to be followed by liquidation or the need for further financial reorganization. For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed their ability to meet their obligations under the Plan. As part of this analysis, the Debtors have prepared projections, which, together with the assumptions on which they are based, are attached hereto as Exhibit B. Based on such projections, the Debtors believe that they will be able to make all payments required under the Plan. Therefore, Confirmation is not likely to be followed by liquidation or the need for further reorganization.

11.5	Confirmation Without Acceptance by All Impaired Classes

The Bankruptcy Court may confirm a plan of reorganization over the rejection or deemed rejection of the plan of reorganization by a class of claims or interests if the plan of reorganization “does not discriminate unfairly” and is “fair and equitable” with respect to such class.

(a)	No Unfair Discrimination

This test applies to Classes of Claims or Interests that are of equal priority and are receiving different treatment under the Plan. The test does not require that the treatment be the same or equivalent, but that such treatment be “fair”. The Debtors do not believe the Plan discriminates unfairly against any Impaired Class of Claims or Interests. The Debtors believe the Plan and the treatment of all Classes of Claims and Interests under the Plan satisfy the foregoing requirements for nonconsensual confirmation.

(b)	Fair and Equitable Test

This test applies to Classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no Class of Claims or Interests receive more than 100% of the amount of the allowed Claims or Interests in such Class. As to the dissenting Class, the test sets different standards depending on the type of Claims or Interests of the Debtor in such Class. In order to demonstrate that a plan is fair and equitable, the plan proponent must demonstrate:

•	Secured Creditors: Each holder of a secured claim either (1) retains its liens on the property, to the extent of the allowed amount of its secured claim and receives deferred cash payments having a value, as of the effective date of the chapter 11 plan, of at least the allowed amount of such claim, (2) has the right to credit bid the amount of its claim if its property is sold and retains its liens on the proceeds of the sale (or if sold, on the proceeds thereof), or (3) receives the “indubitable equivalent” of its allowed secured claim.

•	Unsecured Creditors: Either (1) each holder of an impaired unsecured claim receives or retains under the chapter 11 plan property of a value equal to the amount of its allowed claim or (2) the holders of claims and interests that are junior to the claims of the dissenting class will not receive any property under the chapter 11 plan.

•	Equity Interests: Either (1) each holder of an interest will receive or retain under the chapter 11 plan property of a value equal to the greatest of the fixed liquidation preference to which such holder is entitled, the fixed redemption price to which such holder is entitled, or the value of the interest or (2) the holder of an interest that is junior to the non-accepting class will not receive or retain any property under the chapter 11 plan.

The Debtors believe the Plan satisfies the “fair and equitable” requirement notwithstanding that Classes 5A (Holdings Interests) and 6 (Section 510(b) Claims) are deemed to reject the Plan, because, as to such Classes, there is no Class of equal priority receiving more favorable treatment and no Class that is junior to such a dissenting Class will receive or retain any property on account of the Claims in such Class.

ARTICLE XII

ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

If the Plan cannot be confirmed, the Debtors may seek to (1) prepare and present to the Bankruptcy Court an alternative chapter 11 plan for confirmation, (2) effect a merger or sale transaction, including, potentially, a sale of all or substantially all of the Debtors’ assets pursuant to section 363 of the Bankruptcy Code, or (3) liquidate the Debtors under chapter 7 of the Bankruptcy Code. If the Debtors were to pursue a liquidation, the Chapter 11 Cases would be converted to cases under chapter 7 of the Bankruptcy Code and a trustee would be elected or appointed to liquidate the assets of the Debtors for distribution in accordance with the priorities established by the Bankruptcy Code. A discussion of the effects that a chapter 7 liquidation would have on Creditors’ recoveries and the Debtors is described in the unaudited liquidation analysis attached hereto as Exhibit C.

ARTICLE XIII

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

13.1	Introduction

The following is a summary of certain U.S. federal income tax consequences of the Plan to the Debtors, the Reorganized Debtors, and to certain holders of Claims. This summary is based on the Internal Revenue Code of 1986, as amended (the “IRC”), the U.S. Treasury regulations promulgated thereunder, judicial decisions, published administrative interpretations of the U.S. Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect on the date of this Disclosure Statement, and all of which are subject to change or differing interpretations, possibly with retroactive effect. Due to the lack of definitive judicial and administrative authority in a number of areas, substantial uncertainty may exist with respect to some of the tax consequences described below. No opinion of counsel has been obtained and the Debtors do not intend to seek a ruling from the IRS with respect to the statements made and the conclusions reached in this summary, and there can be no assurance that the IRS will agree with such statements and conclusions. In addition, the discussion does not describe any tax consequences arising out of the laws of any state or local or foreign jurisdiction. The discussion below is not binding upon the IRS or the courts. No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position than any position discussed herein.

This summary does not apply to holders of Claims that are not “U.S. persons,” except as described below. For purposes of this section under the heading “Certain U.S. Federal Income Tax Consequences”, a “U.S. person” means a holder of Allowed Secured Debt Claims that is a citizen or resident of the United States, a domestic corporation or otherwise subject to U.S. federal income tax on a net income basis in respect of its Claims or Interests.

This discussion does not purport to address all aspects of U.S. federal income taxation that may be relevant to the Debtors or to certain holders of Claims in light of their individual circumstances. In particular, this discussion does not address all of the tax considerations that may be relevant to persons in special tax situations, including persons that hold Claims in connection with a U.S. trade or business or a U.S. permanent establishment, financial institutions, insurance companies, dealers or traders in securities, regulated investment companies, entities taxed as partnerships and partners therein, trusts, persons subject to the alternative minimum tax, persons who hold Claims on behalf of another person as a nominee, persons who have a “functional currency” other than the U.S. dollar, tax-exempt entities, small business investment companies, persons who are related to the Debtors within the meaning of the IRC, holders of Claims who are themselves in bankruptcy, persons who received their Claims through the exercise of employee stock options or otherwise as compensation, and those holding Claims as part of a “hedge”, “straddle”, “conversion transaction”,

“synthetic security” or other integrated transaction. No aspect of state, local, estate, gift, non-U.S. taxation or the Medicare tax on net investment income is addressed. Furthermore, this summary assumes that a holder of a Claim holds only Claims in a single Class and holds a Claim as a capital asset, which generally means as property held for investment. Further, this discussion assumes that the transaction will be completed in accordance with the steps described in this document and in the Plan.

ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER OF A CLAIM. ALL HOLDERS OF CLAIMS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR THE FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE PLAN.

INTERNAL REVENUE SERVICE CIRCULAR 230 DISCLOSURE: TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE IRS, ANY TAX ADVICE CONTAINED IN THIS DISCLOSURE STATEMENT (INCLUDING ANY ATTACHMENTS) IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING TAX RELATED PENALTIES UNDER THE IRC. TAX ADVICE CONTAINED IN THIS DISCLOSURE STATEMENT (INCLUDING ANY ATTACHMENTS) IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE PLAN OR MATTERS ADDRESSED BY THE DISCLOSURE STATEMENT. EACH TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

13.2	Certain U.S. Federal Income Tax Consequences of the Plan to the Debtors

(a)	Cancellation of Debt and Reduction of Tax Attributes

In general, absent an exception, a debtor will realize and recognize cancellation of indebtedness income (“COD Income”) for U.S. federal income tax purposes upon satisfaction of its outstanding indebtedness for total consideration less than the amount of such indebtedness. The amount of COD Income is the excess of (a) the adjusted issue price of the indebtedness satisfied, over (b) the sum of (x) the amount of cash paid, (y) the issue price of any new indebtedness of the taxpayer issued and (z) the fair market value of any stock issued or other consideration paid in satisfaction of the outstanding indebtedness.

A debtor will not, however, be required to include any amount of COD Income in gross income if the debtor is under the jurisdiction of a court in a case under chapter 11 of the Bankruptcy Code and the discharge of debt occurs pursuant to that proceeding. Instead, as a consequence of such exclusion, a debtor must reduce its tax attributes by the amount of COD Income that it excluded from gross income pursuant to section 108 of the IRC. In general, tax attributes will be reduced in the following order: (a) net operating losses (“NOLs”); (b) most tax credits; (c) capital loss carryovers; (d) tax basis in assets (but not below the amount of liabilities to which the debtor remains subject); (e) passive activity loss and credit carryovers; and (f) foreign tax credits. A debtor with COD Income may elect first to reduce the basis of its depreciable assets pursuant to section 108(b)(5) of the IRC. A debtor is required to reduce its tax attributes at the end of the taxable year in which the event creating the COD Income has occurred. Accordingly, a debtor first computes its taxable income for the taxable year in which the event creating the COD Income has occurred, and then reduces its tax attributes in the order noted above. The reduction in the debtor’s tax basis in its assets is applied to the assets that the debtor holds as of the first day of the taxable year following the taxable year in which the event creating the COD income has occurred. In the context of a consolidated group of corporations, the tax rules provide for a complex ordering mechanism for determining how the tax attributes of one member can be reduced by the COD Income of another member.

The Debtors expect that the amount of COD Income will be in excess of the NOLs that the Debtors had before the Effective Date. Therefore, the Debtors expect that the Reorganized Debtors will not have any NOL carryovers from the Debtors and will be required to reduce the tax basis in its assets by the excess of the amount of COD Income over the amount of NOLs that the Debtors had prior to the Effective Date. Accordingly, the Reorganized Debtors will have a lower tax basis in its assets than the Debtors had in those assets prior to the Effective Date. The extent of this basis reduction is impossible to calculate at this time, because it will depend on the amount of COD Income and other income of the Debtors at the end of the taxable year that includes the Effective Date.

(b)	Limitation of NOL Carryforwards and Other Tax Attributes

Under section 382 of the IRC, if a corporation undergoes an “ownership change,” the amount of its NOLs, built-in losses and certain other attributes (collectively, “Pre-Change Losses”) that may be utilized to offset future taxable income generally is subject to an annual limitation. The transactions pursuant to the Plan will result in an “ownership change” with respect to the Debtors for these purposes. However, it is not expected that the Debtors will have any Pre-Change Losses (or amounts treated as Pre-Change Losses) since the amount of COD Income recognized by the Debtors pursuant to the transactions contemplated by the Plan is expected to be in excess of the amount of the Debtors’ NOLs. Therefore, the limitations under section 382 of the IRC are not expected to be relevant to the Reorganized Debtors.

13.3	U.S. Federal Income Tax Treatment of Distribution Trust

(a)	Classification of Distribution Trust

Pursuant to the Plan, the Debtors will transfer the Distribution Trust Assets to the Distribution Trust and the Distribution Trust will become obligated to make Distributions in accordance with the Plan. The Plan provides, and this discussion assumes, that the Distribution Trust will be treated for federal income tax purposes as a “liquidating trust,” as defined in Treasury Regulation Section 301.7701-4(d), and will therefore be taxed as a grantor trust, of which the beneficiaries will be treated as the owners and grantors thereof (the “Beneficiaries”). Accordingly, because a grantor trust is treated as a pass-through entity for federal income tax purposes, no tax should be imposed on the Distribution Trust itself with respect to the income earned or gain recognized by the Distribution Trust. Instead, the Beneficiaries will be taxed on their allocable shares of such net income or gain in each taxable year (determined in accordance with the Distribution Trust Agreement), whether or not they received any distributions from the Distribution Trust in such taxable year.

Although the Distribution Trust will be structured with the intention of complying with guidelines established by the IRS in Rev. Proc. 94-45, 1994-2 C.B. 684, for the formation of liquidating trusts, it is possible that the IRS could require a different characterization of the Distribution Trust, which could result in different and possibly greater tax liability to the Distribution Trust and/or the Holders of Allowed Claims. No ruling has been or will be requested from the IRS concerning the tax status of the Distribution Trust and there can be no assurance the IRS will not require an alternative characterization of the Distribution Trust.

(b)	Tax Reporting

The Distribution Trustee will file tax returns with the IRS for the Distribution Trust as a grantor trust in accordance with Treasury Regulation Section 1.671-4(a). The Distribution Trustee will also send to each Beneficiary a separate statement setting forth the Beneficiary’s allocable share of items of income, gain, loss, deduction or credit and will instruct the Beneficiary to report such items on such Beneficiary’s federal income tax return.

(c)	Claim Reserve for Disputed Claims

The Distribution Trust will pay taxes on the taxable net income or gain allocable to holders of Disputed Claims on behalf of such holders and, when such Disputed Claims are ultimately resolved, holders whose Disputed Claims are determined to be Allowed Claims will receive distributions from the Distribution Trust net of taxes which the Distribution Trust had previously paid on their behalf.

13.4	Certain U.S. Federal Income Tax Consequences of the Plan to Holders of Allowed Noteholder Claims and Allowed General Unsecured Claims

(a)	Treatment of a Holder of an Allowed Noteholder Claim or Allowed General Unsecured Claim

A holder of an Allowed Noteholder Claim or Allowed General Unsecured Creditor Claim should be treated as exchanging the obligation constituting the surrendered Allowed Noteholder Claim or the Allowed Unsecured Creditor Claim for cash in a fully taxable exchange. A holder who is subject to this treatment will recognize gain or loss equal to the difference between (i) the cash received that is not allocable to accrued but untaxed interest (see discussion below), and (ii) the holder’s adjusted tax basis in the obligation constituting the surrendered allowed Claim. Whether the amount that is required to be recognized is treated as capital gain or loss or ordinary income or loss will be determined by a number of factors, including the tax status of the holder, the nature of the obligation constituting the surrendered Allowed Noteholder Claim or Allowed Unsecured Creditor Claim in such holder’s hands, whether the obligation constituting the surrendered Claim was purchased at a discount, whether any amount of the consideration is allocable to accrued interest and whether and to what extent the holder has previously claimed a bad debt deduction with respect to the obligation constituting the surrendered Claim. See the discussions of accrued interest and market discount below.

(b)	Accrued Interest

To the extent that any amount received by a holder of a surrendered Allowed Secured Debt Claim is allocable to accrued but unpaid interest (as determined in the next paragraph), and such amount has not previously been included in the holder’s gross income for U.S. federal income tax purposes, then such amount will be taxable to the holder as ordinary interest income. Conversely, a holder of a surrendered Allowed Secured Debt Claim may be able to recognize a deductible loss to the extent that any accrued interest on the debt instruments constituting such Claim was previously so included in the holder’s gross income but was not paid in full by the Debtors.

In general, the extent to which the consideration received by a holder of a surrendered allowed Claim will be attributable to accrued interest on the debt underlying the surrendered allowed Claim is unclear. Certain legislative history indicates that an allocation of consideration as between principal and interest provided in a chapter 11 plan of reorganization is binding for U.S. federal income tax purposes, while certain Treasury Regulations treat payments as allocated first to any accrued but untaxed interest. The Plan provides, and Debtors intend to take the position that, consideration in respect of allowed Claims shall be allocated first to the principal amount of such Claims (as determined for U.S. federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to accrued but unpaid interest. The IRS could, however, take a contrary position.

(c)	Market Discount

Under the “market discount” provisions of sections 1276 through 1278 of the IRC, some or all of any gain realized, including in an exchange subject to section 351 but not including in a reorganization, by a holder exchanging the debt instruments constituting its allowed claim may be treated as ordinary income (instead of capital gain), to the extent of the amount of “market discount” on the debt constituting the surrendered allowed claim.

In general, a debt instrument is considered to have been acquired with “market discount” if it is acquired other than on original issue and if the amount for which the holder purchased the debt instrument is less than (i) the sum of all remaining payments to be made on the debt instrument, excluding “qualified stated interest” or, (ii) in the case of a debt instrument issued with “original issue discount,” its adjusted issue price, by at least a de minimis amount (equal to 0.25% of the sum of all remaining payments to be made on the debt instrument, excluding qualified stated interest, multiplied by the number of remaining whole years to maturity).

Any gain realized (determined as described above) by a holder on the disposition of debts that it acquired with market discount would be treated as ordinary income to the extent of the market discount that accrued thereon while such debts were considered to be held by the holder (unless the holder elected to include market discount in income as it accrued).

(d)	Information Reporting and Backup Withholding

The Debtors will withhold all amounts required by law to be withheld from payments of interest. The Debtors will comply with all applicable reporting requirements of the IRC. In general, information reporting requirements may apply to distributions or payments made to a holder of an allowed Claim. Additionally, backup withholding, at a rate of 28%, will generally apply to such payments if a holder fails to provide an accurate taxpayer identification number or otherwise fails to comply with the applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund from the IRS, provided that the required information is provided to the IRS.

In addition, from an information reporting perspective, U.S. Treasury Regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of specified thresholds. Holders are urged to consult their tax advisors regarding these regulations and whether the transactions contemplated by the Plan would be subject to these regulations and require disclosure on the holders’ tax returns.

13.5	Certain U.S. Federal Income Tax Consequences of the Plan to Holders of Equity Interests

Pursuant to the Plan, all Equity Securities in Brookstone Holdings Corp. are being extinguished. A Holder of any Equity Securities in Brookstone Holdings Corp. extinguished under the Plan should generally be allowed a “worthless stock deduction” in an amount equal to the Holder’s adjusted basis in such Equity Securities. A “worthless stock deduction” is a deduction allowed to a Holder of a corporation’s stock for the taxable year in which such stock becomes worthless. If the holder held such Equity Securities as a capital asset, the loss will be treated as a loss from the sale or exchange of such capital asset. Capital gain or loss will be long-term if the Equity Securities were held by the holder for more than one year and otherwise will be short-term. Any capital losses realized will generally be subject to limitation on the use of such losses.

THE FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ARE COMPLEX. THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER IN LIGHT OF SUCH HOLDER’S CIRCUMSTANCES AND INCOME TAX SITUATION. ALL HOLDERS OF CLAIMS SHOULD CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TRANSACTIONS CONTEMPLATED BY THE PLAN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR NON-U.S. TAX LAWS, AND OF ANY CHANGE IN APPLICABLE TAX LAWS.

ARTICLE XIV

CONCLUSION AND RECOMMENDATION

The Debtors believe that confirmation and implementation of the Plan is preferable to any of the alternatives described herein because it will provide the greatest recovery to Holders of Claims. Other alternatives would involve significant delay, greater erosion of value, uncertainty and substantial administrative costs and are likely to reduce any return to any creditors who hold Impaired Claims. The Debtors urge the Holders of Class 3 and Class 4 Claims to vote to accept the Plan and to evidence such acceptance by casting their Ballots as set forth in the instructions enclosed with the Ballots so that they will be received not later than 5:00 p.m. Eastern Time, on June 16, 2014.

Dated: May 16, 2014

AS DEBTORS AND DEBTORS IN POSSESSION:

BROOKSTONE HOLDINGS CORP.

BROOKSTONE, INC.

BROOKSTONE COMPANY, INC.

BROOKSTONE RETAIL PUERTO RICO, INC.

BROOKSTONE INTERNATIONAL HOLDINGS, INC.

BROOKSTONE PURCHASING, INC.

BROOKSTONE STORES, INC.

GARDENERS EDEN, INC.

BROOKSTONE MILITARY SALES, INC.

BIG BLUE AUDIO LLC

BROOKSTONE HOLDINGS, INC.

BROOKSTONE PROPERTIES, INC.

By:	/s/ James M. Speltz
Name:	James M. Speltz, Authorized Officer of the Debtors

APPENDIX:

RULES OF INTERPRETATION, COMPUTATION OF TIME,

GOVERNING LAW, AND OTHER REFERENCES

1.	Rules of Interpretation

For purposes of the Disclosure Statement, the following rules of interpretation apply: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (b) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (c) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, shall mean such document, schedule, or exhibit, as it may have been or may be amended, modified, or supplemented; (d) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (e) the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to any particular portion of the Plan; (f) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (g) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (h) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.

2.	Computation of Time

Bankruptcy Rule 9006(a) applies in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day.

3.	Governing Law

Except to the extent the Bankruptcy Code or Bankruptcy Rules apply, and subject to the provisions of any contract, lease, instrument, release, indenture, or other agreement or document entered into expressly in connection herewith, the rights and obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to conflict of laws principles.

4.	Reference to Monetary Figures

All references in the Disclosure Statement to monetary figures refer to currency of the United States of America, unless otherwise expressly provided.

5.	Reference to the Debtors or the Reorganized Debtors

Except as otherwise specifically provided in the Disclosure Statement to the contrary, references in the Disclosure Statement to the Debtors or to the Reorganized Debtors mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

EXHIBIT A

DEBTORS’ FIRST MODIFIED JOINT

CHAPTER 11 PLAN

OF REORGANIZATION

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re:	Chapter 11

BROOKSTONE HOLDINGS CORP., et al.,[1]	Case No. 14-10752 (BLS)

Debtors.	(Jointly Administered)

DEBTORS’ REVISED FIRST MODIFIED JOINT CHAPTER 11 PLAN OF REORGANIZATION

Charles A. Dale III

Mackenzie L. Shea

K&L GATES LLP

State Street Financial Center

One Lincoln Street

Boston, Massachusetts 02111

Tel:     (617) 261-3100

Fax:     (617) 261-3175

-and-

Adam G. Landis (No. 3407)

Kerri K. Mumford (No. 4186)

Kimberly A. Brown (No. 5138)

LANDIS RATH & COBB LLP

919 Market Street, Suite 1800

Wilmington, DE 19801

Tel:     (302) 467-4400

Fax:     (302) 467-4450

Counsel to the Debtors

and Debtors in Possession

Dated: May 16, 2014

[1]	The Debtors in these Chapter 11 Cases, along with the last four digits of each Debtor’s federal tax identification number, are Brookstone Holdings Corp. (4638), Brookstone, Inc. (2895), Brookstone Company, Inc. (3478), Brookstone Retail Puerto Rico, Inc. (5552), Brookstone International Holdings, Inc. (8382), Brookstone Purchasing, Inc. (2514), Brookstone Stores, Inc. (2513), Gardeners Eden, Inc. (7793), Brookstone Military Sales, Inc. (2029), Big Blue Audio LLC (N/A), Brookstone Holdings, Inc. (2515), and, Brookstone Properties, Inc. (2517). The Debtors’ corporate headquarters and the mailing address for each Debtor is One Innovation Way, Merrimack, NH 03054.

ARTICLE VII PROVISIONS GOVERNING DISTRIBUTIONS		32
7.1	Disputed Claims Reserve	32
7.2	Special Rules for Distributions to Holders of Disputed Claims	32
7.3	Delivery of Distributions	32
7.4	Claims Paid or Payable by Third Parties	34

ARTICLE VIII PROCEDURES FOR RESOLVING DISPUTED CLAIMS		35
8.1	Disputed Claims Process	35
8.2	Prosecution of Objections to Claims	35
8.3	No Interest	35

ARTICLE IX EFFECT OF CONFIRMATION OF THE PLAN		36
9.1	Discharge of Claims	36
9.2	Certain Releases by the Debtors	36
9.3	Certain Releases by Holders of Claims	37
9.4	Exculpation	37
9.5	INJUNCTION	38
9.6	Protection Against Discriminatory Treatment	38
9.7	Release of Liens	38

ARTICLE X CONDITIONS PRECEDENT TO THE EFFECTIVE DATE		39
10.1	Conditions Precedent to Confirmation	39
10.2	Conditions Precedent to the Effective Date	39
10.3	Waiver of Conditions Precedent	40
10.4	Effect of Non-Occurrence of Conditions to Consummation	40

ARTICLE XI MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN		40
11.1	Modification of Plan	40
11.2	Revocation or Withdrawal of Plan	40
11.3	Confirmation of the Plan	40

ARTICLE XII RETENTION OF JURISDICTION		41

ARTICLE XIII MISCELLANEOUS PROVISIONS		42
13.1	General Settlement of Claims	42
13.2	Additional Documents	42
13.3	Payment of Statutory Fees	43
13.4	Substantial Consummation	43
13.5	Restructuring Support Advisors Fees and Expenses	43
13.6	Reservation of Rights	43
13.7	Elimination of Vacant Classes	43
13.8	Successors and Assigns	43
13.9	Service of Documents	43
13.10	Term of lnjunctions or Stays	44
13.11	Entire Agreement	44
13.12	Plan Supplement Exhibits	44
13.13	Non-Severability	44

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INTRODUCTION

Brookstone Holdings Corp. and its Debtor subsidiaries in the above-captioned chapter 11 cases propose this joint plan of reorganization (the “Plan”). Each Debtor is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code in its respective chapter 11 case. Reference is made to the Disclosure Statement for a discussion of the Debtors’ history, business, properties and operations, projections, risk factors, a summary and analysis of this Plan, and certain related matters. There are other agreements and documents, which have been or will be filed with the Bankruptcy Court (as defined below) that are referenced in the Plan or the Disclosure Statement as exhibits, Plan Supplement or otherwise. All such agreements, documents, exhibits and Plan Supplement are incorporated into and are a part of this Plan as if fully set forth herein.

ARTICLE I

DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME, GOVERNING

LAW, AND OTHER REFERENCES

1.1	Defined Terms

Unless the context requires otherwise, the following terms shall have the following meanings when used in capitalized form herein:

1. “Administrative Expense Claim” means any right to payment constituting a cost or expense of administration of the Chapter 11 Cases under sections 503(b) and 507(a)(2) of the Bankruptcy Code including, without limitation, claims under section 503(b)(9) of the Bankruptcy Code, any actual and necessary costs and expenses of preserving any of the Estates, any actual and necessary costs and expenses of operating any of the Debtors’ businesses, any indebtedness or obligations incurred by any of the Debtors after the Petition Date in connection with the conduct of their businesses, all Professional Claims, any fees or charges assessed against any of the Estates under section 1930 of chapter 123 of title 28 of the United States Code, all wages, salaries and health and other benefits on account of services rendered after the Petition Date and Claims under any key employee incentive plan or key employee retention plan approved by order of the Bankruptcy Court, all postpetition taxes, and all other Claims entitled to administrative expense status pursuant to a Final Order of the Bankruptcy Court, in each case relating to the period from the Petition Date to the Effective Date but not beyond (but excluding the DIP Facility Claims and any Intercompany Claims).

2. “Additional Consenting Noteholders” means each of the beneficial owners (or investment managers or advisors for the beneficial owners) of Second Lien Notes identified on the signature pages of the Support Agreement (other than the Initial Consenting Noteholders) or that has or may become a party to the Support Agreement, in accordance with its terms, subsequent to the effectiveness of the Support Agreement.

3. “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.

4. “Allowed” means, as to a Claim or an Interest, proof of which was timely and properly filed or, if no proof of a Claim or Interest was filed, which has been or hereafter is listed by the applicable Debtor in its Schedules, as liquidated in amount and not disputed or contingent and, in each case, as to which: (i) no objection to allowance has been interposed within the applicable period fixed by this Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or (ii) an objection has been interposed and such Claim or Interest has been allowed, in whole or in part, by a Final Order and/or by the agreement of the holder of such Claim or Interest and the Debtors, the Reorganized Debtors, or the Distribution Trustee, as applicable; provided, however, that any Claims allowed solely for the purpose of voting to accept or reject this Plan pursuant to an order of the Bankruptcy Court shall not be considered “Allowed” hereunder. Unless otherwise specified herein or by order of the Bankruptcy Court, “Allowed” shall not, for purposes of computation of distributions under this Plan, include interest on any Allowed Claim.

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5. “Assumption/Rejection Schedule” means schedules to be compiled based on the Stock Purchase Agreement setting forth the respective Executory Contracts and Unexpired Leases to be assumed or rejected as of the Effective Date under section 365 of the Bankruptcy Code and to be filed with the Bankruptcy Court and served on the non-Debtor counterparties to all Executory Contracts and Unexpired Leases as approved in the Bidding Procedures Order.

6. “Auction” means the auction to be conducted by the Debtors and their advisors pursuant to the Bidding Procedures.

7. “Avoidance Actions” means any and all Causes of Action that may be brought by or on behalf of the Debtors or their Estates or other authorized parties in interest under sections 502, 510, 542, 544, 545, and 547 through and including 553 of the Bankruptcy Code or similar avoidance or fraudulent transfer actions under applicable non-bankruptcy law.

8. “Ballot” means each of the ballots distributed to each holder of an Impaired Claim that is entitled to vote to accept or reject the Plan and on which such holder is to indicate, among other things, acceptance or rejection of the Plan.

9. “Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as codified in title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as in effect on the Petition Date, together with all amendments and modifications thereto that are subsequently made applicable to the Chapter 11 Cases.

10. “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or such other court having jurisdiction over the Chapter 11 Cases.

11. “Bidding Procedures” means the bidding procedures approved by the Bidding Procedures Order.

12. “Bidding Procedures Motion” means the motion (together with all exhibits thereto), filed by the Debtors with the Bankruptcy Court on the Petition Date [Docket No. 58], seeking entry of an order: (i) authorizing the Debtors to assume the Plan Sponsorship Agreement; (ii) approving the Bidding Procedures in connection with an Auction for Plan sponsorship; (iii) approving certain stalking horse protections; and (iv) authorizing and scheduling a date and time for an Auction pursuant to such procedures.

13. “Bidding Procedures Order” means the order of the Bankruptcy Court approving the Bidding Procedures Motion entered on April 25, 2014 [Docket No. 241].

14. “Bankruptcy Rules” means: (i) the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended and promulgated under section 2075 of title 28 of the United States Code; (ii) the applicable Local Rules of Bankruptcy Practice and Procedure for the Bankruptcy Court; and (iii) any general or chamber rules, or standing orders governing practice and procedure issued by the Bankruptcy Court, each as in effect on the Petition Date, and each of the foregoing together with all amendments and modifications thereto that are subsequently made and as applicable to the Chapter 11 Cases or proceedings therein, as the case may be.

15. “Business Day” means any day, other than a Saturday, Sunday, or a legal holiday, as defined in Bankruptcy Rule 9006(a).

16. “Buyer Exit Credit Facility” shall have the meaning set forth in the SPA (or any similar exit financing, if any, that may be provided in the Stock Purchase Agreement (to the extent applicable)).

17. “Cash” means the legal tender of the United States of America or the equivalent thereof, including bank deposits and checks.

18. “Causes of Action” means any and all claims, actions, causes of action, choses in action, suits, debts, damages, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, judgments, remedies, rights of set-off,

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third-party claims, subrogation claims, contribution claims, reimbursement claims, indemnity claims, counterclaims, and crossclaims of any of the Debtors and/or the Estates, whether known or unknown, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, that are or may be pending on the Effective Date or commenced by the Reorganized Debtors after the Effective Date against any Entity, based in law or equity, including under the Bankruptcy Code, whether direct, indirect, derivative, or otherwise and whether asserted or unasserted as of the date of entry of the Confirmation Order.

19. “Certificate” means any instrument evidencing a Claim or an Interest.

20. “Chapter 11 Cases” means the administratively consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court.

21. “Checks In Transit” shall mean checks or wires issued by any Debtor prior to the Effective Date that have not been presented for payment or paid prior to the Effective Date.

22. “Claim” has the meaning set forth in section 101(5) of the Bankruptcy Code.

23. “Claims and Adjustment Escrow” means the escrow fund established for the purposes of holding 50% (or such other percentage as may be specified in the Stock Purchase Agreement) of the Effective Date Net Distributable Cash (or other amount), in each case, pursuant to the Stock Purchase Agreement (to the extent applicable and provided for therein).

24. “Claims and Adjustment Escrow Agent” means a bank, the deposits of which are insured by the Federal Deposit Insurance Corporation, that is mutually acceptable to the Plan Sponsor, the Debtors, and the Requisite Noteholders, in its role as the administrator of the Claims and Adjustment Escrow in accordance with the terms of the Claims and Adjustment Escrow Agreement.

25. “Claims and Adjustment Escrow Agreement” shall mean, pursuant to the SPA (or the Stock Purchase Agreement to the extent applicable and provided for therein), the Claims and Adjustment Escrow Agreement to be executed on the Effective Date by and among the Plan Sponsor, the Debtors, the Requisite Noteholders Representative, and the Claims and Adjustment Escrow Agent in a form mutually reasonably satisfactory to the Plan Sponsor, the Debtors, and the Requisite Noteholders Representative.

26. “Claims and Solicitation Agent” means Kurtzman Carson Consultants LLC, or such other the claims and solicitation agent the Debtors may retain in the Chapter 11 Cases pursuant to an order of the Bankruptcy Court.

27. “Claims Register” means the official register of Claims against or Interests in the Debtors maintained by the Claims and Solicitation Agent.

28. “Class” means a category of holders of Claims or Interests under section 1122(a) of the Bankruptcy Code.

29. “Closing Cash Payment” means the cash payment of $120 million to be paid by the SPB to the Debtors under the SPA (which shall include the Deposit Escrow under the SPA), subject to such adjustments as are required by the SPA, or such higher Cash amount to be paid (as subject to such adjustments as may be required) under the Stock Purchase Agreement pursuant to the Winning Bid.

30. “Closing Cash Payment Reserve” means an account in the name of the Distribution Trustee established and funded on the Effective Date with the following amounts from the Closing Cash Payment in accordance with the Stock Purchase Agreement (to the extent applicable and provided for therein): (i) an estimated amount of allowable Priority Tax Claims, Administrative Expense Claims (including Professional Claims), Other Secured Claims, and Other Priority Claims estimated in accordance with the Stock Purchase Agreement; (ii) the Debtors’ Cure Amounts Payment Reserve; (iii) the Wind Down Costs Reserve; (iv) the Pension Liability Reserve; (v) the General Unsecured Claim Fund; and (vi) the Workers Comp & GL Payment Reserve, in each case, subject to the terms and conditions of the Stock Purchase Agreement.

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31. “Committee” means the official committee of unsecured creditors appointed in these Chapter 11 Cases.

32. “Committee Representative” means the Person designated by the Committee to enforce the rights of the Committee and holders of General Unsecured Claims under this Plan, and to monitor the actions of the Distribution Trustee and Oversight Board with respect to such rights from and after the Effective Date.

33. “Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases.

34. “Confirmation Date” means the date on which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

35. “Confirmation Hearing” means the hearing(s) before the Bankruptcy Court under section 1128 of the Bankruptcy Code at which the Debtors seek entry of the Confirmation Order.

36. “Confirmation Order” means the order of the Bankruptcy Court approving the Stock Purchase Agreement and the transactions set forth therein on a final basis and confirming the Plan pursuant to section 1129 of Bankruptcy Code, which order (and any exhibits, appendices and related documents) shall be in form and substance acceptable to the Debtors, the Plan Sponsor, and the Requisite Noteholders, and reasonably satisfactory to the Committee.

37. “Consenting Noteholders” means, collectively, the Initial Consenting Noteholders and the Additional Consenting Noteholders.

38. “Consummation” means the occurrence of the Effective Date.

39. “Credit Card Receivables” shall have the meaning provided in the SPA (or the Stock Purchase Agreement, to the extent applicable and provided for therein).

40. “Creditor” has the meaning set forth in section 101(10) of the Bankruptcy Code.

41. “Cure Amounts” shall mean all pre- and postpetition amounts payable pursuant to section 365(b)(1)(A) or (B) of the Bankruptcy Code as determined by an order of the Bankruptcy Court or agreed to between the applicable parties in order to effectuate the assumption of Executory Contracts and Unexpired Leases pursuant to the Confirmation Order.

42. “Cure Notice” means the schedule filed by the Debtors with the Bankruptcy Court on April 30, 2014, and the notice to be sent by the Debtors to all non-Debtor counterparties to Executory Contracts and Unexpired Leases in accordance with the Bidding Procedures Order, setting forth respective Cure Amounts for each of the Executory Contracts and Unexpired Leases.

43. “Debtors’ Cure Amounts Payment Reserve” means, with respect to the SPA (or the Stock Purchase Agreement, to the extent applicable and provided for therein), $820,000 of the Closing Cash Payment to be allocated to payment of the Cure Amounts in excess of the Tier One Cure Amounts Cap (as defined in the SPA) and up to the Tier Two Cure Amounts Cap (as defined in the SPA).

44. “Debtors” means, collectively, each of the following: Brookstone Holdings Corp.; Brookstone, Inc.; Brookstone Company, Inc.; Brookstone Retail Puerto Rico, Inc.; Brookstone International Holdings, Inc.; Brookstone Purchasing, Inc.; Brookstone Stores, Inc.; Gardeners Eden, Inc.; Brookstone Military Sales, Inc.; Big Blue Audio LLC; Brookstone Holdings, Inc.; and Brookstone Properties, Inc.

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45. “Debtors Defined Benefit Pension Plan” means the Brookstone Pension Plan, Amended and Restated Effective January 1, 2008, as amended.

46. “Deposit Escrow” has the meaning provided in the SPA (or the Stock Purchase Agreement, to the extent applicable and provided for therein).

47. “DIP Agent” means Wilmington Savings Fund Society, FSB.

48. “DIP Budget” means the budget attached to the DIP Credit Agreement.

49. “DIP Credit Agreement” means that certain Senior Secured Super-Priority Debtor-In-Possession Credit Agreement among Brookstone Holdings Corp., the guarantors named therein, Wilmington Savings Fund Society, FSB as administrative and collateral agent and the lender parties thereto.

50. “DIP Facility” means that certain postpetition debtor in possession loan facility pursuant to (i) the DIP Credit Agreement and any and all documents, instruments or agreements executed or delivered in connection therewith and (ii) the Interim DIP Order and Final DIP Order, respectively.

51. “DIP Facility Claims” means any and all of the Claims, held by the DIP Agent and the DIP Lenders, against the Debtors arising under or in connection with the DIP Facility.

52. “DIP Lenders” means the lenders under the DIP Facility.

53. “Disclosure Statement” means the disclosure statement for the Plan, as may be amended, supplemented or modified from time to time with the consent of the Plan Sponsor and Requisite Noteholders, including all exhibits and schedules thereto as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

54. “Disclosure Statement Order” means the order of the Bankruptcy Court approving the Disclosure Statement and the Solicitation in form and substance acceptable to the Debtors, the Plan Sponsor and the Requisite Noteholders.

55. “Disputed” means as to a Claim or Interest, a Claim or Interest, or any portion thereof, that (a) is not Allowed; (b) is not yet allowed or disallowed under the Plan, the Bankruptcy Code, or a Final Order; (c) is the subject of an objection or request for estimation filed in the Bankruptcy Court and which objection or request for estimation has not been withdrawn or overruled by a Final Order of the Bankruptcy Court; or (d) is otherwise disputed by the Debtors (with the consent of the Plan Sponsor and the Requisite Noteholders), or the Distribution Trustee after the Effective Date, in accordance with applicable law, including by the listing of such Claim or Interest on the Schedules as unliquidated, disputed, or contingent, which dispute has not been withdrawn, resolved or overruled by Final Order.

56. “Distribution Trust” means, as set forth in the SPA (or the Stock Purchase Agreement to the extent applicable and provided for therein), the grantor trust to be created on the Effective Date into which the Closing Cash Payment Reserve shall be funded.

57. “Distribution Trust Agreement” means the trust agreement that establishes the Distribution Trust and governs the powers, duties, and responsibilities of the Distribution Trustee and the Oversight Board, which agreement shall be in form and substance acceptable to the Debtors, the Requisite Noteholders, and the Plan Sponsor, and reasonably acceptable to the Committee. The Distribution Trust Agreement shall be part of the Plan Supplement.

58. “Distribution Trust Assets” shall have the meaning provided in Section 5.2(a) herein.

59. “Distribution Trust Beneficiary” means a holder of an Allowed Claim that will receive distributions from the Distribution Trust pursuant to the Plan.

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60. “Distribution Trust Interest” means the non-certificated beneficial interest of the Distribution Trust allocable to a Distribution Trust Beneficiary in accordance with the terms and conditions of the Distribution Trust Agreement, which may or may not be transferable.

61. “Distribution Trustee” means the Person appointed to administer the Distribution Trust with such rights, duties, and obligations as set forth in the Distribution Trust Agreement, subject to the authority of the Oversight Board.

62. “Effective Date” means the date that is one (1) Business Day after which all conditions precedent to the occurrence of the Effective Date set forth in Section 10.2 herein have been satisfied or waived in accordance with Section 10.3 herein.

63. “Effective Date Net Distributable Cash” means the Closing Cash Payment less (i) an amount to pay in full in Cash the DIP Facility Claims and (ii) amounts to be deposited into the Closing Cash Payment Reserve on the Effective Date, in each case as set forth in the SPA (or the Stock Purchase Agreement to the extent applicable and provided for therein).

64. “Entity” means a natural person, corporation, limited liability company, association, partnership (whether general or limited), joint venture, proprietorship, estate, trust, Governmental Authority or any other individual or entity, whether acting in an individual, fiduciary, representative or other capacity, including the U.S. Trustee, within the meaning of section 101(15) of the Bankruptcy Code.

65. “Equity Security” has the meaning set forth in section 101(16) of the Bankruptcy Code.

66. “Equity Sponsors” means, collectively, OSIM Brookstone Holdings, L.P. and OSIM Brookstone Holdings, Inc.

67. “Estate” means the bankruptcy estate of any Debtor created under sections 301 and 541 of the Bankruptcy Code upon the commencement of the Chapter 11 Cases.

68. “Exculpated Claim” means a Claim arising out of or related to any act or omission in connection with or relating to (a) the in-court or out-of-court efforts to implement the Transaction, the Support Agreement, the Stock Purchase Agreement, or the Plan Sponsorship Agreement; (b) the formulation, preparation, solicitation, dissemination, negotiation, or filing of the Disclosure Statement or Plan or any contract, instrument, release, or other agreement or document created or entered into in connection therewith including, but not limited to, the Support Agreement, the Stock Purchase Agreement, the Plan Sponsorship Agreement, the Disclosure Statement, or the Plan; (c) the filing and prosecution of the Chapter 11 Cases; (d) the pursuit of Confirmation; (e) the pursuit of Consummation; (f) the administration and implementation of the Plan; and/or (g) the distribution of property under the Plan.

69. “Exculpated Party” means, collectively: (a) the Debtors; (b) the Reorganized Debtors; (c) the Second Lien Trustee; (d) the Consenting Noteholders; (e) the DIP Agent; (f) the DIP Lenders; (g) the Postpetition LC Issuer; (h) SPB; (i) the Plan Sponsor (if not SPB); and (j) the Committee; and in each case, the respective Related Persons of each of the foregoing Entities.

70. “Executory Contract” means a contract to which one or more of the Debtors are party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

71. “Existing Governance Documents” means the corporate governance documents related to each of the Debtors, including, but not limited to, charters, bylaws, operating agreements, or other organizational documents.

72. “Final Decree” means the decree contemplated under Bankruptcy Rule 3022.

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73. “Final DIP Order” means the Final Order Pursuant to 11 U.S.C. §§ 361, 362, 363, 364 and 507, (A) Authorizing Debtors to Obtain Post-Petition Financing and Grant Senior Liens and Superpriority Claims, (B) Authorizing Use of Cash Collateral, (C) Granting Liens and Providing Superpriority Claims, (D) Granting Adequate Protection, (E) Modifying The Automatic Stay, and (F) Granting Related Relief entered April 25, 2014 [Docket No. 245].

74. “Final Order” means an order or judgment of the Bankruptcy Court (or any other court of competent jurisdiction) entered by the Clerk of the Bankruptcy Court (or such other court) on the docket in the Chapter 11 Cases (or the docket of such other court), which has not been modified, amended, reversed, vacated or stayed and as to which: (a) the time to appeal, petition for certiorari, or move for a new trial, stay, reargument, or rehearing has expired and as to which no appeal, petition for certiorari, or motion for new trial, stay, reargument, or rehearing shall then be pending; or (b) if an appeal, writ of certiorari, new trial, stay, reargument, or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court (or other court of competent jurisdiction) shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, stay, reargument, or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari, or move for a new trial, stay, reargument, or rehearing shall have expired, as a result of which such order shall have become final in accordance with Rule 8002 of the Bankruptcy Rules; provided, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order, shall not cause an order not to be a Final Order.

75. “First Administrative Expense Claim Bar Date” means the bar date fixed by Order of the Bankruptcy Court, by which the holders of certain Administrative Expense Claims that are incurred or arise during the period from and after the Petition Date through and including May 31, 2014, are required to have filed an application for allowance and payment therefor.

76. “General Unsecured Claim” means a Claim that is not a DIP Facility Claim, Administrative Expense Claim, Professional Claim, Priority Tax Claim, Other Secured Claim, Other Priority Claim, Secured Claim, Section 510(b) Claim, Noteholder Claim, or Intercompany Claim.

77. “General Unsecured Claim Fund” means $1,250,000 in Cash.

78. “Governmental Bar Date” means the date established pursuant to Bankruptcy Rule 3002(c)(1).

79. “Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

80. “GUC Escrow” means the escrow fund established for the purposes of holding the GUC Excess Amount (not to exceed $1,500,000) to the extent the Stock Purchase Agreement provides for a Claims and Adjustment Escrow.

81. “GUC Excess Amount” means fifteen percent (15%) of the increase in the Effective Date Net Distributable Cash as a result of the Winning Bid, after payment of the Break-Up Fee and Expense Reimbursement (in each case, as defined in the Bidding Procedures) if such payment is required under the Bidding Procedures, exceeding the Purchase Price under the SPA as of the start of the Auction, subject to a cap of $1,500,000.

82. “Holdings Interests” means an Interest in Brookstone Holdings Corp. in existence prior to the Effective Date. For purposes of clarity, the term Holdings Interests does not include New Common Stock.

83. “Impaired” means, with respect to any Class of Claims or Interests, a Claim or an Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

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84. “Initial Consenting Noteholders” means each of the beneficial owners (or investment managers or advisors for the beneficial owners) of the Second Lien Notes identified on the signature pages of the Support Agreement that are also identified on Annex A of such Support Agreement.

85. “Insider” has the meaning set forth in section 101(31) of the Bankruptcy Code.

86. “Intercompany Claim” means a Claim by a Debtor against another Debtor that is reflected in the Debtors’ books and records.

87. “Intercompany Contract” means a contract between or among two or more Debtors or their direct or indirect non-Debtor subsidiaries (whether or not wholly owned by the Debtors).

88. “Intercompany Interest” means an Interest held by a Debtor.

89. “Interest” means all issued, unissued, authorized, or outstanding shares of stock and other ownership interests in any Debtor, together with any warrants, options, or contract rights to purchase or acquire such interests at any time.

90. “Interim DIP Order” means the Interim Order Pursuant to 11 U.S.C. §§ 361, 362, 363, 364 and 507, (A) Authorizing Debtors to Obtain Post-Petition Financing and Grant Senior Liens and Superpriority Claims, (B) Authorizing Use of Cash Collateral, (C) Granting Liens and Providing Superpriority Claims, (D) Granting Adequate Protection, (E) Modifying the Automatic Stay, (F) Scheduling A Final Hearing, and (G) Granting Related Relief entered April 4, 2014 [Docket No. 85].

91. “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

92. “New Common Stock” means the common equity in Reorganized HoldCo to be authorized and issued on the Effective Date pursuant to the Plan, which shall constitute all of the common or other capital stock of Reorganized HoldCo.

93. “New Governance Documents” means the corporate governance documents related to each of the Reorganized Debtors, including, but not limited to, charters, bylaws, operating agreements, or other organizational documents, which shall be included with the Plan Supplement and shall be in form and substance acceptable to the Plan Sponsor and reasonably acceptable to the Requisite Noteholders.

94. “Noteholder Claim” means a Claim arising under the Second Lien Notes and the Second Lien Indenture, before giving effect to the Roll-Up Amount.

95. “Noteholders Representative” means Wilmington Trust, National Association in its capacity as Second Lien Trustee and disbursing agent to holders of Noteholder Claims under the Plan.

96. “Old Brookstone Cash” means all Cash, third-party checks, wire transfers and any other funds of Debtors, and commercial paper, marketable securities, certificates of deposit and other bank deposits, treasury bills and other cash equivalents of Debtors calculated in accordance with GAAP. Old Brookstone Cash shall not include Credit Card Receivables or Wholesale Receivables, and shall be reduced by any outstanding Checks In Transit.

97. “Other Priority Claim” means a Claim other than an Administrative Expense Claim or a Priority Tax Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

98. “Other Secured Claim” means a Secured Claim other than DIP Facility Claims, Noteholder Claims, or any leases treated as a capital lease in accordance with GAAP.

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99. “Oversight Board” means the three (3) Person board appointed to oversee, direct and approve the actions of the Distribution Trustee in accordance with the Distribution Trust Agreement. The Oversight Board shall be comprised of: (a) one member selected by the Debtors that is reasonably acceptable to the Requisite Noteholders and the Plan Sponsor, and with any dispute as to the acceptability to be resolved by the Bankruptcy Court; (b) one member selected by the Plan Sponsor; and (c) one member selected by the Requisite Noteholders. The members of the Oversight Board will be identified in the Distribution Trust Agreement.

100. “Pension Plan Underfunding Liability” means the estimated amount of the underfunding payment or termination liability payable in connection with the termination of the Debtors Defined Benefit Pension Plan in accordance with the SPA (or the Stock Purchase Agreement, to the extent applicable and provided for therein), as calculated by the Debtors’ pension plan consultant and which shall be acceptable to any pension consultant or other advisor retained by the Plan Sponsor (as applicable) and the fees and costs associated with the termination of the Debtors Defined Benefit Pension Plan.

101. “Pension Plan Underfunding Liability Cap” means 115% of the estimated amount of the Pension Plan Underfunding Liability.

102. “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

103. “Petition Date” means the date on which the Debtors filed their petitions for relief commencing the Chapter 11 Cases.

104. “Plan” means this plan of reorganization (as it may be altered, amended, modified or supplemented from time to time with the consent of the Plan Sponsor and the Requisite Noteholders, including the Plan Supplement and all exhibits, supplements, appendices and schedules) as may be modified to reflect the terms and conditions of the Winning Bid, and which shall be satisfactory to the Debtors, the Winning Bidder and the Requisite Noteholders.

105. “Plan Sponsor” means SPB or the Winning Bidder (if not SPB).

106. “Plan Sponsorship Agreement” means that certain Plan Sponsorship Agreement, dated as of April 3, 2014, by and among the Debtors and SPB, as may be amended, supplemented, or modified from time to time in accordance with the terms thereof.

107. “Plan Supplement” means any compilation of documents and forms of documents, agreements, schedules, and exhibits to the Plan (all of which shall be in form and substance satisfactory to the Debtors, Plan Sponsor, and Requisite Noteholders, and reasonably satisfactory to the Committee), which shall be filed by the Debtors no later than ten (10) days prior to the date first scheduled for the Confirmation Hearing or such later date as may be approved by the Bankruptcy Court on notice to parties in interest, and additional documents filed with the Bankruptcy Court prior to the Effective Date as amendments to the Plan Supplement (each of which shall be in form and substance satisfactory to the Debtors, Plan Sponsor, and Requisite Noteholders, and reasonably satisfactory to the Committee).

108. “Postpetition LC Issuer” means Wilmington Savings Fund Society, FSB, in its capacity as the issuer of certain postpetition commercial, standby, or documentary letters of credit issued pursuant to the DIP Facility.

109. “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

110. “Pro Rata” means the proportion that an Allowed Claim or an Allowed Interest in a particular Class bears to the aggregate amount of all Allowed Claims or Allowed Interests in that Class.

111. “Professional” means a Person or Entity (a) employed in the Chapter 11 Cases in accordance with sections 327 and 1103 of the Bankruptcy Code pursuant to a Final Order and to be compensated for services rendered prior to or on the Effective Date pursuant to sections 327, 328, 329, 330, and 331 of the Bankruptcy Code, or (b) for which compensation and reimbursement has been Allowed by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

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112. “Professional Claim” means a Claim by a Professional seeking an award by the Bankruptcy Court of compensation and reimbursement of expenses incurred through and including the Effective Date under sections 327, 328, 330, 331, 503(b), 1103, or 1129(a)(4) of the Bankruptcy Code.

113. “Proof of Claim” means a proof of Claim filed against any of the Debtors in the Chapter 11 Cases.

114. “Purchase Price” shall have the meaning set forth in the Stock Purchase Agreement.

115. “Related Persons” means, with respect to any Person, such Person’s predecessors, successors, assigns and present and former Affiliates (whether by operation of law or otherwise) and subsidiaries, and each of the respective current and former officers, directors, principals, employees, shareholders, members, managers, management companies, advisory board members, partners, limited partners, general partners, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other professionals and any Person claiming by or through any of them, including heirs, executors, estates, servants, and nominees.

116. “Released Parties” means, collectively, each of the following in its/their capacity as such: (a) each of the Debtors’ current and former officers and directors; (b) the Second Lien Trustee; (c) the Consenting Noteholders; (d) the DIP Agent; (e) the DIP Lenders; (f) the Postpetition LC Issuer; (g) SPB; (h) the Plan Sponsor (if other than SPB); and (i) the Committee; and in each case, the term “Released Parties” shall include the respective Related Persons of each of the foregoing Entities.

117. “Releasing Parties” means, collectively (a) the Second Lien Trustee; (b) holders of Noteholder Claims; (c) the DIP Agent; (d) the DIP Lenders; (e) the Postpetition LC Issuer; (f) the Equity Sponsors; (g) SPB; (h) the Plan Sponsor (if not SPB); and (i) the Committee; provided that the term “Releasing Parties” shall not include any Related Persons of each of the foregoing Entities.

118. “Reorganized Debtor” means a Debtor (or any successor thereto by merger, consolidation, or otherwise) on and after the Effective Date.

119. “Reorganized HoldCo” means Brookstone Holdings Corp., as reorganized pursuant to and under the Plan, or any successor thereto, by merger, consolidation, or otherwise, on or after the Effective Date.

120. “Reorganized HoldCo Notes” means either (a) the notes to be issued by Reorganized HoldCo bearing interest of 10.00% per annum and in the aggregate principal amount of $7,500,000 (subject to adjustment in accordance with terms of the SPA), as described in the term sheet attached to the SPA as Exhibit D, or (b) such other Securities, if any, that may be issued to holders of Allowed Noteholder Claims pursuant to the Stock Purchase Agreement (to the extent applicable and provided for therein), in each case, subject to such other terms and conditions as may be set forth in definitive documentation to be filed with the Plan Supplement.

121. “Requisite Noteholders” means, at any time of determination, Initial Consenting Noteholders who collectively hold at least 70% in principal amount of the Second Lien Notes then held by the Initial Consenting Noteholders in the aggregate. The agreements, consents, decisions, directions, acceptances or approvals of the Requisite Noteholders with respect to the matters set forth in this Support Agreement and the Term Sheet shall be binding on all Consenting Noteholders.

122. “Requisite Noteholders Representative” means a representative designated in writing by the Requisite Noteholders at least five (5) days prior to the Effective Date for the specified purposes set forth in the Plan and the SPA (or the Stock Purchase Agreement to the extent applicable and provided for therein).

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123. “Restructuring Support Advisors” means: (i) Stroock & Stroock & Lavan LLP; (ii) Young Conaway Stargatt & Taylor, LLP; and (iii) Alvarez & Marsal.

124. “Roll-Up Amount” means the aggregate principal amount of Second Lien Notes, previously held by certain holders of the Second Lien Notes, which have been deemed rolled up into Tranche B Rollover Loans (as defined in the DIP Facility) in accordance with and subject to the terms of the DIP Facility.

125. “Schedules” means the schedules of assets and liabilities, the list of holders of Interests and the statements of financial affairs and such other documents filed by each of the Debtors under section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, and all amendments pursuant to Bankruptcy Rule 1009 and modifications thereto through the Confirmation Date.

126. “Second Lien Indenture” means that certain Indenture, dated as of October 26, 2010, by and among Brookstone Company, Inc., the Guarantors (defined therein), and Wilmington Trust, National Association as successor trustee and collateral agent.

127. “Second Lien Notes” means the 13.00% Second Lien Senior Secured Notes due 2014 issued by Brookstone Company, Inc. and guaranteed by Brookstone, Inc. and the Subsidiary Guarantors (defined in the Second Lien Indenture), in an original aggregate principal amount of $125,612,000 pursuant to the Second Lien Indenture.

128. “Second Lien Trustee” means Wilmington Trust, National Association in its capacity as the successor trustee under the Second Lien Indenture.

129. “Section 510(b) Claim” means a Claim against the Debtors arising from rescission of a purchase or sale of a security of the Debtors or an Affiliate, for damages arising from the purchase or sale of such a security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such a Claim.

130. “Secured Claim” means a Claim (a) secured by a Lien on property of an Estate to the extent of the value of such property, as determined in accordance with section 506(a) of the Bankruptcy Code, or (b) subject to a valid right of setoff.

131. “Securities Act” means, as may be amended from time to time, the Securities Act of 1933, 15 U.S.C. §§ 77a-77aa, and any similar federal, state, or local law. References herein to specific provisions of the Securities Act include any similar provisions of federal, state, or local law.

132. “Security” has the meaning set forth in section 2(a)(1) of the Securities Act.

133. “Solicitation” means the solicitation of votes in connection with the Plan pursuant to sections 1125 and 1126 of the Bankruptcy Code.

134. “SPA” means that certain stock purchase agreement between the Debtors and SPB, dated April 3, 2014, which is attached as Exhibit A to the Plan Sponsorship Agreement, as may be amended, modified, or supplemented in accordance with the terms thereof (other than an amendment, modification, or supplement that increases the consideration to an amount greater than the consideration set forth in the SPA as of April 3, 2014).

135. “SPB” means SPB Acquisition LLC.

136. “Stock Purchase Agreement” means either: (i) the SPA; or (ii) a stock purchase agreement, investment agreement, or similar agreement in respect of a Winning Bid that is not the SPA.

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137. “Stores” means, collectively, the stores operated by the Debtors set forth in the schedules of the SPA (or the Stock Purchase Agreement, to the extent applicable).

138. “Store Cash Retention” means all Old Brookstone Cash as of the Effective Time (as defined in the SPA) located at any of the Stores for cash register operations and on deposit in each Store’s local operating bank account as of the Effective Time in an aggregate amount of up to $850,000.

139. “Support Agreement” means that certain Restructuring Support Agreement, dated as of April 3, 2014, by and among the Debtors, the Equity Sponsors, and the Consenting Noteholders, as may be amended, supplemented or modified from time to time in accordance with the terms thereof.

140. “Term Sheet” means that certain Restructuring Term Sheet attached as Exhibit A to the Support Agreement and Exhibit B to the Plan Sponsorship Agreement, as may be amended, supplemented or modified from time to time in accordance with the terms thereof.

141. “Transaction” means the reorganization and restructuring of the Debtors as contemplated by the Term Sheet, the Stock Purchase Agreement, the Plan Sponsorship Agreement, the Support Agreement, and the Plan.

142. “Transaction Expenses” means all fees, costs and expenses of each of the Initial Consenting Noteholders (including, without limitation, all reasonable and documented fees (including success or completion fees), costs, expenses and disbursements of the Restructuring Support Advisors), in each case, solely in connection with the negotiation, formulation, preparation, execution, delivery, implementation and consummation of the Support Agreement, the Term Sheet, this Plan and the other Plan Documents (as defined in the Support Agreement), the transactions contemplated hereunder and under the Term Sheet and the DIP Term Sheet (as defined in the Support Agreement), and all transactions related hereto and thereto.

143. “Unclaimed Distribution” means any distribution under the Plan on account of an Allowed Claim to a holder that has not: (a) accepted a particular distribution or, in the case of distributions made by check, negotiated such check; (b) given notice to the Distribution Trustee of an intent to accept a particular distribution; (c) responded to the Distribution Trustee’s requests for information necessary to facilitate a particular distribution; or (d) taken any other action necessary to facilitate such distribution.

144. “Unexpired Lease” means a lease of nonresidential real property to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

145. “Unimpaired” means a Class of Claims or Interests that is not impaired within the meaning of section 1124 of the Bankruptcy Code.

146. “Wholesale Receivables” shall have the meaning provided in the SPA (or the Stock Purchase Agreement, to the extent applicable).

147. “Wind Down Budget” means the budget mutually agreed to by the Plan Sponsor, the Requisite Noteholders, and the Debtors, and reasonably acceptable to the Committee, which, in the case of the SPA (or the Stock Purchase Agreement, to the extent applicable and otherwise provided for therein) shall include, but not be limited to, a reasonable estimate of the amount of fees and costs associated with the termination of the Debtors Defined Benefit Pension Plan (and not otherwise part of the Pension Plan Underfunding Liability).

148. “Wind Down Costs Reserve” means $800,000 to be allocated to the fees, costs and expenses for winding down the Chapter 11 Cases and the Estates after the Effective Date, as set forth in the Wind Down Budget.

149. “Winning Bid” shall have the meaning provided in the Bidding Procedures.

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150. “Winning Bidder” means the bidder or party who submits or represents the Winning Bid.

151. “Workers Comp & GL Payment Reserve” means: (i) with respect to the SPA, an amount up to $3,000,000 of the Closing Cash Payment, which shall be agreed upon by the Debtors and SPB not later than three (3) Business Days before the Auction; or (ii) such other amount as may be required by the Stock Purchase Agreement (if not the SPA).

1.2	Rules of Interpretation

For purposes of the Plan, the following rules of interpretation apply: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (b) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (c) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, shall mean such document, schedule, or exhibit, as it may have been or may be amended, modified, or supplemented; (d) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (e) the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to any particular portion of the Plan; (f) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (g) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (h) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.

1.3	Computation of Time

Bankruptcy Rule 9006(a) applies in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to this Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day.

1.4	Governing Law

Except to the extent the Bankruptcy Code or Bankruptcy Rules apply, and subject to the provisions of any contract, lease, instrument, release, indenture, or other agreement or document entered into expressly in connection herewith, the rights and obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to conflict-of-laws principles.

1.5	Reference to Monetary Figures

All references in the Plan to monetary figures refer to currency of the United States of America, unless otherwise expressly provided.

1.6	Reference to the Debtors or Reorganized Debtors

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or to the Reorganized Debtors mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

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ARTICLE II

DIP FACILITY, ADMINISTRATIVE EXPENSE, AND PRIORITY CLAIMS

In accordance with section 1123(a)(l) of the Bankruptcy Code, DIP Facility Claims, Administrative Expense Claims, Professional Claims, and Priority Tax Claims have not been classified and thus are excluded from the Classes of Claims set forth in Article III.

2.1	DIP Facility Claims

All DIP Facility Claims are and shall be deemed Allowed Claims and, on the Effective Date, each holder of an Allowed DIP Facility Claim shall receive, in full and final satisfaction of such Claim, an amount of Cash equal to the amount of such Claim (including, without limitation, all outstanding principal and accrued but unpaid interest, costs, fees and expenses owing as of the Effective Date, or any other amounts due and owing under the DIP Facility).

2.2	Administrative Expense Claims

To the extent not previously paid during the Chapter 11 Cases, each holder of an Allowed Administrative Expense Claim (other than holders of Professional Claims and Claims for fees and expenses pursuant to 28 U.S.C. § 1930 accruing after the Effective Date) shall receive, in full and final satisfaction of such Claim, an amount of Cash equal to the amount of such Allowed Administrative Expense Claim on the later of (x) the Effective Date or as soon as reasonably practicable thereafter, or (y) the date (i) such Administrative Expense Claim becomes due and Allowed or as otherwise Allowed by the Bankruptcy Court, or (ii) the amount of the Claim is otherwise agreed to by the Debtors (with the consent of the Plan Sponsor and the Requisite Noteholders), or the Distribution Trustee, from and after the Effective Date, and such holder. To the extent applicable and required by the Stock Purchase Agreement, Allowed Administrative Expense Claims shall be paid first from funds on hand in the Closing Cash Payment Reserve, and to the extent that the Closing Cash Payment Reserve is insufficient to pay such Claims in full, then from the Claims and Adjustment Escrow.

Unless subject to the First Administrative Expense Claim Bar Date, any request for allowance and payment of Administrative Expense Claims (other than Professional Claims and Claims for fees and expenses pursuant to 28 U.S.C. § 1930) arising, accruing, or otherwise becoming due and payable from June 1, 2014 through the Effective Date must be filed pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order (as applicable) no later than (30) days after the Effective Date or otherwise be forever barred, estopped, and enjoined from asserting such Administrative Expense Claim against the Debtors and Reorganized Debtors and their respective Estates and property, the Plan Sponsor, the Distribution Trust, the Claims and Adjustment Escrow or otherwise, and such Administrative Expense Claim shall be deemed discharged as of the Effective Date.

2.3	Professional Claims

To the extent not previously paid during the Chapter 11 Cases, all requests for payment of Professional Claims must be filed no later than 30 days after the Effective Date. The Bankruptcy Court shall determine the Allowed amounts of such Professional Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Code, the Bankruptcy Rules, or order of the Bankruptcy Court. The Distribution Trustee shall pay Professional Claims in Cash in the amount allowed by the Court within three (3) days of allowance. From and after the Effective Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors or the Distribution Trustee may employ and pay any Professional in the ordinary course of business without any further notice to, or action, order, or approval of, the Bankruptcy Court. To the extent applicable and required by the Stock Purchase Agreement, Allowed Professional Claims shall be paid first from funds on hand in the Closing Cash Payment Reserve, and to the extent that the Closing Cash Payment Reserve is insufficient to pay such Claims in full, then from the Claims and Adjustment Escrow.

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2.4	Priority Tax Claims

To the extent not previously paid during the Chapter 11 Cases, each holder of an Allowed Priority Tax Claim shall receive, in full and final satisfaction of such Claim, an amount of Cash equal to the amount of such Allowed Priority Tax Claim on the later of (x) the Effective Date or as soon as reasonably practicable thereafter, or (y) the date (i) such Priority Tax Claim becomes due and Allowed or as otherwise Allowed by the Bankruptcy Court, or (ii) the amount of the Claim is otherwise agreed to by the Debtors (with the consent of the Requisite Noteholders and the Plan Sponsor) or the Distribution Trustee, from and after the Effective Date, and such holder. To the extent applicable and required by the Stock Purchase Agreement, Allowed Priority Tax Claims shall be paid first from funds on hand in the Closing Cash Payment Reserve, and to the extent that the Closing Cash Payment Reserve is insufficient to pay such Claims in full, then from the Claims and Adjustment Escrow.

ARTICLE III

CLASSIFICATION, TREATMENT, AND VOTING OF CLAIMS AND INTERESTS

3.1	Classification of Claims and Interests

The Plan constitutes a separate Plan with respect to each Debtor. Except for the Claims addressed in Article II, all Claims and Interests are classified in the Classes set forth below in accordance with section 1122 of the Bankruptcy Code. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or Interest is also classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

Below is a chart assigning each Class a number for purposes of identifying each separate Class:

Class	Claim or Interest	Status	Voting Rights
1	Other Secured Claims	Unimpaired	Presumed to Accept
2	Other Priority Claims	Unimpaired	Presumed to Accept
3	Noteholder Claims	Impaired	Entitled to Vote
4	General Unsecured Claims	Impaired	Entitled to Vote
5A	Holdings Interests	Impaired	Presumed to Reject
5B	Intercompany Interests	Unimpaired	Presumed to Accept
6	Section 510(b) Claims	Impaired	Presumed to Reject

3.2	Treatment of Classes of Claims and Interests

Except to the extent that a holder of an Allowed Claim or Interest, as applicable, agrees to a less favorable treatment, such holder shall receive under the Plan the treatment described below in full and final satisfaction, settlement, release and discharge of and in exchange for such holder’s Allowed Claim against or Interest in each Debtor, as applicable. Unless otherwise indicated, the holder of an Allowed Claim or Interest, as applicable, shall receive such treatment on the Effective Date, or as soon as practicable thereafter.

(a)	Class 1-Other Secured Claims

(1)	Classification: Class 1 consists of any Other Secured Claims against any Debtor.

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(2)	Treatment: Each holder of an Allowed Other Secured Claim shall receive, at the option of the Debtors (with the consent of the Plan Sponsor and the Requisite Noteholders) or Distribution Trustee, as applicable, receive one of the following methods of treatment: (a) an amount of Cash equal to the due and unpaid portion of such Allowed Other Secured Claim on the later of (x) the Effective Date or as soon as reasonably practicable thereafter, or (y) the date (i) such Other Secured Claim becomes due and Allowed or otherwise Allowed by the Bankruptcy Court, or (ii) the amount of the Claim is otherwise agreed to by the Debtors (with the consent of the Plan Sponsor and the Requisite Noteholders) or, from and after the Effective Date, the Distribution Trustee and such holder; (b) a return of the holder’s collateral securing such Other Secured Claim; (c) such treatment required under section 1124(2) of the Bankruptcy Code for such Other Secured Claim to be rendered unimpaired; or (d) such other treatment as agreed to by the Debtors (with the consent of the Plan Sponsor and the Requisite Noteholders) or Distribution Trustee, after the Effective Date, and the holder of such Other Secured Claim. To the extent applicable and required by the Stock Purchase Agreement, Cash payments made to holders of Allowed Other Secured Claims shall be paid first from funds on hand in the Closing Cash Payment Reserve, and to the extent that the Closing Cash Payment Reserve is insufficient to pay such amounts in full, then from the Claims and Adjustment Escrow.

(3)	Voting: Class 1 is Unimpaired. Holders of Allowed Other Secured Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Holders of Allowed Other Secured Claims are not entitled to vote to accept or reject the Plan.

(b)	Class 2-Other Priority Claims

(1)	Classification: Class 2 consists of any Other Priority Claims against any Debtor.

(2)	Treatment: Each holder of an Allowed Other Priority Claim shall receive an amount of Cash equal to the amount of such Allowed Other Priority Claim on the later of (x) the Effective Date or as soon as reasonably practicable thereafter, or (y) the date (i) such Other Priority Claim becomes due and Allowed or otherwise Allowed by the Bankruptcy Court, or (ii) the amount of the Claim is otherwise agreed to by the Debtors (with the consent of the Plan Sponsor and Requisite Noteholders) or, from and after the Effective Date, the Distribution Trustee and such holder. To the extent applicable and required by the Stock Purchase Agreement, Allowed Other Priority Claims shall be paid first from funds on hand in the Closing Cash Payment Reserve, and to the extent that the Closing Cash Payment Reserve is insufficient to pay such Claims in full, then from the Claims and Adjustment Escrow.

(3)	Voting: Class 2 is Unimpaired. Holders of Allowed Other Priority Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Holders of Allowed Other Priority Claims are not entitled to vote to accept or reject the Plan.

(c)	Class 3-Noteholder Claims

(1)	Classification: Class 3 consists of any Noteholder Claims.

(2)	Allowance: On the Effective Date, Noteholder Claims shall be deemed Allowed Claims in the aggregate amount of $125,612,000, plus all accrued but unpaid interest, fees, costs, charges, or other amounts outstanding as of the Petition Date arising under the Second Lien Indenture or the Second Lien Notes, less the Roll-Up Amount.

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(3)	Treatment: With respect to such holder’s Allowed Noteholder Claim (after reduction in respect of such holder’s Roll-Up Amount, if applicable), each holder of an Allowed Noteholder Claim shall receive, through the Noteholders Representative, in full and final satisfaction of such Claim, including any unsecured portion of such Claim, and any interest, fees, costs or charges or other amounts outstanding as of the Petition Date:

A.	in the event that the SPA represents the Winning Bid, such holder’s Pro Rata share of the following:

(i)	the Old Brookstone Cash as of 12:01 a.m. (eastern daylight time) on the Effective Date less (i) any amounts thereof necessary to cash collateralize the Debtors Other Letters of Credit (as defined in the SPA) pursuant to the SPA and (ii) the Store Cash Retention;

(ii)	50% of the Effective Date Net Distributable Cash on the Effective Date;

(iii)	the Reorganized HoldCo Notes on the Effective Date, the principal amount of which is subject to adjustments as provided in the SPA;

(iv)	upon the date that is the later of ninety (90) days after the Effective Date and the Governmental Bar Date, an amount equal to the lesser of (A) 40% of the amount initially deposited into the Claims and Adjustment Escrow, and (B) the then remaining amount of the Claims and Adjustment Escrow;

(v)	upon the date that is one hundred eighty (180) days after the Effective Date, an amount equal to the lesser of (A) 20% of the amount initially deposited into the Claims and Adjustment Escrow, and (B) the then remaining amount of the Claims and Adjustment Escrow;

(vi)	upon the date that is three hundred sixty five (365) days after the Effective Date, an amount equal to the lesser of (A) 20% of the amount initially deposited into the Claims and Adjustment Escrow, and (B) the then remaining amount of the Claims and Adjustment Escrow; and

(vii)	upon the date that is five hundred forty five (545) days after the Effective Date, the then remaining amount of the Claims and Adjustment Escrow.

With respect to any release of any portion of the Claims and Adjustment Escrow, the amount remaining available for release from the Claims and Adjustment Escrow shall not include any amount subject to any pending Escrow Disbursement Request (as defined in Section 2.6(c) of the SPA). At such time that any such Claims subject to a pending Escrow Disbursement Request are resolved, the amount that is subject to such Escrow Disbursement Request remaining after payment to SPB shall be released to the Noteholders Representative for distribution pursuant to the Plan and the Second Lien Indenture.

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To the extent all Claims and other liabilities for which a particular reserve established as part of the Closing Cash Payment Reserve have been satisfied in accordance with the Plan and SPA, any remaining amount of such reserve shall be transferred as provided in the Distribution Trust Agreement.

or

B.	in the event the Winning Bid is either the SPA, modified or amended so as to increase the consideration payable thereunder, or the Stock Purchase Agreement, such other treatment as set forth in, or payable pursuant to, the SPA, as so modified or amended, or the Stock Purchase Agreement.

(4)	Voting: Class 3 is Impaired. Holders of Allowed Noteholder Claims are entitled to vote to accept or reject the Plan.

(d)	Class 4-General Unsecured Claims

(1)	Classification: Class 4 consists of any General Unsecured Claims against any Debtor.

(2)	Treatment:

A.	Each holder of an Allowed General Unsecured Claim, shall receive an amount of Cash equal to such holder’s Pro Rata share of the General Unsecured Claim Fund on the later of (x) the Effective Date or as soon as reasonably practicable thereafter, or (y) the date such General Unsecured Claim becomes due and Allowed; provided, however, that the Pension Plan Underfunding Liability and certain claims for workers compensation and general liabilities (to the extent not discharged as of the Effective Date) shall be satisfied in accordance with the SPA (or the Stock Purchase Agreement to the extent applicable and provided for therein).

and

B.	In addition, in the event that the Winning Bid is either the SPA modified or amended so as to increase the consideration payable thereunder, or the Stock Purchase Agreement, each holder of an Allowed General Unsecured Claim, shall also receive:

(i)	such holder’s Pro Rata share of the GUC Excess Amount (if any); provided, however, that distributions to holders shall be released at the same times and in the same percentages as amounts deposited in the Claims and Adjustment Escrow are released to holders of Noteholder Claims; and

(ii)	if and only to the extent that the Allowed Noteholder Claims are paid in full, in Cash, such holder’s Pro Rata share of any additional distribution in a maximum amount not to exceed the amount necessary to pay all Allowed General Unsecured Claims in full.

In the event of any inconsistency related to the treatment proposed in this Plan and the order approving the Support Agreement entered April 25, 2014 [Docket No. 243], the latter shall control.

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The Debtors, the Reorganized Debtors or the Distribution Trustee (as the case may be) shall be responsible for making the distributions provided for in this Section 3.2(d)(2).

(3)	Voting: Class 4 is Impaired. Holders of Allowed General Unsecured Claims are entitled to vote to accept or reject the Plan.

(e)	Class 5A-Holdings Interests

(1)	Classification: Class 5A consists of any Holdings Interests.

(2)	Treatment: On the Effective Date, all Holdings Interests shall be fully extinguished and discharged without any further action. Holders of Holdings Interests shall not be entitled to receive or retain any property under the Plan.

(3)	Voting: Class 5A is Impaired. Holders of Holdings Interests are conclusively presumed to have rejected the Plan. Holders of Holdings Interests are not entitled to vote to accept or reject the Plan.

(f)	Class 5B-Intercompany Interests

(1)	Classification: Class 5B consists of any Intercompany Interests.

(2)	Treatment: Each holder of an Allowed Intercompany Interest shall have its Allowed Intercompany Interest reinstated and rendered Unimpaired in accordance with section 1124(2) of the Bankruptcy Code.

(3)	Voting: Class 5B is Unimpaired. Holders of Allowed Intercompany Interests are not entitled to vote to accept or reject the Plan.

(g)	Class 6-Section 510(b) Claims

(1)	Classification: Class 6 consists of any Section 510(b) Claims against any Debtor.

(2)	Allowance: Notwithstanding anything in the Plan to the contrary, a Section 510(b) Claim (if any) may only become Allowed by Final Order of the Bankruptcy Court.

(3)	Treatment: On the Effective Date, all Allowed Section 510(b) Claims shall be fully extinguished and discharged without any further action. Holders of Allowed Section 510(b) Claims shall not be entitled to receive or retain any property under the Plan.

(4)	Voting: Class 6 is Impaired. Holders (if any) of Allowed Section 510(b) Claims are conclusively presumed to have rejected the Plan. Holders (if any) of Allowed Section 510(b) Claims are not entitled to vote to accept or reject the Plan.

3.3	Special Provision Governing Unimpaired Claims

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights regarding any Unimpaired Claim, including all rights regarding legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claim.

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ARTICLE IV

ACCEPTANCE OR REJECTION OF PLAN

4.1	Impaired Classes of Claims and Interests Entitled to Vote

Subject to Section 4.3 of the Plan, Claim and Interest holders in each Impaired Class of Claims or Interests are entitled to vote as a class to accept or reject the Plan.

4.2	Acceptance by an Impaired Class

In accordance with section 1126(c) of the Bankruptcy Code and except as provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims shall have accepted the Plan if the Plan is accepted by the holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims of such Class that have timely and properly voted to accept or reject the Plan.

4.3	Presumed Acceptances by Unimpaired Classes

Classes 1, 2, and 5B are Unimpaired by the Plan. Under section 1126(f) of the Bankruptcy Code, such Claim holders are conclusively presumed to accept the Plan, and the votes of such Claim holders will not be solicited.

4.4	Classes Presumed to Reject Plan

Holders of Claims and Interests in Classes 5A and 6 are not entitled to receive or retain any property under the Plan. Under section 1126(g) of the Bankruptcy Code, Classes 5A and 6 are presumed to reject the Plan, and Classes 5A and 6 will not be solicited.

4.5	Summary of Classes Voting on the Plan

As a result of the provisions of Sections 4.3 and 4.4 of this Plan, the votes of holders of Claims in Classes 3 and 4 will be solicited with respect to this Plan.

4.6	Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code

To the extent that any Impaired Class rejects the Plan or is presumed to have rejected the Plan, the Debtors will request confirmation of the Plan under section 1129(b) of the Bankruptcy Code.

ARTICLE V

PROVISIONS FOR IMPLEMENTATION OF THE PLAN

5.1	Consummation of Transactions

On or prior to the Effective Date, the Debtors or the Reorganized Debtors, as the case may be, the Plan Sponsor, and any other party to the Transaction shall take all actions that are necessary or appropriate to effectuate the Transaction, including, but not limited to:

(a) the Debtors and the Plan Sponsor shall consummate the Stock Purchase Agreement and the Reorganized Debtors shall issue 100% of the New Common Stock to the Plan Sponsor in consideration for the Plan Sponsor’s payment and/or delivery of the Purchase Price for distribution pursuant to the Plan;

(b) all New Governance Documents shall be executed; and

(c) Allowed DIP Facility Claims shall be paid in full in Cash on the Effective Date.

In the event that the SPA represents the Winning Bid, or to the extent provided in the Stock Purchase Agreement, on or prior to the Effective Date, the Debtors or the Reorganized Debtors (as the case may be), the Plan Sponsor, and any other party to the Transaction shall, in addition to the foregoing actions, take all other actions that are necessary or appropriate to effectuate the Transaction, including, but not limited to:

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(d) the Debtors shall establish the Distribution Trust and the appointment of the Distribution Trustee through the execution of the Distribution Trust Agreement for purposes of: (i) receiving the Distribution Trust Assets (defined in Section 5.2(a) herein); (ii) making distributions in accordance with the Plan and the Distribution Trust Agreement; and (iii) reviewing, resolving, compromising, and objecting to Claims to the extent necessary;

(e) SPB shall transfer the Closing Cash Payment Reserve to the Distribution Trust;

(f) SPB shall transfer 50% of the Effective Date Net Distributable Cash to the Noteholders Representative;

(g) the Debtors shall establish the Claims and Adjustment Escrow and appoint the Claims and Adjustment Escrow Agent through the execution of the Claims and Adjustment Escrow Agreement;

(h) SPB shall transfer the other 50% of the Effective Date Net Distributable Cash to the Claims and Adjustment Escrow Agent;

(i) the Reorganized Debtors shall execute all necessary documentation in connection with the Buyer Exit Credit Facility; and

(j) the Reorganized Debtors shall issue the Reorganized HoldCo Notes and all documentation in connection with the Reorganized HoldCo Notes shall be executed and delivered.

5.2	Distribution Trust

In the event that the SPA represents the Winning Bid, or to the extent applicable and provided in the Stock Purchase Agreement, the Debtors shall establish a Distribution Trust in accordance with this Section 5.2.

(a)	Creation of the Distribution Trust

On the Effective Date or immediately prior thereto, the Distribution Trust shall be created and established by the execution and delivery of the Distribution Trust Agreement, which shall transfer and shall be deemed irrevocably transferred to the Distribution Trust, for and on behalf of the beneficiaries of the Distribution Trust, with no reversionary interest in the Debtors, the following (collectively, the “Distribution Trust Assets”), free of all Liens, Claims, and encumbrances: (i) the Closing Cash Payment Reserve; (ii) all of the Debtors’ rights, if any pursuant to the Stock Purchase Agreement, in and to the Claims and Adjustment Escrow; (iii) all of the Debtors’ other rights and defenses as the seller under the Stock Purchase Agreement; (iv) all of the Debtors’ rights and defenses arising out of or directly related to any executory contract or unexpired lease rejected by the Debtors or by the terms of the Plan, against the other party to such contract or lease (subject to the Reorganized Debtors’ retention of Causes of Action); and (v) any rights, Claims, Causes of Action, and defenses of the Debtors with respect to any Proof of Claim or other Claim (subject to the Reorganized Debtors’ retention of Causes of Action).

(b)	Purpose of Distribution Trust

The Distribution Trust shall be established for the sole purpose of liquidating and distributing the Distribution Trust Assets and winding up the remaining affairs of the Estates in accordance with Treas. Reg. § 301.7701-4(d), with no objective to continue or engage in the conduct of a trade or business.

(c)	Administration of the Distribution Trust

The Distribution Trust shall be administered by the Distribution Trustee pursuant to the Distribution Trust Agreement and the Plan. All accounts established by the Distribution Trust shall be maintained at U.S. Bank National Association. In the event of an inconsistency between the Plan and a Distribution Trust Agreement, the Plan shall control.

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(d)	Powers of the Distribution Trustee

The Distribution Trustee, subject to the terms and conditions of the Distribution Trust Agreement, may retain, without further application to, or further order of, the Bankruptcy Court, such law firms, accounting firms, experts, advisors, consultants, or other professionals as it may deem necessary, in its discretion, to aid in the performance of its responsibilities. The Distribution Trustee is authorized to retain professionals who have represented the Debtors, the Estates, and/or creditors. Compensation and reimbursement of expenses of professionals may be paid, without application to, or further order of, the Bankruptcy Court. The Distribution Trustee shall also be authorized to hire or retain former employees of the Debtors at reasonable rates of compensation as it may deem necessary, in its discretion, and at the sole expense of the Distribution Trust, to aid in the performance of its responsibilities, subject to the terms and conditions of the Distribution Trust Agreement. The Distribution Trust Agreement may provide usual and customary limitation of liability and indemnification provisions in favor of the Distribution Trustee. All such fees and expenses referred to in this Section shall be payable solely from the Wind Down Costs Reserve and in accordance with the Wind Down Budget.

(e)	Cash Investments

The Distribution Trustee may invest Cash (including any earnings thereon or proceeds therefrom); provided, however, that such investments are investments permitted to be made by a “liquidating trust” within the meaning of Treas. Reg. § 301.7701-4(d), as reflected therein, or under applicable Internal Revenue Service guidelines, rulings or other controlling authorities.

(f)	Federal Income Tax Treatment of Distribution Trust

Subject to definitive guidance from the Internal Revenue Service or a court of competent jurisdiction to the contrary (including the receipt of an adverse determination by the Internal Revenue Service upon audit if not contested by such Distribution Trustee), for all United States federal income tax purposes, all parties (including, without limitation, the Debtors, the Distribution Trustee and Distribution Trust Beneficiaries) shall treat the transfer of Distribution Trust Assets to the Distribution Trust as (1) a transfer of Distribution Trust Assets (subject to any obligations relating to those assets) directly to Distribution Trust Beneficiaries (other than to the extent Distribution Trust Assets are allocable to Disputed Claims), followed by (2) the transfer by such beneficiaries to a Distribution Trust of Distribution Trust Assets in exchange for Distribution Trust Interests. Accordingly, except in the event of contrary definitive guidance, Distribution Trust Beneficiaries shall be treated for United States federal income tax purposes as the grantors and owners of their respective share of Distribution Trust Assets (other than such Distribution Trust Assets as are allocable to Disputed Claims). The foregoing treatment shall also apply, to the extent permitted by applicable law, for state and local income tax purposes. For the purpose of this Section 5.2(f), the terms “party” and “Distribution Trust Beneficiary” shall not include the United States or any agency or department thereof, or any officer or employee thereof acting in such capacity.

(g)	Tax Reporting

(1)	The Distribution Trustee shall file tax returns for the Distribution Trust treating such Distribution Trust as a grantor trust pursuant to Treas. Reg. § 1.671-4(a) and in accordance with this Section 5.2(g)(1). The Distribution Trustee also shall annually, and in a timely manner, send to each holder of a Distribution Trust Interest a separate statement regarding the receipts and expenditures of the Distribution Trust as relevant for U.S. federal income tax purposes and will instruct all such holders to use such information in preparing their U.S. federal income tax returns or to forward the appropriate information to such holders’ underlying beneficial holders with instructions to utilize such information in preparing their U.S. federal income tax returns.

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(2)	Allocations of Distribution Trust taxable income among Distribution Trust Beneficiaries (other than taxable income allocable to any assets allocable to, or retained on account of, Disputed Claims) shall be determined by reference to the manner in which an amount of Cash representing such taxable income would be distributed (were such Cash permitted to be distributed at such time) if, immediately prior to such deemed distribution, the Distribution Trust had distributed all its assets (valued at their tax book value, other than assets allocable Disputed Claims) to the holders of Distribution Trust Interests, adjusted for prior taxable income and loss and taking into account all prior and concurrent distributions from the Distribution Trust. Similarly, taxable loss of the Distribution Trust shall be allocated by reference to the manner in which an economic loss would be borne immediately after a hypothetical liquidating distribution of the remaining Distribution Trust Assets. The tax book value of Distribution Trust Assets for purpose of this paragraph shall equal their fair market value on the date Distribution Trust Assets are transferred to the Distribution Trust, adjusted in accordance with tax accounting principles prescribed by the Internal Revenue Code, the applicable Treasury Regulations, and other applicable administrative and judicial authorities and pronouncements.

(3)	As soon as reasonably practicable after Distribution Trust Assets are transferred to the Distribution Trust, the Distribution Trustee shall make a good faith valuation of Distribution Trust Assets. Such valuation shall be made available from time to time to all parties to the Distribution Trust (including, without limitation, the Debtors and Distribution Trust Beneficiaries), to the extent relevant to such parties for tax purposes, and shall be used consistently by such parties for all United States federal income tax purposes.

(4)	Subject to definitive guidance from the Internal Revenue Service or a court of competent jurisdiction to the contrary (including the receipt by the Distribution Trustee of a private letter ruling if the Distribution Trustee so requests one, or the receipt of an adverse determination by the Internal Revenue Service upon audit if not contested by the Distribution Trustee), the Distribution Trustee (i) may timely elect to treat any Distribution Trust Assets allocable to Disputed Claims as a “disputed ownership fund” governed by Treas. Reg. § 1.468B-9, and (ii) to the extent permitted by applicable law, shall report consistently for state and local income tax purposes. If a “disputed ownership fund” election is made, all parties (including the Distribution Trustee, the Debtors and Distribution Trust Beneficiaries) shall report for United States federal, state and local income tax purposes consistently with the foregoing.

(5)	The Distribution Trustee shall be responsible for payment, out of Distribution Trust Assets, of any taxes imposed on the Distribution Trust or its assets.

(6)	The Distribution Trustee may request an expedited determination of taxes of the Distribution Trust, including any reserve for Disputed Claims.

(h)	Dissolution

(1)	The Distribution Trustee and Distribution Trust shall be discharged or dissolved, as the case may be, at such time as all of the Distribution Trust Assets have been distributed pursuant to the Plan and the Distribution Trust Agreement; provided, however, that in no event shall the Distribution Trust be dissolved later than three (3) years from the creation of the Distribution Trust unless the Bankruptcy Court, upon motion within the six-month period prior to the third (3rd) anniversary (or within the six-month period prior to the end of an extension period), determines that a fixed period extension (not to exceed three (3) years, together with any prior extensions, without a favorable private letter ruling from the Internal Revenue Service or an opinion of counsel satisfactory to the Distribution Trustee that any further extension would not adversely affect the status of the trust as a liquidating trust for United States federal income tax purposes) is necessary to facilitate or complete the liquidation of the Distribution Trust Assets.

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(2)	If at any time the Distribution Trustee determines, in reliance upon such professionals as a Distribution Trustee may retain, that the expense of administering the Distribution Trust so as to make a final distribution to Distribution Trust Beneficiaries is likely to exceed the value of the assets remaining in the Distribution Trust, the Distribution Trustee may (i) reserve any amount necessary to dissolve the Distribution Trust, (ii) donate any balance to a charitable organization (A) described in section 501(c)(3) of the Internal Revenue Code, (B) exempt from United States federal income tax under section 501(a) of the Internal Revenue Code, (C) not a “private foundation”, as defined in section 509(a) of the Internal Revenue Code, and (D) that is unrelated to the Debtors, the Distribution Trust, and any insider of the Distribution Trustee, and (iii) dissolve the Distribution Trust.

5.3	Claims and Adjustment Escrow

The Claims and Adjustment Escrow Agreement shall be consistent with the terms of the Stock Purchase Agreement and incorporate any applicable terms of the Stock Purchase Agreement, to the extent required therein.

5.4	Offering and Issuance of Securities Pursuant to Section 1145

The offering, issuance, distribution, and exercise (as applicable) of the Reorganized HoldCo Notes, pursuant to the Plan shall be exempt from the registration requirements of section 5 of the Securities Act pursuant to section 1145 of the Bankruptcy Code. In addition, under section 1145 of the Bankruptcy Code, the Reorganized HoldCo Notes will be freely transferable under the Securities Act by the recipients thereof, subject to: (1) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, and compliance with any applicable state or foreign securities laws, if any, and the rules and regulations of the United States Securities and Exchange Commission, if any, applicable at the time of any future transfer of Reorganized HoldCo Notes; (2) the restrictions, if any, on the transferability of Reorganized HoldCo Notes; and (3) any other applicable regulatory approval. All Reorganized HoldCo Notes issued and distributed pursuant to the Plan shall be duly authorized, validly issued, fully paid and non-assessable.

On an after the Effective Date, subject to the terms of the New Governance Documents, the Reorganized Debtors will be a “private” company that is not required to register any Securities pursuant to the Securities Exchange Act of 1934.

5.5	Subordination

The allowance, classification, and treatment of all Claims and Interests under the Plan shall conform to and with the respective contractual, legal, and equitable subordination rights of such Claims and Interests, and the Plan shall recognize and implement any such rights. Pursuant to section 510 of the Bankruptcy Code, except where otherwise provided herein, the Reorganized Debtors reserve the right, after notice and a hearing, to re-classify any Allowed Claim or Interest (other than an Allowed Noteholder Claim, which shall not be subject to re-classification in any event) in accordance with any contractual, legal or equitable subordination relating thereto.

5.6	Vesting of Assets in the Reorganized Debtors

Except as otherwise provided herein or in any agreement, instrument or other document incorporated in the Plan, on the Effective Date, all property and assets (excluding the Distribution Trust Assets) of each Estate, including all Causes of Action, and any other assets or property acquired by any of the Debtors during the Chapter 11 Cases or under or in connection with the Plan shall vest in each respective

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Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and use, acquire, or dispose of property, and compromise or settle any Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

5.7	Cancellation of Notes, Instruments, Certificates, and Other Documents

On the Effective Date, except to the extent otherwise provided herein (including as otherwise provided with respect to any contracts evidencing the Transaction, including the transactions described in Section 5.1 herein), all notes, instruments, Certificates and other documents evidencing Claims or Interests shall be cancelled and the obligations of the Debtors or Reorganized Debtors and the non-Debtor Affiliates thereunder or in any way related thereto shall be discharged regardless of whether the holder surrenders such note, instrument, Certificates or other document; provided, however, that notwithstanding Confirmation or the occurrence of the Effective Date, any agreement that governs the rights of the holder of a Claim or Interest shall continue in effect solely for purposes of (a) allowing holders of Claims or Interests to receive distributions under the Plan and (b) allowing and preserving the rights of the Distribution Trustee to make distributions on account of Claims and Interests.

Notwithstanding the foregoing, such cancellation shall not itself alter or otherwise affect the obligations or rights of the Second Lien Trustee and the holders of the Second Lien Notes pursuant to the Second Lien Indenture, and all other agreements related to or securing the Second Lien Notes (collectively, the “Second Lien Indenture Documents”) vis-à-vis each other. Without limitation of the generality of the foregoing, (i) the Second Lien Indenture Documents shall be deemed to be cancelled as permitted by section 1123(a)(5)(F) of the Bankruptcy Code and (ii) except to the extent provided herein with respect to the rights and obligations of the Second Lien Indenture Trustee against the holders of the Second Lien Notes, only the following rights and obligations of the Second Lien Indenture Trustee shall remain in effect after the Effective Date: (A) rights, as trustee and collateral agent, to any payment of fees, expenses and indemnification obligations and liens securing such rights to payment including, but not limited to, from or on property distributed under this Plan on account of the secured and unsecured claims in respect of the Second Lien Notes, (B) rights and obligations relating to distributions to be made to the holders of Allowed Noteholder Claims by or on behalf of the Second Lien Trustee from any source (but excluding any property of the Reorganized Debtors), (C) rights and obligations relating to representation of the interests of the holders of Allowed Noteholder Claims by the Second Lien Trustee in these Chapter 11 Cases to the extent not released or discharged by this Plan or any order of the Bankruptcy Court, and (D) rights and obligations relating to participation by the Second Lien Trustee in any proceedings and appeals related to this Plan. Notwithstanding the continued effectiveness of such rights and obligations after the Effective Date, the Second Lien Trustee shall have no obligation to object to claims against the Debtors. For the avoidance of doubt, after the performance by the Second Lien Trustee and its representatives, including, without limitation, its professionals of any duties that are required under this Plan, the Confirmation Order, or the Second Lien Note Documents, the Second Lien Trustee and its professionals shall be relieved of and released from all obligations arising thereunder.

5.8	Corporate Action; New Governance Documents; New Board

Each of the matters provided for by the Plan involving the consummation of the Transaction, and establishment of the capital and corporate structure, amending or modifying the Existing Governance Documents of any of the Debtors, or other corporate or related actions to be taken by or required of the Debtors or Reorganized Debtors, whether taken prior to or as of the Effective Date, shall be authorized without the need for any further corporate action or without any further action by or approval of any shareholders, directors or managers of the Debtors.

The New Governance Documents shall be consistent with the provisions of the Plan and the Bankruptcy Code, shall include, among other things (and only to the extent required by section 1123(a)(6) of the Bankruptcy Code), provisions prohibiting the issuance of non-voting Equity Securities. After the Effective Date, each Reorganized Debtor may amend and restate its certificate of incorporation and other constituent documents as permitted by the laws of its respective jurisdiction of formation and its respective charter and bylaws. The Plan Supplement will disclose Reorganized HoldCo’s new board of directors, as appointed by the Plan Sponsor.

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On and after the Effective Date, the Reorganized Debtors and the officers and members of the boards of directors thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan and the Securities issued pursuant to the Plan, without the need for any approvals, authorizations, or consents except for those expressly required under the Plan.

5.9	Section 1146(a) Exemption

Pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property under the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment. Upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax, fee, or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment.

5.10	Employee and Retiree Benefits

From and after the Effective Date, the Reorganized Debtors shall continue to honor the Debtors’ obligations under and in accordance with the Brookstone Company, Inc. Comprehensive Medical Benefits Retiree Plan. On the Effective Date, the continuing employees of the Reorganized Debtors shall receive healthcare insurance and other benefits provided by the Plan Sponsor’s Affiliates to similarly situated employees.

In accordance with the SPA (or the Stock Purchase Agreement, to the extent applicable and provided therein), (a) the Reorganized Debtors shall cause the termination of the Debtors Defined Benefit Pension Plan, (b) all costs, expenses, claims, and liabilities (other than the Pension Plan Underfunding Liability) associated with such termination shall be paid from the Wind Down Costs Reserve, and (c) the Pension Plan Underfunding Liability shall be paid from the Closing Cash Payment Reserve and, to the extent that the Closing Cash Payment Reserve is insufficient to pay such amount in full, then from the Claims and Adjustment Escrow.

5.11	Preservation of Rights of Action

Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or by a Final Order, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, and the Reorganized Debtors’ rights to commence, prosecute or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. For the avoidance of doubt, any and all Causes of Action against the Second Lien Trustee or the Consenting Noteholders, including without limitation, any Causes of Action with respect to the liens, claims or security interests arising under the Second Lien Notes and the Second Lien Indenture shall be deemed to have been released, waived and discharged in full as of the Effective Date. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or the Reorganized Debtors will not pursue any and all available Causes of Action against them. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan. Notwithstanding the foregoing or any other provision herein, neither the Reorganized Debtors nor any other Person acting in their name or on their behalf shall prosecute or pursue any Avoidance Actions against any Person. Unless any Causes of Action against an

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Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Bankruptcy Court order, the Reorganized Debtors expressly reserve all Causes of Action for later adjudication and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

The Reorganized Debtors reserve and shall retain Causes of Action notwithstanding the rejection of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with sections 1123(b)(3) and 1141(b) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action, or to decline to do any of the foregoing, without the consent or approval of any third party or any further notice to, or action, order or approval of, the Bankruptcy Court.

5.12	Intercompany Claims

There shall be no distributions under the Plan on account of Intercompany Claims. Notwithstanding the foregoing, the Intercompany Claims may be reinstated, discharged, cancelled, capitalized, or compromised at the option and sole discretion of the Reorganized Debtors, so long as there is not material adverse impact on the Distribution Trust Beneficiaries, the Distribution Trust, or the Claims and Adjustment Escrow.

5.13	Dissolution of Committees

Upon the Effective Date, any official committees appointed under section 1102 of the Bankruptcy Code shall be dissolved; provided, however, that the Committee shall be deemed to continue in existence subsequent to the Effective Date for the limited purpose of: (i) undertaking all actions it deems reasonably necessary in connection with the prosecution of the final fee applications of Professionals retained by the Committee subject to the DIP Budget; and (ii) appointing a successor Committee Representative in the event the current Committee Representative resigns or is otherwise incapable of carrying out his, her or its responsibilities; provided, however, that the Reorganized Debtors shall not incur or be required to reimburse any fees or expenses associated with the foregoing clause (ii).

5.14	Closing of the Chapter 11 Cases

In the event that the SPA represents the Winning Bid, on the Effective Date, pursuant to the Confirmation Order, the Chapter 11 Cases of each of the Debtors other than Brookstone Holdings Corp. shall be closed. Any Claims against any of the other Debtors that are not satisfied in accordance with this Plan on the Effective Date shall be treated as Claims against Brookstone Holdings Corp. and shall be administered by the Distribution Trustee in accordance with this Plan. Until entry of a final decree closing all of the Chapter 11 Cases, the closing of the Chapter 11 Cases of any of the Debtors under this Section 5.14 shall be for procedural purposes and for purposes of calculating fees payable under 28 U.S.C. § 1930 only, and shall not prejudice the rights of any creditor with respect to such Debtors or their Estates.

5.15	Committee Representative

The Committee Representative, whose identity shall be disclosed in the Plan Supplement, shall be appointed effective as of the Effective Date. The Distribution Trustee and Oversight Board shall provide reporting (as set forth in the Distribution Trust Agreement) to the Committee Representative regarding the affairs of the Estates, including without limitation, the resolution of Claims and the making of the distributions provided for in this Plan. The reasonable and documented fees and out-of-pocket expenses of the Committee Representative shall be payable from the Wind Down Costs Reserve pursuant to the Distribution Trust Agreement, and in no event shall such fees and out-of-pocket expenses exceed $50,000 in the aggregate.

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ARTICLE VI

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

6.1	Assumption of Executory Contracts and Unexpired Leases

As soon as reasonably practicable after the Auction, the Debtors shall file a notice identifying the Winning Bidder along with the Assumption/Rejection Schedule, and shall serve the foregoing on the non-Debtor counterparties to the Executory Contracts and Unexpired Leases. The Confirmation Order will constitute an order of the Bankruptcy Court approving the following as of the Effective Date pursuant to sections 365(a) and 1123 of the Bankruptcy Code: (i) the assumption or rejection of the Executory Contracts and Unexpired Leases as so set forth on the Assumption/Rejection Schedule; (ii) the assumption of each limited liability company agreement, operating agreement, or similar agreement among any Debtor and any direct or indirect subsidiary of any Debtors (whether or not wholly owned); and (iii) the rejection of any other Executory Contracts or Unexpired Leases that are not addressed in (i) or (ii). The assumption of Executory Contracts and Unexpired Leases hereunder may include the assignment of certain of such contracts to Affiliates. The Reorganized Debtors shall retain the ability to reinstate any Intercompany Contracts without further notice or approval of the Bankruptcy Court notwithstanding any rejection under the Plan, so long as there is not material adverse impact on the Distribution Trust Beneficiaries, the Distribution Trust, or the Claims and Adjustment Escrow.

Except as otherwise provided herein or agreed to by the Debtors with the applicable counterparty, each assumed Executory Contract or Unexpired Lease shall include all modifications, amendments, supplements, restatements or other agreements related thereto, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated hereunder. Modifications, amendments, supplements and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease or the validity, priority, or amount of any Claims that may arise in connection therewith.

6.2	Cure of Defaults and Objections to Assumption

Any objection to the assumption of an Executory Contract or Unexpired Lease pursuant to the Plan, including any objection to the proposed Cure Amount set forth on the Cure Notice, must be filed with the Bankruptcy Court by June 10, 2014, or such other date as may be established by the Bankruptcy Court and noticed to counterparties. Any such objection, if not resolved, will be heard by the Bankruptcy Court at the Confirmation Hearing. Any counterparty to an Executory Contract or Unexpired Lease that fails to timely object to the proposed assumption of any Executory Contract or Unexpired Lease will be deemed to have consented to such assumption and to the Cure Amount set forth on the Cure Notice. The Debtors, with the consent of the Plan Sponsor, and the Reorganized Debtor, as applicable, may settle any such objections without any further notice to, or action, order or approval of, the Bankruptcy Court.

Payment of the Cure Amounts shall be made in accordance with the terms of the Stock Purchase Agreement. If there is an objection to a Cure Amount, then payment of the Cure Amount (in accordance with the terms of the Stock Purchase Agreement) shall occur as soon as practicable after entry of a Final Order resolving such dispute or as may be agreed upon by the Debtors or Reorganized Debtors, as applicable, and the counterparty to the Executory Contract or Unexpired Lease. To the extent that any objection to a Cure Amount is not resolved to the satisfaction of the Plan Sponsor, the Plan Sponsor shall have the right to direct the rejection of such Executory Contract or Unexpired Lease.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full and final release and satisfaction of any Cure Amounts, Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the Effective Date. Any and all Proofs of Claim based upon Executory

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Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Confirmation Order, shall be deemed disallowed and expunged as of the Effective Date without the need for any objection thereto or any further notice to, or action, order or approval of, the Bankruptcy Court.

6.3	Pre-existing Payment and Other Obligations

Rejection of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of pre-existing obligations owed to the Debtors or Reorganized Debtors, as applicable, under such contract or lease. In particular, to the extent permissible under applicable nonbankruptcy law, the Reorganized Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide (a) payment to the contracting Debtors or Reorganized Debtors, as applicable, of outstanding and future amounts owing thereto under or in connection with rejected Executory Contracts or Unexpired Leases or (b) maintenance of, or to repair or replace, goods previously purchased by the contracting Debtors or Reorganized Debtors, as applicable.

6.4	Rejection Damages Claims and Objections to Rejection

Pursuant to section 502(g) of the Bankruptcy Code, counterparties to Executory Contracts or Unexpired Leases that are rejected, if any, shall have the right to assert Claims, if any, on account of the rejection of such contracts and leases. Unless otherwise provided by a Bankruptcy Court order, any Proofs of Claim asserting Claims arising from the rejection of Executory Contracts and Unexpired Leases pursuant to the Plan must be filed with the Claims and Solicitation Agent no later than thirty (30) days after the Effective Date. Any rejection damages Claim represented by an untimely Proof of Claim shall: (i) be disallowed without the need for any further notice to, or action, order, or approval of, the Bankruptcy Court; (ii) be forever barred, estopped, and enjoined from assertion; (iii) not be enforceable against any Reorganized Debtor or the Distribution Trustee; and (iv) be deemed fully satisfied, released, and discharged notwithstanding anything in a Proof of Claim to the contrary. All Allowed Claims arising from the rejection of Executory Contracts and Unexpired Leases shall be classified as Class 4—General Unsecured Claims against the applicable Debtor counterparty thereto.

6.5	Contracts and Leases Entered Into After the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor and any Executory Contracts and Unexpired Leases assumed by any Debtors may be performed by the applicable Reorganized Debtor in the ordinary course of business.

6.6	Reservation of Rights

Neither the exclusion nor inclusion of any contract or lease in the Assumption/Rejection Schedule, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or Reorganized Debtors, as applicable, with the consent of the Distribution Trustee, shall have ninety (90) days following the Effective Date to alter their treatment of such contract or lease, or to request appropriate relief from the Bankruptcy Court.

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ARTICLE VII

PROVISIONS GOVERNING DISTRIBUTIONS

7.1	Disputed Claims Reserve

The Distribution Trustee shall establish and maintain a reserve from the applicable components of the Closing Cash Payment Reserve (or similar reserve, if any, established pursuant to the Stock Purchase Agreement) and the General Unsecured Claims Fund equal to the aggregate amount that would have been distributed to holders of Disputed Claims in connection with interim distributions.

7.2	Special Rules for Distributions to Holders of Disputed Claims

Notwithstanding any provision otherwise in the Plan and except as otherwise agreed by the relevant parties, (a) no partial payments and no partial distributions shall be made with respect to a Disputed Claim until all such disputes in connection with such Disputed Claim have been resolved by settlement or Final Order, and (b) any Entity that holds both an Allowed Claim and a Disputed Claim shall not receive any distribution on the Allowed Claim unless and until all objections to the Disputed Claim have been resolved by settlement or Final Order or the Claims have been Allowed or expunged. Any dividends or other distributions arising from property distributed to holders of Allowed Claims, as applicable, in a Class and paid to such holders under the Plan shall be paid also, in the applicable amounts, to any holder of a Disputed Claim, as applicable, in such Class that becomes an Allowed Claim after the date or dates that such dividends or other distributions were earlier paid to holders of Allowed Claims in such Class.

7.3	Delivery of Distributions

(a)	Accrual of Dividends and Other Rights

For purposes of determining the accrual of dividends or other rights after the Effective Date, the New Common Stock issued under the Plan shall be deemed distributed as of the Effective Date regardless of the date on which it is actually issued, dated, authenticated or distributed.

(b)	Compliance Matters

In connection with the Plan, to the extent applicable, the Reorganized Debtors and the Distribution Trustee shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Distribution Trustee shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding a portion of distributions pending receipt of information to the extent necessary to facilitate such distributions or establishing any other mechanisms that are reasonable and appropriate. The Reorganized Debtors and the Distribution Trustee reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support and other spousal awards, liens, and encumbrances. All Persons holding Claims shall be required to provide any information necessary to affect information reporting and the withholding of such taxes. Notwithstanding any other provision of this Plan to the contrary, (a) each holder of an Allowed Claim shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any Governmental Unit, including income, withholding and other tax obligations, on account of such distribution, and (b) no distribution shall be made to or on behalf of a holder of an Allowed Claim pursuant to the Plan unless and until such holder has provided the Distribution Trust with any information that applicable law requires the Distribution Trustee to obtain in connection with making distributions to Distribution Trust Beneficiaries, including a completed IRS Form W9. Notwithstanding the foregoing, holders of Allowed Noteholder Claims shall not be required to provide any completed IRS forms in order to receive a distribution unless otherwise required under the Distribution Trust Agreement or applicable law.

(c)	Foreign Currency Exchange Rate

Except as otherwise provided in a Bankruptcy Court order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal, National Edition, on the Effective Date.

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(d)	Fractional, De Minimis, Undeliverable, and Unclaimed Distributions

(1)	No Fractional or De Minimis Distribution. Notwithstanding anything contained herein to the contrary, payments of fractional dollars will not be made (whether payment is to be made in Cash or Reorganized HoldCo Notes to the extent provided in the Stock Purchase Agreement). Whenever any payment of a fraction of a dollar under the Plan would otherwise be called for, the actual payment made will reflect a rounding down of such fractions. The Distribution Trustee shall not be required to make any payment of less than $20.00 on any distribution.

(2)	Undeliverable Distributions. If any distribution to a holder of an Allowed Claim is returned to a Distribution Trustee as undeliverable, no further distributions shall be made to such holder unless and until such Distribution Trustee is notified in writing of such holder’s then-current address or other necessary information for delivery, at which time all currently due missed distributions shall be made to such holder as soon as practicable. Undeliverable distributions shall remain in the possession of the Distribution Trustee until such time as a distribution becomes deliverable, or is otherwise distributed pursuant to the terms of the Distribution Trust Agreement, and shall not be supplemented with any interest, dividends or other accruals of any kind.

(3)	Withholding Requirements. If the holder of an Allowed Claim fails to provide the information necessary to comply with any withholding requirements of any Governmental Unit, as required under the Plan, within six months of the date of the first notification to the holder of the need for such information (or for the Cash necessary to comply with any applicable withholding requirements), then such holder’s distribution shall be treated as an Unclaimed Distribution.

(4)	Reversion. Any distribution under the Plan that is an Unclaimed Distribution for a period of six months after distribution shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and such Unclaimed Distribution shall revest in the Distribution Trust pursuant to the terms of the Distribution Trust Agreement; provided, however, that, to the extent provided by the Stock Purchase Agreement, and such Unclaimed Distribution is Reorganized HoldCo Notes, such Reorganized HoldCo Notes shall be redistributed Pro Rata (it being understood that, for purposes of this Section (4)7.3(d)(4) that “Pro Rata” shall be determined as if the Claim underlying such unclaimed distribution had been disallowed) to the holders of Allowed Noteholder Claims without the need for a further order by the Bankruptcy Court. Upon such revesting, the Claim of any holder or its successors with respect to such property shall be cancelled, discharged, and forever barred notwithstanding any applicable federal or state escheat, abandoned or unclaimed property laws, or any provisions in any document governing the distribution that is an Unclaimed Distribution, to the contrary. Notwithstanding any provision herein to the contrary, Unclaimed Distributions to holders of General Unsecured Claims shall be distributed Pro Rata to the remaining holders of Allowed General Unsecured Claims, which distribution shall be effectuated through the subsequent distributions provided for under this Plan, it being understood that for purposes of this sentence, “Pro Rata” shall be determined as if the Claims underlying such Unclaimed Distributions had been disallowed.

(e)	Surrender of Cancelled Instruments or Securities

On the Effective Date or as soon as practicable thereafter, each holder of a Certificate (other than holders of Second Lien Notes) shall surrender such Certificate to the Distribution Trustee. Such Certificate shall be cancelled solely with respect to the Debtors, and such cancellation shall not alter the obligations or rights of any non-Debtor third parties vis-à-vis one another with respect to such Certificate. No distribution

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of property pursuant to the Plan shall be made to or on behalf of any such holder unless and until such Certificate is received by the Distribution Trustee or the unavailability of such Certificate is reasonably established to the satisfaction of the Distribution Trustee pursuant to the provisions of Section 7.3(f) hereof. Any holder who fails to surrender or cause to be surrendered such Certificate or fails to execute and deliver an affidavit of loss and indemnity acceptable to the Distribution Trustee prior to the first anniversary of the Effective Date shall have its Claim or Interest discharged with no further action, be forever barred from asserting any such Claim or Interest against the relevant Reorganized Debtor or its property, be deemed to have forfeited all rights, and Claims and Interests with respect to such Certificate, and not participate in any distribution under the Plan; furthermore, all property with respect to such forfeited distributions, including any dividends or interest attributable thereto, shall revert to the Reorganized Debtors notwithstanding any federal or state escheat, abandoned or unclaimed property law to the contrary.

(f)	Lost, Stolen, Mutilated, or Destroyed Securities

Any holder of Allowed Claims or Interests evidenced by a Certificate that has been lost, stolen, mutilated or destroyed shall, in lieu of surrendering such Certificate, deliver to the Distribution Trustee an affidavit of loss acceptable to the Distribution Trustee setting forth the unavailability of the Certificate and such additional indemnity as may be required reasonably by the Distribution Trustee to hold the Distribution Trustee harmless from any damages, liabilities or costs incurred in treating such holder as a holder of an Allowed Claim or Interest. Upon compliance with this procedure by a holder of an Allowed Claim or Interest evidenced by such a lost, stolen, mutilated or destroyed Certificate, such holder shall, for all purposes pursuant to the Plan, be deemed to have surrendered such Certificate.

7.4	Claims Paid or Payable by Third Parties

A Claim shall be reduced in full and such Claim shall be disallowed without a Claims objection having to be filed and without any further notice to, or action, order or approval of, the Bankruptcy Court, to the extent that the holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or Reorganized Debtor. To the extent a holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such holder shall repay, return or deliver any distribution held by or transferred to the holder to the applicable Reorganized Debtor to the extent the holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan.

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ARTICLE VIII

PROCEDURES FOR RESOLVING DISPUTED CLAIMS

8.1	Disputed Claims Process

Except as otherwise provided herein, if a party files a Proof of Claim and the Distribution Trustee has not determined in its sole discretion (subject to the terms of the Distribution Trust Agreement), and without the need for notice to, or action, order or approval of, the Bankruptcy Court, that the Claim subject to such Proof of Claim is Allowed, such Claim shall be deemed Disputed unless and until Allowed, resolved by agreement of the parties, or disallowed by a Final Order.

Except as otherwise provided herein, all Proofs of Claim filed after the Effective Date shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor or the Distribution Trustee, without the need for any objection by the Reorganized Debtors or Distribution Trustee or any further notice to, or action, order or approval of, the Bankruptcy Court. For the avoidance of doubt, on and after the Effective Date, the Distribution Trustee may, subject to the terms of the Distribution Trust Agreement, negotiate and settle any Claims, including Claims for which a Proof of Claim has been filed, without further notice to or approval of the Bankruptcy Court, the Claims and Solicitation Agent or any other party.

8.2	Prosecution of Objections to Claims

Any objections to Claims shall be served and filed on or before the 120th day after the Effective Date or by such later date as ordered by the Bankruptcy Court. Notwithstanding anything to the contrary herein, subject to the terms and conditions set forth in the Distribution Trust Agreement and the rights of the Oversight Board thereunder, and notwithstanding any requirements that may be imposed pursuant to Bankruptcy Rule 9019, except insofar as a Claim is Allowed under the Plan on and after the Effective Date, the Distribution Trust shall have the authority to: (1) file, withdraw or litigate to judgment objections to and requests for estimation of Claims; (2) settle or compromise any Disputed Claim without any further notice to or action, order or approval by the Bankruptcy Court; and (3) administer and adjust the Claims register to reflect any such settlements or compromises without any further notice to or action, order or approval by the Bankruptcy Court. The Distribution Trustee shall succeed to any pending objections to Claims filed by the Debtors prior to the Effective Date, and shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Disputed Claim, including the Causes of Action retained under the Plan. The Reorganized Debtors shall provide commercially reasonably assistance and cooperation to the Distribution Trustee in connection with the Distributions Trustee’s prosecution of objections to Claims, including, without limitation, access to the Debtors or the Reorganized Debtors (as the case may be) books and records and other information reasonably requested by the Distribution Trustee to enable the Distribution Trustee to perform its obligations under the Distribution Trust Agreement; provided that all reasonable and documented fees and costs the Reorganized Debtors might incur in connection with such assistance and cooperation shall be paid promptly from the Wind Down Costs Reserve.

8.3	No Interest

Unless otherwise specifically provided for in the Plan or by order of the Bankruptcy Court, postpetition interest shall not accrue or be paid on Claims, and no holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim or right. Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

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ARTICLE IX

EFFECT OF CONFIRMATION OF THE PLAN

9.1	Discharge of Claims

Except as otherwise provided for herein and effective as of the Effective Date: (a) the rights afforded in the Plan and the treatment of all Claims and Interests shall be in exchange for and in complete satisfaction, discharge, and release of all Claims and Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtors or any of their assets, property or Estates; (b) the Plan shall bind all holders of Claims and Interests, notwithstanding whether any such holders failed to vote to accept or reject the Plan or voted to reject the Plan; (c) all Claims and Interests shall be satisfied, discharged, and released in full, and the Debtors’ liability with respect thereto shall be extinguished completely, including any liability of the kind specified under section 502(g) of the Bankruptcy Code; and (d) all Entities shall be precluded from asserting against the Debtors, the Debtors’ Estates, the Reorganized Debtors, their successors and assigns and their assets and properties any other Claims or Interests based upon any documents, instruments, or any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date.

9.2	Certain Releases by the Debtors

Notwithstanding anything contained herein to the contrary, as of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Released Parties are deemed released and discharged by the Debtors, the Reorganized Debtors, the Estates, and any person or entity seeking to exercise the rights of the Debtors’ Estates (including the Distribution Trustee) from any and all Claims, obligations, suits, judgments, damages, demands, debts, remedies, Causes of Action (including Avoidance Actions), rights of setoff, other rights, and liabilities whatsoever, whether for tort, contract, violations of federal or state securities laws, Avoidance Actions, including any derivative Claims, asserted or that could possibly have been asserted directly or indirectly on behalf of the Debtors, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity, or otherwise, and any and all Causes of Action asserted or that could possibly have been asserted on behalf of the Debtors, that the Debtors, the Reorganized Debtors, the Estates, or Affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Entity, based on or in any way relating to, or in any manner arising from, in whole or in part, the Debtors or their Affiliates, the conduct of the debtors’ businesses, the in-court or out-of-court efforts to implement the Transaction, the SPA, the Stock Purchase Agreement (if other than the SPA), the Support Agreement, or the Plan Sponsorship Agreement; the formulation, preparation, solicitation, dissemination, negotiation, or filing of the Disclosure Statement or Plan or any contract, instrument, release, or other agreement or document created or entered into in connection with or pursuant to the Support Agreement, the Plan Sponsorship Agreement, the Disclosure Statement, or the Plan; the filing and prosecution of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, prepetition contracts and agreements with one or more Debtors, or any other act or omission, transaction, agreement, event, or other occurrence taking place before the Effective Date; provided that to the extent that a Claim or Cause of Action is determined by a Final Order to have constituted fraud, gross negligence or willful misconduct, such Claim or Cause of Action shall not be so released.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the release set forth in this Section 9.2, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that such release is: (a) in exchange for the good and valuable consideration provided

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by the Released Parties; (b) a good faith settlement and compromise of the Claims released by this Section 9.2; (c) in the best interests of the Debtors and all holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any of the Debtors asserting any Claim or Cause of Action released by this Section 9.2.

9.3	Certain Releases by Holders of Claims

Notwithstanding anything contained herein to the contrary, as of the Effective Date, (x) the Releasing Parties and (y) the holders of Claims against and Interests in the Debtors and the Reorganized Debtors who: (1) are presumed to have voted for the Plan under section 1126(f) of the Bankruptcy Code, (2) are entitled to vote to accept or reject the Plan and abstain from voting, or (3) are entitled to vote to accept or reject the Plan and do not mark their ballots to indicate their refusal to grant the releases provided in this Section, shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever, released and discharged the Released Parties from any and all Claims, Interests, obligations, rights, liabilities, actions, causes of action, choses in action, suits, debts, damages, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, remedies, rights of set-off, third-party claims, subrogation claims, contribution claims, reimbursement claims, indemnity claims, counterclaims, and crossclaims (including all claims and actions against any Entities under the Bankruptcy Code) whatsoever, whether for tort, contract, violations of federal or state securities laws, Avoidance Actions, including any derivative Claims, asserted or that could be asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity, or otherwise, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or in any way relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ restructuring, the Support Agreement, or the Plan Sponsorship Agreement; the formulation, preparation, solicitation, dissemination, negotiation, or filing of the Disclosure Statement or Plan or any contract, instrument, release, or other agreement or document created or entered into in connection with or pursuant to the SPA, the Stock Purchase Agreement (if other than the SPA), the Support Agreement, the Plan Sponsorship Agreement, the Disclosure Statement, or the Plan; the filing and prosecution of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, prepetition contracts and agreements with one or more Debtors, or any other act or omission, transaction, agreement, event, or other occurrence taking place before the Effective Date; provided that to the extent that a Claim or Cause of Action is determined by a Final Order to have constituted fraud, gross negligence or willful misconduct, such Claim or Cause of Action shall not be so released. Notwithstanding anything to the contrary in the foregoing, the release set forth above does not release any obligations arising on or after the Effective Date of any party under the Plan, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the release set forth in this Section 9.3, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that such release is: (a) in exchange for the good and valuable consideration provided by the Released Parties; (b) a good faith settlement and compromise of the Claims released by this Section 9.3; (c) in the best interests of the Debtors and all holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any Entity granting a release under this Section 9.3 from asserting any Claim or Cause of Action released by this Section 9.3.

9.4	Exculpation

Effective as of the Effective Date, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from, any Exculpated Claim or any obligation,

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Cause of Action, or liability for any Exculpated Claim; provided, however, that the foregoing “exculpation” shall have no effect on the liability of any Entity that results from any act or omission that is determined in a Final Order to have constituted actual fraud, gross negligence or willful misconduct. The Exculpated Parties have, and upon Confirmation shall be deemed to have, participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation of acceptances and rejections of the Plan and the making of distributions pursuant to the Plan and, therefore, are not and shall not be liable at any time for the violation of any applicable, law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

9.5	INJUNCTION

Except as otherwise provided herein or in the Confirmation Order, from and after the Effective Date, all Entities are, to the fullest extent provided under section 524 and other applicable provisions of the Bankruptcy Code, permanently enjoined from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Released Parties, or the Exculpated Parties (collectively, the “Section 9.5 Parties”): (a) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any Claims or Interests; (b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against the Section 9.5 Parties or their respective property and assets on account of or in connection with or with respect to any such Claims or Interests; (c) creating, perfecting, or enforcing any encumbrance of any kind against the Section 9.5 Parties or their respective property and assets on account of or in connection with or with respect to any such Claims or Interests; (d) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from the Section 9.5 Parties or their respective property and assets on account of or in connection with or with respect to any such Claims or Interests unless such holder has filed a motion requesting the right to perform such setoff on or before the Confirmation Date; and (e) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released, exculpated or settled pursuant to the Plan.

9.6	Protection Against Discriminatory Treatment

In accordance with section 525 of the Bankruptcy Code, and consistent with paragraph 2 of Article VI of the United States Constitution, no Governmental Unit shall discriminate against any Reorganized Debtor or any Entity with which a Reorganized Debtor has been or is associated, solely because such Reorganized Debtor was a Debtor under chapter 11, may have been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before such Debtor was granted a discharge) or has not paid a debt that is dischargeable in the Chapter 11 Cases.

9.7	Release of Liens

Except as otherwise provided herein or in any contract, instrument, release or other agreement or document created pursuant to the Plan, on the Effective Date, all mortgages, deeds of trust, Liens, pledges or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title and interest of any holder of such mortgages, deeds of trust, Liens, pledges or other security interests shall revert to the Reorganized Debtors or the Distribution Trustee, as applicable.

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ARTICLE X

CONDITIONS PRECEDENT TO THE EFFECTIVE DATE

10.1	Conditions Precedent to Confirmation

It shall be a condition to Confirmation that the following conditions shall have been satisfied or waived pursuant to Section 10.3 hereof:

(a) the Confirmation Order shall have been entered by the Bankruptcy Court in form and substance acceptable to the Debtors, the Plan Sponsor, and the Requisite Noteholders, and reasonably acceptable to the Committee; and

(b) entry of an order, which may be the Confirmation Order, approving the Stock Purchase Agreement and authorizing the Debtors to enter into and perform under the Stock Purchase Agreement.

10.2	Conditions Precedent to the Effective Date

It shall be a condition to the Effective Date that the following conditions shall have been satisfied or waived pursuant to Section 10.3 hereof:

(a) the Plan, the Plan Supplement, and all other documents related to the Transaction shall each be in form and substance consistent with the Term Sheet and otherwise acceptable in all respects to the Debtors, the Plan Sponsor, and the Requisite Noteholders, and reasonably acceptable to the Committee, and shall be in full force and effect;

(b) the Confirmation Order shall have been entered and such order shall be in form and substance consistent with the Term Sheet and otherwise acceptable in all respects to the Debtors, the Plan Sponsor, and the Requisite Noteholders, and reasonably acceptable to the Committee;

(c) the Confirmation Order shall have become a Final Order;

(d) the Plan Sponsorship Agreement (unless terminated in accordance with the Bidding Procedures) and Support Agreement shall be in full force and effect and shall not have been terminated;

(e) any unpaid Transaction Expenses shall have been paid;

(f) all governmental approvals and consents that are legally required for the consummation of the Plan, as applicable, shall have been obtained, not subject to unfulfilled conditions, and be in full force and effect;

(g) the conditions to the effectiveness of the Stock Purchase Agreement, including all conditions precedent of the Stock Purchase Agreement, shall have been satisfied or waived in accordance with its terms and all deliverables thereunder have been provided, and the issuance of the New Common Stock shall have been consummated and the Purchase Price paid or delivered;

(h) on the Effective Date, all amounts outstanding under the DIP Facility shall be indefeasibly paid-in-full in Cash;

(i) in the event that the SPA represents the Winning Bid, or to the extent provided in the Stock Purchase Agreement: (A) the Distribution Trust shall have been established, the Distribution Trustee shall have been appointed, the Distribution Trust Agreement shall have been executed, and the Closing Cash Payment Reserve shall have been transferred to the Distribution Trust; (B) the Claims and Adjustment Escrow shall have been established, the Claims and Adjustment Escrow Agent shall have been appointed, the Claims and Adjustment Escrow Agreement shall have been executed, and 50% of the Effective Date Net Distributable Cash shall have been transferred to the Claims and Adjustment Escrow; (C) the other 50% of the Effective Date Net Distributable Cash shall have been transferred to the Noteholders Representative; (D) the Noteholders Representative, the Requisite Noteholders Representative, and the Independent Accounting Firm (as may be defined and referenced in the Stock Purchase Agreement) shall have been appointed and

39

assumed their respective rights and responsibilities; (E) the Reorganized HoldCo Notes shall have been issued and all documentation related thereto shall have been executed and delivered; and (F) the Buyer Exit Credit Facility (including all documentation related thereto) shall have been consummated.

10.3	Waiver of Conditions Precedent

The Debtors may, with the written consent of the Plan Sponsor and Requisite Noteholders, waive any of the conditions set forth in Sections 10.1 and 10.2 herein without any notice to any other parties in interest and without any further notice to, or action, order or approval of, the Bankruptcy Court, and without any formal action other than proceeding to confirm or consummate the Plan.

10.4	Effect of Non-Occurrence of Conditions to Consummation

If prior to Consummation, the Confirmation Order is vacated pursuant to a Final Order, then except as provided in any order of the Bankruptcy Court vacating the Confirmation Order, the Plan will be null and void in all respects, and nothing contained in the Plan or Disclosure Statement shall: (a) constitute a waiver or release of any Claims, Interests or Causes of Action; (b) prejudice in any manner the rights of any Debtor or any other Entity; or (c) constitute an admission, acknowledgment, offer or undertaking of any sort by any Debtor or any other Entity.

ARTICLE XI

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

11.1	Modification of Plan

Effective as of the date hereof, (a) the Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan before the entry of the Confirmation Order, subject to the limitations set forth herein, the Support Agreement, the Stock Purchase Agreement, and the Plan Sponsorship Agreement; and (b) after the entry of the Confirmation Order, the Debtors or the Reorganized Debtors, as applicable, may amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code, remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan, this clause (b) being subject in all cases to the limitations set forth herein, the Support Agreement, the Stock Purchase Agreement, and the Plan Sponsorship Agreement.

11.2	Revocation or Withdrawal of Plan

Except with the prior written consent of the Plan Sponsor and the Requisite Noteholders (subject to and for so long as the Support Agreement, the Plan Sponsorship Agreement and the Stock Purchase Agreement, as applicable, are in effect), the Debtors reserve the right to revoke or withdraw the Plan before the Confirmation Date and to file subsequent chapter 11 plans. If the Debtors revoke or withdraw the Plan, or if Confirmation or the Effective Date does not occur, then (a) the Plan will be null and void in all respects; (b) any settlement or compromise embodied in the Plan, assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant hereto will be null and void in all respects; and (c) nothing contained in the Plan shall (1) constitute a waiver or release of any Claims, Interests or Causes of Action, (2) prejudice in any manner the rights of any Debtor or any other Entity, or (3) constitute an admission, acknowledgement, offer or undertaking of any sort by any Debtor or any other Entity.

11.3	Confirmation of the Plan

The Debtors request Confirmation of the Plan under section 1129(b) of the Bankruptcy Code with respect to any Impaired Class that does not accept the Plan pursuant to section 1126 of the Bankruptcy Code. Subject to the terms of the Support Agreement and the Plan Sponsorship Agreement, the Debtors reserve the right to amend the Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.

40

ARTICLE XII

RETENTION OF JURISDICTION

Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain jurisdiction over all matters arising under the Bankruptcy Code or arising in, or related to, the Chapter 11 Cases, to the fullest extent permitted by law, including, among other things, exclusive jurisdiction to:

1. allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim, including the resolution of any request for payment of any Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims;

2. decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3. resolve any matters related to Executory Contracts or Unexpired Leases, including: (a) the assumption or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine and, if necessary, liquidate, any Cure Amount or Claims arising therefrom, including pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtors’ amendment, modification, or supplement, after the Effective Date, pursuant to ARTICLE VI, of the list of Executory Contracts and Unexpired Leases to be rejected or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired;

4. ensure distributions to holders of Allowed Claims are accomplished pursuant to the provisions of the Plan and adjudicate any and all disputes arising from or relating to distributions under the Plan;

5. adjudicate, decide or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6. enter and implement such orders as may be necessary or appropriate to execute, implement, enforce or consummate the terms, provisions and/or conditions of (a) contracts, instruments, releases, indentures, and other agreements or documents approved by Final Order in the Chapter 11 Cases and (b) the Plan or the Confirmation Order, including contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan;

7. resolve any disputes as to the administration of the Distribution Trust, the Claims Adjustment Escrow, the GUC Escrow, and the calculation of the GUC Excess Amount;

8. enforce any order for the sale of property pursuant to sections 363, 1123 or 1146(a) of the Bankruptcy Code;

9. grant any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code;

41

10. issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

11. hear, determine, and resolve any cases, matters, controversies, suits, disputes or Causes of Action in connection with or in any way related to the Chapter 11 Cases, including: (a) with respect to the repayment or return of distributions and the recovery of additional amounts owed by the holder of a Claim for amounts not timely repaid pursuant to Section 7.4 hereof; (b) with respect to the releases, injunctions, and other provisions contained in ARTICLE IX, including entry of such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions; (c) that may arise in connection with the Consummation, interpretation, implementation, or enforcement of the Plan or the Confirmation Order, or any Entity’s obligations incurred in connection with the Plan or the Confirmation Order, including those arising under agreements, documents, or instruments executed in connection with the Plan; (d) related to section 1141 of the Bankruptcy Code; or (e) with respect to the Stock Purchase Agreement;

12. enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

13. consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

14. hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

15. enter an order or Final Decree concluding or closing the Chapter 11 Cases;

16. enforce all orders previously entered by the Bankruptcy Court; and

17. hear any other matter not inconsistent with the Bankruptcy Code.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

13.1	General Settlement of Claims

Unless otherwise set forth in the Plan, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, on the Effective Date, the provisions of the Plan constitute a good-faith compromise and settlement of all Claims and Interests.

13.2	Additional Documents

On or before the Effective Date, subject to the terms of the Support Agreement and the Plan Sponsorship Agreement, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtors or the Reorganized Debtors, as applicable, and all holders of Claims and Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

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13.3	Payment of Statutory Fees

All fees payable pursuant to 28 U.S.C. § 1930(a) shall be paid by the Distribution Trustee from the Wind Down Costs Reserve for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed, or a Final Decree is issued, whichever occurs first.

13.4	Substantial Consummation

“Substantial Consummation of the Plan,” as defined in 11 U.S.C. § 1101(2), shall be deemed to occur on the Effective Date.

13.5	Restructuring Support Advisors Fees and Expenses

On the Effective Date, in full and complete settlement, release, and discharge of their Allowed Administrative Expense Claims pursuant to section 503(b) and 507(a)(2) of the Bankruptcy Code, the Debtors, the Reorganized Debtors, or the Distribution Trustee shall promptly indefeasibly pay in full in Cash (pursuant to section 1129(a)(4) of the Bankruptcy Code or otherwise) all reasonable and documented fees, out-of-pocket costs, expenses, disbursements and charges incurred by the Restructuring Support Advisors and the Second Lien Trustee (to the extent reimbursable under the Second Lien Indenture) in connection with the Chapter 11 Cases up to and including the Effective Date and any other Transaction Expenses that have not previously been paid (which fees and expenses shall, in accordance with the Support Agreement, be treated as Administrative Expense Claims under the Plan). All amounts distributed and paid to the Restructuring Support Advisors and the Second Lien Trustee shall not be subject to setoff, recoupment, reduction or allocation of any kind and shall not require the filing or approval of any retention applications or fee applications in the Chapter 11 Cases.

13.6	Reservation of Rights

The Plan shall have no force or effect unless the Bankruptcy Court enters the Confirmation Order. None of the filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the holders of Claims or Interests prior to the Effective Date.

13.7	Elimination of Vacant Classes

Any Class of Claims that does not have a holder of an Allowed Claim or a Claim temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

13.8	Successors and Assigns

The rights, benefits and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, affiliate, officer, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

13.9	Service of Documents

After the Effective Date, any pleading, notice, or other document required by the Plan to be served on or delivered to the Reorganized Debtors shall be served on:

Debtors and Reorganized Debtors:	Brookstone Holdings Corp.
One Innovation Way
Merrimack, NH 03054
Attention: James M. Speltz

43

Attention: Stephen A. Gould
Facsimile: (603) 577-8011

with a copy to:	K&L Gates LLP
State Street Financial Center
One Lincoln Street
Boston, Massachusetts 02111
Attention: Charles A. Dale III
Attention: Mackenzie L. Shea
Facsimile: (617) 261-3175

13.10	Term of lnjunctions or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases (pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court) and existing on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

13.11	Entire Agreement

Except as otherwise indicated, the Plan supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

13.12	Plan Supplement Exhibits

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are filed, copies of such exhibits and documents shall be made available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Claims and Solicitation Agent’s website at www.kccllc.net/Brookstone or the Bankruptcy Court’s website at www.deb.uscourts.gov. Unless otherwise ordered by the Bankruptcy Court, to the extent any exhibit or document in the Plan Supplement is inconsistent with the terms of any part of the Plan that does not constitute the Plan Supplement, such part of the Plan that does not constitute the Plan Supplement shall control.

13.13	Non-Severability

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is (a) valid and enforceable pursuant to its terms; (b) integral to the Plan and may not be deleted or modified without the Debtors’ consent; and (c) nonseverable and mutually dependent.

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Dated: May 16, 2014

AS DEBTORS AND DEBTORS IN POSSESSION:

BROOKSTONE HOLDINGS CORP.

BROOKSTONE, INC.

BROOKSTONE COMPANY, INC.

BROOKSTONE RETAIL PUERTO RICO, INC. BROOKSTONE INTERNATIONAL HOLDINGS, INC.

BROOKSTONE PURCHASING, INC.

BROOKSTONE STORES, INC.

GARDENERS EDEN, INC.

BROOKSTONE MILITARY SALES, INC.

BIG BLUE AUDIO LLC

BROOKSTONE HOLDINGS, INC.

BROOKSTONE PROPERTIES, INC.

By:	/s/ James M. Speltz
Name: James M. Speltz, Authorized Officer of the Debtors

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EXHIBIT B

FINANCIAL PROJECTIONS

Brookstone Company, Inc.

3 Year Plan

Fiscal Years 2014 - 2016

($000)

	2014 FALL ONLY
	2014 Plan -Non-GOB, Post Closing (Jul - Dec)						2015 Projection
	Retail	E-Commerce	Seasonal	Wholesale	Corporate	Total	Retail	E-Commerce	Seasonal	Wholesale	Corporate	Total
Sales	$196,318.2	$85,382.7	$14,299.3	$24,216.6	($1,911.1)	$318,305.6	$340,201.6	$146,718.7	$18,909.5	$50,738.1	($1,932.2)	$554,635.7
Gross Margin	106,132.1	40,408.8	8,023.4	5,901.5	(697.0)	159,768.8	185,308.8	70,758.9	10,551.5	12,519.3	(36.6)	279,102.0
% to Sales	54.1%	47.3%	56.1%	24.4%	36.5%	50.2%	54.5%	48.2%	55.8%	24.7%	0.0%	50.3%
Payroll	28,967.6	2,804.5	2,649.5	511.7	8,013.6	42,947.0	58,150.2	5,881.9	3,547.2	1,060.6	17,553.9	86,193.8
Nonpayroll	53,804.3	24,071.2	3,608.6	748.3	7,267.8	89,500.1	104,434.4	47,705.5	5,121.5	1,421.5	13,117.1	171,800.0
Total Operating Expense	82,771.9	26,875.6	6,258.1	1,259.9	15,281.5	132,447.1	162,584.6	53,587.4	8,668.8	2,482.1	30,671.0	257,993.8
% to Sales	42.2%	31.5%	43.8%	5.2%	4.8%	41.6%	47.8%	36.5%	45.8%	4.9%	5.5%	46.5%
Operating Income/(Loss)	23,360.2	13,533.1	1,765.2	4,641.5	(15,978.5)	27,321.7	22,724.3	17,171.6	1,882.7	10,037.3	(30,707.6)	21,108.2
% to Sales	11.9%	15.8%	12.3%	19.2%	-5.0%	8.6%	6.7%	11.7%	10.0%	19.8%	-5.5%	3.8%
Interest, net	139.5	0.0	97.5	0.0	5,748.9	5,985.9	336.9	0.0	195.0	0.0	10,608.9	11,140.8
Income/(Loss) before taxes	23,220.7	13,533.1	1,667.7	4,641.5	(21,727.4)	21,335.7	22,387.3	17,171.6	1,687.7	10,037.3	(41,316.5)	9,967.4
Provision for taxes	0.0	0.0	0.0	0.0	7,894.2	7,894.2	0.0	0.0	0.0	0.0	3,687.9	3,687.9
Net Income/(Loss)	$23,220.7	$13,533.1	$1,667.7	$4,641.5	($29,621.6)	$13,441.5	$22,387.3	$17,171.6	$1,687.7	$10,037.3	($45,004.4)	$6,279.5
% to Sales	11.8%	15.8%	11.7%	19.2%	-9.3%	4.2%	6.6%	11.7%	8.9%	19.8%	-8.1%	1.1%
EBITDA	26,406.9	13,949.0	1,848.9	4,641.5	(15,075.3)	31,771.0	29,172.6	18,051.7	2,049.8	10,037.3	(28,764.0)	30,547.3
% to Sales	13.5%	16.3%	12.9%	19.2%	-4.7%	10.0%	8.6%	12.3%	10.8%	19.8%	-5.2%	5.5%
Adjusted EBITDA	26,406.9	13,949.0	1,848.9	4,641.5	(15,075.3)	31,771.0	29,172.6	18,051.7	2,049.8	10,037.3	(28,764.0)	30,547.3
	13.5%	16.3%	12.9%	19.2%	-4.7%	10.0%	8.6%	12.3%	10.8%	19.8%	-5.2%	5.5%
Number of Stores
Mall	191						191
Airport	51						56
Airport—New Model	2						10
Seasonal			63						63
Total	244		63				257		63
Number of New Stores	5						13
Remodels/Relocations	13						19
Same Store Sales %	2.9%						5.0%
Circulation		39,792,080						51,729,704
Capital Expenditures						6,806.1						16,200.0

	2016 Projection
	Retail	E-Commerce	Seasonal	Wholesale	Corporate	Total
Sales	$373,386.7	$181,341.0	$19,854.9	$60,738.1	($1,981.5)	$633,339.2
Gross Margin	207,118.7	89,269.8	11,198.2	14,986.8	(27.0)	322,546.5
% to Sales	55.5%	49.2%	56.4%	24.7%	0.0%	50.9%
Payroll	63,871.2	6,912.0	3,638.4	1,163.5	17,992.7	93,577.8
Nonpayroll	116,275.8	60,860.8	5,309.0	1,636.0	13,832.8	197,914.4
Total Operating Expense	180,147.0	67,772.8	8,947.3	2,799.5	31,825.6	291,492.2
% to Sales	48.2%	37.4%	45.1%	4.6%	5.0%	46.0%
Operating Income/(Loss)	26,971.7	21,497.1	2,250.9	12,187.3	(31,852.6)	31,054.4
% to Sales	7.2%	11.9%	11.3%	20.1%	-5.0%	4.9%
Interest, net	378.3	0.0	195.0	0.0	10,146.7	10,720.0
Income/(Loss) before taxes	26,593.4	21,497.1	2,055.9	12,187.3	(41,999.3)	20,334.3
Provision for taxes	0.0	0.0	0.0	0.0	7,523.7	7,523.7
Net Income/(Loss)	$26,593.4	$21,497.1	$2,055.9	$12,187.3	($49,523.0)	$12,810.6
% to Sales	7.1%	11.9%	10.4%	20.1%	-7.8%	2.0%
EBITDA	35,059.4	22,559.7	2,409.6	12,187.3	(29,472.6)	42,743.4
% to Sales	9.4%	12.4%	12.1%	20.1%	-4.7%	6.7%
Adjusted EBITDA	35,059.4	22,559.7	2,409.6	12,187.3	(29,472.6)	42,743.4
	9.4%	12.4%	12.1%	20.1%	-4.7%	6.7%
Number of Stores
Mall	191
Airport	61
Airport—New Model	25
Seasonal			63
Total	277		63
Number of New Stores	20
Remodels/Relocations	13
Same Store Sales %	5.0%
Circulation		63,567,357
Capital Expenditures						17,820.0

Brookstone Company

Balance Sheet - 2014 Plan

		Actual	Actual	Actual	DIP Funds	Adjusted	Plan	Plan	Plan	Event Entries			Beginning	Plan	Plan	Plan	Plan	Plan	Plan
	Dec	Jan	Feb	Mar	Flow	Mar	Apr	May	Jun	Old Co.		New Co.	Balance	Jul	Aug	Sep	Oct	Nov	Dec
Assets
Current Assets:
Cash	$2,914	$2,873	$1,625	$2,662	10,044	12,706	$5,058	$6,980	$6,568		—	(5,718)	850	$1,500	$1,500	$1,500	$1,500	$1,500	$28,964
Cash—Restricted		$0	$0	$0	5,898	5,898	$5,898	$5,898	$5,898		(5,898)		—
Accounts Receivable	18,268	12,066	9,343	9,651	—	9,651	12,130	14,065	14,294		(3,816)		10,478	12,520	11,893	14,449	16,508	18,875	16,217
Inventory	104,929	101,987	88,816	74,642	—	74,642	70,864	71,070	66,824		—		66,824	66,245	74,136	79,006	91,763	114,895	81,597
Prepaid Expenses and other current assets	1,668	1,885	2,271	1,758	—	1,758	5,756	5,762	7,236		(4,674)	—	2,562	6,317	6,754	6,081	5,869	6,133	6,652
Income Tax Receivable	—	—	—	—	—	—	—	—	—		—		—	1,014	2,094	2,874	5,734	6,939	0
Deferred Taxes	—	—	—	—	—	—	—	—	—		—	—	—	—	—	—	—	—	—

Total Current Assets	127,780	118,810	102,055	88,713	15,942	104,655	99,706	103,775	100,821		(14,388)	(5,718)	80,715	87,596	96,376	103,910	121,374	148,342	133,430
Property and equipment, net	38,218	38,294	37,857	37,035	—	37,035	37,032	36,349	36,117		—		36,117	35,435	36,324	37,165	38,073	37,034	36,518
Capitalized Lease	1,263	1,259	1,254	1,250	—	1,250	1,246	1,242	1,238		—		1,238	1,234	1,229	1,225	1,221	1,217	1,213
Other Assets	1,602	1,794	1,366	2,139	—	2,139	1,534	2,491	1,267		(1,267)		0	2,826	2,499	3,526	3,456	5,169	2,639
Other Assets-Debt Issuance Fees	—	—	—	—	—	—	—	—	—		—		—	—	—	—	—	—	—
Asset Revaluation	—	—	—	—	—	—	—	—	—		—	29,356	29,356	29,356	29,356	29,356	29,356	29,356	29,356
Intangible Assets	105,000	105,000	105,000	105,000	—	105,000	105,000	105,000	105,000		(105,000)		—	—	—	—	—	—	—
Goodwill	99,734	99,734	99,734	99,734	—	99,734	99,734	99,734	99,734		(99,734)	—	—	—	—	—	—	—	—

Total Assets	$373,597	$364,892	$347,268	$333,872	$15,942	$349,814	$344,253	$348,592	$344,177	-$	220,390	$23,638	$147,425	$156,446	$165,785	$175,182	$193,480	$221,118	$203,156

Liabilities and Stockholder’s Equity
Current Liabilities:
Line of Credit	$3,344	$24,815	$27,285	$34,094	(31,120)	2,974	$0	$0	$0			25,000	25,000	$21,006	$30,071	$33,528	$50,000	$67,184	$0
Accounts Payable	46,091	33,186	22,203	—	—	—	6,430	8,162	9,312		(9,312)		—	7,823	9,106	15,172	21,102	29,130	34,030
Liabilities Subjet to Compromise				12,094	—	12,094	12,094	12,094	12,094		(12,094)		—	—	—	—	—	—	—
Interest Payable	7,714	9,031	10,519	11,857	(27)	11,830	13,191	14,551	15,912		(15,912)		—	325	650	1,106	1,431	1,756	2,213
Income Taxes Payable	164	206	252	269	—	269	—	—	—		—		—	—	—	—	—	—	8,201
Deferred Income Tax	0	—	—	—	—	—	—	—	—		—		—	—	—	—	—	—	—
Other Current Liabilities	39,652	24,394	21,590	20,433	(1,200)	19,233	17,312	18,732	21,884		(9,080)	—	12,804	18,439	18,780	19,265	20,277	24,023	34,188

Total Current Liabilities	96,965	91,632	81,850	78,747	(32,347)	46,400	49,027	53,539	59,202		(46,398)	25,000	37,804	47,593	58,607	69,071	92,811	122,093	78,632
Long Term Borrowings	—	—	—	—	61,250	61,250	61,250	66,250	66,250		(66,250)		—	—	—	—	—	—	—
Long Term Deferred Taxes	38,488	38,488	38,488	38,488	—	38,488	38,488	38,488	38,488		(38,488)		—	0	0	0	0	0	0
Long Term Debt	141,092	140,762	140,425	140,088	(11,100)	128,988	128,381	128,074	127,755		(126,859)	77,500	78,396	78,387	78,378	78,370	77,611	77,602	77,594
Other Long Term Liabilities	16,703	16,463	16,372	16,133	—	16,133	16,163	16,329	16,398		(15,273)	100	1,225	1,678	1,928	2,176	2,223	2,621	2,669
Other Party Interests in Consolidated Entities	1,684	1,935	1,805	1,510	—	1,510	1,427	1,422	1,225		(1,225)	—	—	514	437	459	597	617	821

Total Liabilities	294,931	289,281	278,940	274,967	17,803	292,770	294,737	304,103	309,318		(294,493)	102,600	117,425	128,172	139,350	150,076	173,242	202,934	159,715

Stockholder’s Equity:
New Equity	—	—	—	—	—	—	—	—	—			30,000	30,000	30,000	30,000	30,000	30,000	30,000	30,000
Capital in Excess of Par Value	(1)	(1)	(1)	(1)	—	(1)	(1)	(1)	(1)		1		—	—	—	—	—	—	—
Investor Group Equity	276,827	276,827	276,827	276,827	—	276,827	276,827	276,827	276,827		(276,827)		—	—	—	—	—	—	—
Comprehensive Income/Loss	(2,896)	(2,877)	(2,859)	(2,840)	—	(2,840)	(2,813)	(2,794)	(2,776)		2,776		—	—	—	—	—	—	—
Dividend Payment	0					—							—
Restructure Fees	0				(1,861)	(1,861)	(3,933)	(5,547)	(14,609)		14,609
Retained Earnings	(195,265)	(198,337)	(205,640)	(215,081)	—	(215,081)	(220,563)	(223,994)	(224,581)		224,581	—	—	(1,726)	(3,565)	(4,894)	(9,763)	(11,815)	13,442

Total Stockholder’s Equity	78,665	75,611	68,327	58,905	(1,861)	57,045	49,517	44,490	34,859		(34,859)	30,000	30,000	28,274	26,435	25,106	20,237	18,185	43,442
Total Liabilities & Stockholder’s Equity	$373,597	$364,892	$347,268	$333,872	$15,942	$349,814	$344,253	$348,593	$344,177	-$	329,352	$132,600	$147,425	$156,446	$165,785	$175,182	$193,480	$221,119	$203,156

	0	0	0	0	0.0	0	0	0	(0)		(108,962)	108,962	0	0	0	0	0	0	0
2014
Availability		34,820	24,125	9,220			45,318	46,273	40,506					15,441	12,691	16,943	19,325	23,637	49,981

1

Brookstone Company Balance Sheet - 2015 Plan	Non - GOB

		Plan	Plan	Plan	Plan	Plan	Plan	Plan	Plan	Plan	Plan	Plan	Plan
	Dec	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
Assets
Current Assets:
Cash	$28,964	$26,319	$9,669	$7,371	$1,500	$1,500	$3,326	$1,500	$1,500	$1,500	$1,500	$1,500	$43,485
Accounts Receivable	16,217	14,776	10,492	10,201	10,047	11,646	11,552	14,364	13,667	18,059	21,127	23,150	18,962
Inventory	81,597	90,148	71,114	59,726	64,974	65,447	66,031	69,896	76,654	86,694	101,680	120,703	88,959
Prepaid Expenses and other current assets	6,652	6,993	7,467	6,776	6,172	6,184	7,069	6,739	7,316	6,608	6,282	6,721	7,384
Income Tax Receivable	—	519	2,535	5,403	6,780	7,401	7,004	7,540	8,160	8,478	10,882	11,630	—
Deferred Taxes	—	—	—	—	—	—	—	—	—	—	—	—	—

Total Current Assets	133,430	138,755	101,277	89,477	89,474	92,178	94,982	100,039	107,298	121,339	141,470	163,704	158,789
Property and equipment, net	36,518	36,053	35,849	35,624	36,779	38,049	37,623	38,712	39,466	40,394	44,339	43,854	43,370
Capitalized Lease	1,213	1,208	1,204	1,200	1,196	1,192	1,188	1,183	1,179	1,175	1,171	1,167	1,162
Other Assets	2,639	2,677	2,135	3,228	2,452	3,774	2,166	2,477	2,056	3,454	3,378	5,698	2,319
Other Assets-Debt Issuance Fees	—	—	—	—	—	—	—	—	—	—	—	—	—
Asset Revaluation	29,356	29,356	29,356	29,356	29,356	29,356	29,356	29,356	29,356	29,356	29,356	29,356	29,356
Intangible Assets	0	0	0	0	0	0	0	0	0	0	0	0	0
Goodwill	0	0	0	0	0	0	0	0	0	0	0	0	0

Total Assets	$203,156	$208,050	$169,822	$158,884	$159,257	$164,548	$165,315	$171,767	$179,356	$195,718	$219,714	$243,779	$234,997

Liabilities and Stockholder’s Equity
Current Liabilities:
Line of Credit	$0	$0	$0	$0	$5,470	$11,082	$0	$14,558	$23,903	$27,335	$51,985	$56,997	$0
Accounts Payable	34,030	46,527	16,002	21,320	20,964	19,692	26,888	23,328	21,894	32,197	35,599	51,501	56,879
Interest Payable	2,213	2,538	2,863	3,319	3,644	3,969	4,425	4,750	5,075	5,531	5,856	6,181	6,638
Income Taxes Payable	8,201	8,201	8,201	—	—	—	—	—	—	—	—	—	3,688
Deferred Income Tax	0	—	—	—	—	—	—	—	—	—	—	—	—
Other Current Liabilities	34,188	27,865	23,355	19,991	18,075	19,484	23,186	19,659	19,918	22,387	22,690	26,398	38,786

Total Current Liabilities	78,632	85,131	50,421	44,630	48,152	54,227	54,499	62,294	70,790	87,450	116,130	141,078	105,990
Long Term Borrowings	—	—	—	—	—	—	—	—	—	—	—	—	—
Long Term Deferred Taxes	0	0	0	0	0	0	0	0	0	0	0	0	0
Long Term Debt	77,594	76,835	76,826	76,817	76,059	76,050	76,029	75,270	75,261	75,253	74,494	74,485	74,476
Other Long Term Liabilities	2,669	2,706	2,759	2,799	2,836	3,123	3,161	3,198	3,435	3,665	3,694	4,074	4,102
Other Party Interests in Consolidated Entities	821	821	690	396	313	308	110	400	323	345	482	502	706

Total Liabilities	159,715	165,492	130,697	124,642	127,359	133,708	133,799	141,162	149,809	166,713	194,801	220,139	185,276

Stockholder’s Equity:
Common Stock, Par Value	30,000	30,000	30,000	30,000	30,000	30,000	30,000	30,000	30,000	30,000	30,000	30,000	30,000
Capital in Excess of Par Value	—	—	—	—	—	—	—	—	—	—	—	—	—
Investor Group Equity	—	—	—	—	—	—	—	—	—	—	—	—	—
Comprehensive Income/Loss	—	—	—	—	—	—	—	—	—	—	—	—	—
Dividend Payment	—
Restructure	—	—	—	—	—	—	—	—	—	—	—	—	—
Retained Earnings	13,442	12,558	9,125	4,242	1,897	840	1,516	604	(453)	(994)	(5,088)	(6,361)	19,721

Total Stockholder’s Equity	43,442	42,558	39,125	34,242	31,897	30,840	31,516	30,604	29,547	29,006	24,912	23,639	49,721
Total Liabilities & Stockholder’s Equity	$203,156	$208,050	$169,822	$158,884	$159,256	$164,548	$165,315	$171,766	$179,356	$195,718	$219,713	$243,779	$234,996

	0	0	0	0	0	0	0	0	0	0	0	0	0
2015
Availability Excess Before Cash Dominion		53,346	42,401	35,205	32,309	28,262	36,819	26,904	23,517	31,884	28,092	33,824	56,366
2014
Availability Excess Before Cash Dominion		34,820	24,125	9,220	45,318	46,273	40,506	15,441	12,691	16,943	19,325	23,637	49,981

1

Brookstone Company Balance Sheet - 2016 Plan	Non - GOB

		Plan	Plan	Plan	Plan	Plan	Plan	Plan	Plan	Plan	Plan	Plan	Plan
	Dec	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
Assets
Current Assets:
Cash	$43,485	$23,010	$14,041	$14,513	$2,434	$1,500	$13,146	$1,500	$1,500	$1,500	$1,500	$1,500	$66,948
Accounts Receivable	18,962	17,219	12,244	11,902	11,132	12,981	12,329	16,741	16,025	21,161	24,886	26,810	22,154
Inventory	88,959	91,469	75,149	63,733	67,657	68,425	68,011	71,144	79,797	89,651	106,729	124,779	94,712
Prepaid Expenses and other current assets	7,384	7,646	8,227	7,380	6,668	6,679	7,784	7,374	8,085	7,211	6,765	7,354	8,172
Income Tax Receivable	—	212	1,920	4,480	5,545	5,852	5,141	5,364	5,669	5,666	7,754	8,184	—
Deferred Taxes	—	—	—	—	—	—	—	—	—	—	—	—	—

Total Current Assets	158,789	139,556	111,582	102,008	93,436	95,437	106,412	102,124	111,077	125,189	147,634	168,628	191,985
Property and equipment, net	43,370	42,839	42,560	42,254	43,750	45,386	45,303	46,515	47,609	48,822	50,702	50,147	49,593
Capitalized Lease	1,162	1,158	1,154	1,150	1,146	1,142	1,137	1,133	1,129	1,125	1,121	1,116	1,112
Other Assets	2,319	2,268	1,614	2,969	2,028	3,665	1,702	2,096	1,592	3,321	3,241	6,105	1,964
Other Assets-Debt Issuance Fees	—	—	—	—	—	—	—	—	—	—	—	—	—
Asset Revaluation	29,356	29,356	29,356	29,356	29,356	29,356	29,356	29,356	29,356	29,356	29,356	29,356	29,356
Intangible Assets	0	0	0	0	0	0	0	0	0	0	0	0	0
Goodwill	0	0	0	0	0	0	0	0	0	0	0	0	0

Total Assets	$234,997	$215,177	$186,266	$177,737	$169,715	$174,986	$183,910	$181,224	$190,762	$207,812	$232,053	$255,352	$274,011

Liabilities and Stockholder’s Equity
Current Liabilities:
Line of Credit	$0	$0	$0	$0	$0	$3,532	$0	$4,996	$13,945	$19,110	$40,750	$47,086	$0
Accounts Payable	56,879	45,836	23,007	25,850	22,334	22,241	29,128	25,721	25,894	34,625	40,690	54,733	69,900
Interest Payable	6,638	6,963	7,288	7,744	8,069	8,394	8,850	9,175	9,500	9,956	10,281	10,606	11,063
Income Taxes Payable	3,688	3,688	3,688	—	—	—	—	—	—	—	—	—	7,524
Deferred Income Tax	0	—	—	—	—	—	—	—	—	—	—	—	—
Other Current Liabilities	38,786	30,766	27,354	23,835	21,624	23,380	27,463	23,674	24,133	26,585	26,942	29,877	45,506

Total Current Liabilities	105,990	87,252	61,336	57,429	52,027	57,547	65,441	63,567	73,472	90,275	118,662	142,302	133,992
Long Term Borrowings	—	—	—	—	—	—	—	—	—	—	—	—	—
Long Term Deferred Taxes	0	0	0	0	0	0	0	0	0	0	0	0	0
Long Term Debt	74,476	73,718	73,709	73,700	72,942	72,933	72,912	72,153	72,144	72,135	71,377	71,368	71,359
Other Long Term Liabilities	4,102	4,140	4,193	4,233	4,270	4,556	4,595	4,632	4,869	5,098	5,128	5,508	5,536
Other Party Interests in Consolidated Entities	706	706	576	281	198	194	-4	286	208	231	368	388	592

Total Liabilities	185,276	165,817	139,814	135,643	129,436	135,230	142,943	140,637	150,693	167,740	195,535	219,566	211,479

Stockholder’s Equity:
Common Stock, Par Value	30,000	30,000	30,000	30,000	30,000	30,000	30,000	30,000	30,000	30,000	30,000	30,000	30,000
Capital in Excess of Par Value	—	—	—	—	—	—	—	—	—	—	—	—	—
Investor Group Equity	—	—	—	—	—	—	—	—	—	—	—	—	—
Comprehensive Income/Loss	—	—	—	—	—	—	—	—	—	—	—	—	—
Dividend Payment	—
Restructure	—	—	—	—	—	—	—	—	—	—	—	—	—
Retained Earnings	19,721	19,361	16,452	12,094	10,279	9,757	10,967	10,587	10,069	10,073	6,518	5,786	32,532

Total Stockholder’s Equity	49,721	49,361	46,452	42,094	40,279	39,757	40,967	40,587	40,069	40,073	36,518	35,786	62,532
Total Liabilities & Stockholder’s Equity	$234,996	$215,177	$186,266	$177,737	$169,715	$174,986	$183,910	$181,224	$190,762	$207,812	$232,053	$255,352	$274,011

	0	0	0	0	0	0	0	0	0	0	0	0	0
2016
Availability Excess Before Cash Dominion		61,921	52,920	45,971	47,409	45,381	45,773	46,166	44,655	52,079	49,972	43,735	68,795

EXHIBIT C

UNAUDITED LIQUIDATION ANALYSIS OF THE DEBTOR

Brookstone Company

Projected June 30 2014 Balance Sheet -Plan and Liquidation Analysis

		Chapter 7 Low		Chapter 7 High		Chapter 11 POR
	June Post DIP Projection	% Recovery	Amount	% Recovery	Amount	% Recovery	Amount	Notes / Comments
Projected Balance Sheet Assets as of June 30, 2014
Current Assets:
Cash—Wells Treasury Reserve	—
Accounts Receivable Proceeds	14,018		5,269		6,623			Whole sale and credit card hold back projection
Inventory—Capitalized Procurement Costs
Stock Ledger Inventory (Balance Sheet projection less capitalized procurement costs)	56,200	30%	16,860	60%	33,720

Total Current Assets	77,097		22,129		40,343

Property and equipment, net	37,266		1,000		2,000
Corporate HQ			4,000		9,500
Real Property Leases			500		2,000
Goodwill (Brand and other IP)	—		10,000		40,000
SPA agreement net of GUC Claim Pool Fund							114,230	Cash proceeds (Less, $1,250 GUC settlement, $3,400 Defined Benefit Reserve, $2,200 Estimated Workers Comp Reserve, $800K Contract Cures Plus $1,800 LC Reimbursement
New Notes Issued at Close							7,500	Par Value Issued at Closing

Total Assets / Proceeds	116,205		37,629		93,843		121,730

Administrative Expenses
Corporate IT, Accounting and A/R to support GOB sales, DC and Freight costs to ship merchandise to stores- 13 weeks			—		2,500		—
Defined benefit plan termination costs (Admin portion)			1,200		1,200		—	Assumed by buyer in Chapter 11 Scenario
Gift Cards 50% redeemed during GOB sale process					4,250			Assumed by buyer in Chapter 11 Scenario
Priority Tax
Tax liability created out of an asset sale transaction			24,050		24,050		50
Less Liquidation Costs
Chapter 7 Trustee (3% of Asset Sale Proceeds)			1,129		2,815		—
Chapter 7 Trustee Professionals			1,000		1,000
Wind Down Costs			750		750		750

Proceeds Available for Creditors After Liquidation Costs			9,500		57,278		120,980
Sr. Secured Creditor Liabilities
DIP Balance—Net of Wells Treasury Reserve			84,254		84,254		84,254
% coverage of Secured Creditor Liability			11%		68%		144%
Proceeds available for Second Lien			—		—		36,726
Second Lien Secured Creditor Liabilities
Bond Holder Debt			107,300		107,300		107,300
% coverage for Second Lien Creditors			0%		0.0%		34.2%
Proceeds available for Unsecured Creditors			—		—		—
General Unsecured Liabilities—Trade and Expense vendors net of cure costs	8,830		8,830		8,830		8,830
Lease Rejection Damage Claims			60,000		60,000		2,000	Assumes 10 leases with and average of $200K 502(b)(6) claim
Customer Programs
Unredeemed Gift Certificates	8,500		8,500		4,250		—	Assumed by buyer in Chapter 11 Scenario
Deferred Revenue-Sales Returns	4,571		4,571		4,571		—	Assumed by buyer in Chapter 11 Scenario
Merchandise Credit Liability—Sales	288		288		288		—	Assumed by buyer in Chapter 11 Scenario
Defined Benefit Plan—Unsecured Portion Net of Admin Expense	3,145		1,945		1,945		—	Assumed by buyer in Chapter 11 Scenario
Retiree Health Benefit Plan			1,000		1,000		—	Assumed by buyer in Chapter 11 Scenario
Employee Health Benefit Plan			750		750		—	Assumed by buyer in Chapter 11 Scenario
Bondholder Deficiency Claim			107,300		107,300		70,574
Less New Notes			—		—

Total General Unsecured Creditor Liabilities			193,183		188,934		81,404

Amount Available for General Unsecured Creditors			—		—		1,250	Per agreement with GUC
Projected General Unsecured Creditor Claim Amount			85,883		81,634		10,830
% coverage			0%		0%		11.5%

EXHIBIT D

CORPORATE STRUCTURE CHART

Case 14-10752-BLS Doc 351-4 Filed 05/16/14 Page 2 of 3

BROOKSTONE CORPORATE STRUCTURE

Members of Management
Members of Investor Group
OSIM Brookstone Holdings, Inc. (CI)
General Partner
0%
Limited Partners
Members of Management
Class A, B & E Interests
Members of Investor Group
Class C, D, Preferred & Common Interests
100%
OSIM Brookstone Holdings LP. (CI)
100%
Brookstone Holdings Corp. (DE)
100%
Brookstone, Inc. (DE)
100%
Brookstone Company, Inc. (NH)
100%
Brookstone Retail Puerto Rico, Inc. (PR)
100%
Brookstone International Holdings, Inc. (NH)
100%
Brookstone Purchasing, Inc. (NH)
100%
Brookstone Stores, Inc. (NH) **
100%
Gardners Eden, Inc. (NH)
100%
Brookstone Military Sales, Inc. (NH)
50%
50%
Advanced Audio Concepts, Limited (Hong Kong)
Big Blue Audio LLC
100%
100%
Brookstone Holdings, Inc. (NH)
100%
Brookstone Properties, Inc. (NH) **

8/1/2013

**Please see attached Airport Joint Venture Structure

Case 14-10752-BLS Doc 351-4 Filed 05/16/14 Page 3 of 3

BROOKSTONE CORPORATE STRUCTURE
AIRPORT JOINT VENTURES

Brookstone Stores, Inc. (NH)
Brookstone Holdings, Inc. (NH)
100%
Big Blue Audio LLC
Brookstone Properties, Inc. (NH)
Brookstone O'Hare, LLC 70%
Brookstone/National Concessions Management Joint Venture (Nevada JV) 80%
National Concessions Management Brookstone Stores Georgia. LLC 49%
Brookstone Charlotte, LLC 74%
AREAS Brookstone Atlanta JV, LLC 49%
Brookstone Stores DTW, LLC 74%
Brookstone Dallas Fort Worth, LLC 65%
Brookstone Stores SAT, LLC 78%
Brookstone O'Hare II, LLC 70%
Brookstone O'Hare T-5, LLC 80%
National Concessions Management Brookstone Stores Georgia II, LLC 64%
Brookstone Houston T-B, LLC 65%

Nevada JV = Brookstone/National Concessions Management Joint Venture
JFK LLC = National Concessions Management Brookstone Stores JFK LLC
Georgia LLC = National Concessions Management Brookstone Stores Georgia LLC
Areas Brookstone LLC = Areas Brookstone Atlanta JV, LLC

8/1/2013

EXHIBIT E

REORGANIZED HOLDCO NOTE TERMS

TERM SHEET SUMMARY OF NEW SUBORDINATED, THIRD LIEN NOTES

Facility:	New subordinated, third lien notes (the “New Subordinated Notes”).

Issuer:	Reorganized HoldCo.

Guarantors:	Guaranteed, on a joint and several basis, by all present and future direct and indirect subsidiaries of Issuer that from time to time provide a guaranty with respect to the Senior Exit Facilities (as defined below).

Principal Amount:	$7,500,000; subject to adjustment as of the Effective Date in accordance with the terms of the SPA.

Maturity:	The later of (i) 7 years after the Effective Date and (ii) 180 days following the payment in full of the Senior Exit Facilities (such date, the “Maturity Date”).

Coupon:

10% per annum, payable semi-annually in arrears, payable-in-kind (or cash at the option of the Issuer, but solely to the extent not prohibited by the Senior Exit Facilities).

Default rate of interest: additional 2.0%.

Security:	Secured by perfected third-priority liens on all assets of Issuer and its Subsidiaries that secure the Senior Exit Facilities, in each case, solely to the extent such security interest may be perfected by the filing of a UCC financing statement. In no event shall any control agreements, access agreements, bailee agreements, landlord waiver agreements or any similar collateral protection or perfection actions be required for the benefit of the holders of the New Subordinated Notes (notwithstanding that such agreements may exist in favor of the lenders under the Senior Exit Facilities).

Priority/Intercreditor Terms:

The New Subordinated Notes will be deeply subordinated, silent, third-lien and junior in right and time of payment to the first lien revolving and term loan facilities and the second lien senior secured notes (collectively, including any refinancings thereof, the “Senior Exit Facilities”) and will rank senior to all equity holders of the Issuer. The holders of the New Subordinated Notes (the “Noteholders”) will enter into such subordination agreements as may be requested by the senior lenders to evidence such subordination, which subordination agreements shall be in form and substance satisfactory to senior lenders in their sole and absolute discretion.

Intercreditor terms will include, but are not limited to, the following terms:

•   Except to the extent not prohibited by the Senior Exit Facilities, no payments or other distributions whatsoever shall be made with respect to the New Subordinated Notes until the Maturity Date

•   If a payment is made prior to the Maturity Date, such proceeds will be held in trust for the benefit of the senior lenders and promptly delivered to the senior lenders

•   Senior lenders may consent to the use of cash collateral or provide financing (including debtor-in-possession financing) to the Issuer on terms and conditions (including amounts) as determined in their sole discretion and the Issuer may grant liens and security interests to the senior lenders all without notice or consent to the Noteholders

•   The Noteholders agree not to

•   take any enforcement action with respect to the New Subordinated Notes until the Maturity Date

•   participate or seek to participate or vote in any bankruptcy claim or other proceeding (such provision shall not affect the ability of the senior lenders to consent to any such proceeding or action in their sole discretion or to vote the Noteholders’ claim)

•   object to a sale under Section 363 of the Bankruptcy Code

•   seek or assert any right they may have to “adequate protection”

•   seek to lift any stay

•   otherwise interfere, contest, inhibit or encourage any other party to interfere, contest or inhibit the rights, remedies or any action of the Senior lenders

•   the Noteholders waive all notification rights from the senior lenders and waive all rights to direct or object or consent to any dispositions of collateral (including the time and manner of sale)

•   The Noteholders agree to deliver and file any proofs of claim as requested by the senior lenders; provided that, the senior lenders have no obligation to so direct the Noteholders

•   The New Subordinated Notes will include a subordination legend

•   No amendments or modifications to the terms of the New Subordinated Notes will be permitted without the consent of the senior lenders (no consent of Noteholders will be necessary to amend the terms of the Senior Exit Facilities)

•   Until the Maturity Date, no Noteholder shall take any action with respect to any collateral or any other assets of the company. If any collateral or proceeds are received will be held in trust for the benefit of the senior lenders and promptly delivered to the senior lenders

•   Noteholders will not exercise any right of set off against any collateral and will waive all right of subrogation against the Issuer until the Maturity Date.

•   All guaranties and collateral will automatically be released upon a release of such guaranties and collateral under the Senior Exit Facilities.

Call Protection / Change of Control:	101% of then-current principal amount (including any interest previously paid by increasing the principal amount) plus accrued and unpaid interest, if any.

Covenants:

•   The Issuer will provide quarterly and annual financial statements at such times as they are provided to the lenders under the Senior Exit Facilities and will agree to limitations on the payment of distributions to equity holders prior to the payment in full of the New Subordinated Notes (other than tax distributions and other customary provisions to be agreed, including exceptions for any management agreement fees and expenses from time to time permitted to be paid to Spencer and its affiliates under the Senior Exit Facilities). The New Subordinated Notes will not otherwise contain issuer covenants, including covenants associated with the incurrence or modification of indebtedness or liens, or the consummation of acquisitions, investments or dispositions.

Events of Default:	Events of Default will be limited to payment and bankruptcy defaults. The New Subordinated Notes will not contain any cross-defaults to any of the Issuer’s other indebtedness.

Governing Law:	New York.

Definitive Documentation:	The definitive documentation governing the New Subordinated Notes shall be consistent with the terms hereof and satisfactory in all respects to the lenders under the Senior Exit Facilities. The New Subordinated Notes shall not be qualified under the Trust Indenture Act.

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